UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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2024	Notice of Annual Meeting and Proxy Statement

Semtech Corporation 200 Flynn Road Camarillo, California 93012
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 10, 2024

To Our Stockholders:
Notice is hereby given that the 2024 Annual Meeting of Stockholders of Semtech Corporation (the “Company”) will be held at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012 on Monday, June 10, 2024 at 1:30 p.m., Pacific Time. The purposes of the meeting are to:
1.    elect 12 directors nominated by the Company’s Board of Directors to hold office until the next annual meeting and until their respective successors are duly elected and qualified;
2.    ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2025;
3.    approve, on an advisory basis, executive compensation;
4.    approve a proposal to amend and restate the Semtech Corporation 2017 Long-Term Equity Incentive Plan; and
5.    transact any other business which may properly come before the 2024 Annual Meeting of Stockholders or any adjournments or postponements thereof.
The record date for the determination of the stockholders entitled to notice of and to vote at the 2024 Annual Meeting of Stockholders was the close of business on April 11, 2024. Holders of a majority of the outstanding shares of the Company’s common stock as of the record date must be present in person or by proxy in order to transact business at the meeting. A list of the stockholders as of the record date will be available for inspection by any stockholder at the Company’s offices located at 200 Flynn Road, Camarillo, California 93012, during ordinary business hours beginning on May 31, 2024.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 10, 2024: This Notice of Annual Meeting of Stockholders, the Proxy Statement and our Annual Report to Stockholders for fiscal year 2024, including our Form 10-K for the fiscal year ended January 28, 2024, are available at www.proxyvote.com. These materials are also available on our website at https://investors.semtech.com/ar2024 which does not have “cookies” that identify visitors to the site. Our proxy materials can be accessed without requiring the use of a control number.
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2024 Annual Meeting of Stockholders, we urge you to vote and submit your proxy by the Internet, telephone or mail using the instructions on the Notice of Internet Availability of Proxy Materials, or your proxy card or voting instruction form if you received a paper copy of the proxy materials in order to ensure the presence of a quorum.
By Order of the Board of Directors
Jeffrey Gutierrez
Secretary
April 29, 2024
Camarillo, California

ATTENDING THE 2024 ANNUAL MEETING OF STOCKHOLDERS
For stockholders of record, the Notice of Internet Availability of Proxy Materials or proxy card is your ticket to the 2024 Annual Meeting of Stockholders. Please present your ticket together with picture identification when you reach the registration area at the 2024 Annual Meeting of Stockholders.
For stockholders who hold shares through a broker, bank or other nominee, please use a copy of your latest account statement showing your investment in our common stock as of the record date as your admission ticket for the meeting. Please present your account statement together with picture identification when you reach the registration area at the 2024 Annual Meeting of Stockholders. If you hold your shares through a broker, bank or other nominee, you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the 2024 Annual Meeting of Stockholders. A copy of your account statement is not sufficient for this purpose.

Semtech Corporation 2024 Proxy Statement	i

Semtech Corporation 2024 Proxy Statement	ii

Special Note
Regarding Forward-Looking and Cautionary Statements
This Notice of Annual Meeting of Stockholders and Proxy Statement contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, operating results, and liquidity. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “estimate,” “should,” “could,” “designed to,” “projections,” or “business outlook,” or other similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the Company's ability to comply with, or pursue business strategies due to, the covenants under the agreements governing its indebtedness; the Company's ability to remediate material weaknesses in its internal control over financial reporting, discovery of additional weaknesses, and its ability to achieve and maintain effective disclosure controls and procedures and internal control over financial reporting; the Company's ability to forecast and achieve anticipated net sales and earnings estimates in light of periodic economic uncertainty; the inherent risks, costs and uncertainties associated with integrating Sierra Wireless, Inc. ("Sierra Wireless") successfully and risks of not achieving all or any of the anticipated benefits, or the risk that the anticipated benefits may not be fully realized or take longer to realize than expected; the uncertainty surrounding the impact and duration of supply chain constraints and any associated disruptions; export restrictions and laws affecting the Company’s trade and investments, and tariffs or the occurrence of trade wars; worldwide economic and political disruptions, including as a result of inflation and current geopolitical conflicts; tightening credit conditions related to the United States banking system concerns; competitive changes in the marketplace including, but not limited to, the pace of growth or adoption rates of applicable products or technologies; downturns in the business cycle; decreased average selling prices of the Company’s products; the Company’s reliance on a limited number of suppliers and subcontractors for components and materials; changes in projected or anticipated end-user markets; future response to and effects of public health crises; and the Company's ability to forecast its annual non-GAAP normalized tax rate due to material changes that could occur during the fiscal year, which could include, but are not limited to, significant changes resulting from tax legislation, acquisitions, entity structures or operational charges and other significant events. Additionally, forward-looking statements should be considered in conjunction with the cautionary statements contained in the Company’s Annual Report on Form 10-K, including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and those set forth under “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission (“SEC”). In light of the significant risks and uncertainties inherent in the forward-looking information included therein and herein that may cause actual performance and results to differ materially from those predicted, any such forward-looking information should not be regarded as representations or guarantees by the Company of future performance or results, or that its objectives or plans will be achieved, or that any of its operating expectations or financial forecasts will be realized. Reported results should not be considered an indication of future performance. Investors are cautioned not to place undue reliance on any forward-looking information contained herein, which reflect management’s analysis only as of the date hereof.
These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to publicly release the results of any update or revision to any forward-looking statement that may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated or future events, or otherwise.
In addition to regarding forward-looking statements with caution, you should consider that the preparation of the consolidated financial statements requires us to draw conclusions and make interpretations, judgments, assumptions and estimates with respect to certain factual, legal, and accounting matters. Our consolidated financial statements might have been materially impacted if we had reached different conclusions or made different interpretations, judgments, assumptions or estimates.
Website References
We make references to our website, www.semtech.com, in this Proxy Statement. The information on our website is for informational purposes only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report that we file with the SEC.

Semtech Corporation 2024 Proxy Statement	iii

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SEMTECH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
June 10, 2024

PROXY STATEMENT SUMMARY
This Proxy Statement Summary highlights information contained elsewhere in this Proxy Statement, which is first being sent or made available to stockholders on or about April 29, 2024. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.

References in this Proxy Statement to “we,” “our,” “us” or “Semtech” refer to Semtech Corporation.

2024 Annual Meeting of Stockholders

Date and Time	Location	Record Date
Monday, June 10, 2024 1:30 p.m., Pacific Time	200 Flynn Road, Camarillo, California 93012	April 11, 2024
Matters To Be Voted Upon
The following table summarizes the proposals to be voted upon at the 2024 Annual Meeting of Stockholders to be held on June 10, 2024 (the “Annual Meeting”) and voting recommendations of the Board of Directors (the “Board”) with respect to each proposal.

Proposals		Board Recommendation	Page Reference

1.	Elect the 12 directors nominated by the Company’s Board of Directors to hold office until the next annual meeting and until their respective successors are duly elected and qualified	FOR each nominee	3

2.	Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2025	FOR	74

3.	Approve, on an advisory basis, executive compensation	FOR	76

4.	Approve a proposal to amend and restate the Semtech Corporation 2017 Long-Term Equity Incentive Plan	FOR	77

Semtech Corporation 2024 Proxy Statement	1

PROXY STATEMENT SUMMARY

 Director Nominees

Name	Age	Director Since	Independent	Committee Membership
Rockell N. Hankin	77	1988	Yes
Martin S.J. Burvill	65	2020	Yes	Audit Committee Compensation Committee Chair
Rodolpho C. Cardenuto	64	2018	Yes	Audit Committee
Gregory M. Fischer	60	2023	Yes	Nominating and Governance Committee
Saar Gillai	57	2018	Yes	Compensation Committee Nominating and Governance Committee
Hong Q. Hou	60	2023	Yes	Compensation Committee
Ye Jane Li	56	2016	Yes	Compensation Committee Nominating and Governance Committee Chair
Paula LuPriore	66	2020	Yes	Compensation Committee
Paul H. Pickle	53	2023	No	–
Julie G. Ruehl	58	2023	Yes	Audit Committee
Sylvia Summers Couder	71	2013	Yes	Audit Committee Chair Nominating and Governance Committee
Paul V. Walsh, Jr.	59	2023	Yes	Audit Committee Nominating and Governance Committee

Semtech Corporation 2024 Proxy Statement	2

ELECTION OF DIRECTORS
(Proposal Number 1)
Our business operates under the direction of our Board, which currently consists of twelve directors. Our Board, upon the recommendation of the Nominating and Governance Committee, has nominated 12 directors to be elected at the Annual Meeting, each to serve until the following annual meeting of stockholders and until his or her respective successor is elected and qualified. With the exception of Dr. Hou and Ms. Ruehl, all of the nominees were elected to their present terms of office by the stockholders at our 2023 annual meeting of stockholders.
On March 17, 2023, we entered into a cooperation agreement (the “Cooperation Agreement”) with Lion Point Capital, LP and certain of its affiliates (“Lion Point”). Pursuant to the Cooperation Agreement, Lion Point identified and the Board appointed Messrs. Fischer and Walsh to the Board in April 2023, and the Board identified and, following a good faith consultation with Lion Point, appointed Dr. Hou and Ms. Ruehl to the Board in July 2023 and December 2023, respectively. The Cooperation Agreement, including the right of Lion Point to designate directors for appointment to the Board, terminated in February 2024.
Based on the Director Nominations Policy of the Board and upon the recommendation of the Nominating and Governance Committee, the Board has selected all twelve of the current directors―Rockell N. Hankin, Martin S.J. Burvill, Rodolpho C. Cardenuto, Gregory M. Fischer, Saar Gillai, Hong Q. Hou, Ye Jane Li, Paula LuPriore, Paul H. Pickle, Julie G. Ruehl, Sylvia Summers Couder and Paul V. Walsh, Jr.―as its nominees for election to the Board at the Annual Meeting. Dr. Hou and Ms. Ruehl will be standing for election to the Board by our stockholders for the first time at the Annual Meeting.
All of the nominees have consented to be named as nominees, and have indicated their intent to serve if elected. Unless a stockholder directs otherwise in its proxy it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If any nominee is unable to serve, or for good cause will not serve, the named proxy holders will vote the shares for such other person, if any, as shall be designated by the Board or the Board may reduce the number of directors constituting the Board. Our Board currently has no knowledge or reason to believe that any of the nominees will be unable or unwilling to serve for good cause if elected.

Semtech Corporation 2024 Proxy Statement	3

ELECTION OF DIRECTORS (Proposal Number 1)
Our Board has a breadth of experience and reflects a diversity of perspectives and backgrounds.
Snapshot of Board Diversity(1)
(1)    The above represents our Board diversity assuming election to the Board of the director nominees named in this Proxy Statement at the Annual Meeting.
Our Board understands and appreciates the value and enrichment provided by a diverse board. As such, we actively seek diverse director candidates (see “Corporate Governance – Criteria and Diversity for Board Membership”).

Board Diversity Matrix (as of April 29, 2024)
Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	8	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	1	1	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	1	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Semtech Corporation 2024 Proxy Statement	4

ELECTION OF DIRECTORS (Proposal Number 1)

✓	The Board recommends a vote FOR the election of each of the nominees listed below

Rockell N. Hankin Age 77 Director since 1988 Chairman of the Board since 2006

Private investor from January 2006 to date. Chief Executive Officer and Principal, Hankin & Co., a diversified business advisory and investment banking firm from June 1986 through December 2005. Chairman of the Board of the Kavli Foundation.
Mr. Hankin has spoken on corporate governance issues including at the Duke Capital Markets Director’s Education Institute, UCLA’s Director Certification Program, the University of Maryland Directors’ Institute and various other corporate governance programs.
Qualifications: Mr. Hankin’s qualifications to serve as a member of the Board include his 33 years of experience as Director of the Company which we believe provides our Board with specific expertise and insight into our business, his experience as a former chairman or a former director of other public and private companies and his advisory and corporate governance expertise.

Martin S.J. Burvill Age 65 Director since October 2020 Audit Committee Compensation Committee Chair

Held a variety of positions at Verizon Communications from 2006 through his retirement in 2019. From 2016 through 2019, Mr. Burvill was President, Business Markets, which provides fixed and mobile (4G/5G) networking, Internet of Things (IoT), security, and Cloud/IT services to U.S. Small and Medium Businesses (SMB’s) and state and local governments. From 2012 through 2016, he was Senior Vice President Global Operations of Verizon Enterprise. Prior to 2012, he was Vice President, Europe, and Vice President Global Solutions of Verizon Enterprise. Previously held executive positions at MCI Communications, Nexagent, Internap, Racal Telecom, British Telecom and S.I.T.A.
Mr. Burvill worked in numerous countries around the world, including the United States, and in Europe, Asia, and South America. He serves on multiple private and institutional boards, including Independent Director of Nexar Inc., a leading vision / AI data services based provider of solutions for optimizing commercial and leisure based road transportation, since 2022; and the Dean’s Advisory Board and the Institute for International Economic Policy Executive Circle — both at the Elliot School of International Affairs at George Washington University.
Qualifications: Mr. Burvill’s qualifications to serve as a member of the Board include his extensive expertise in general management, business transformation, network services, digital transformation, Cloud-based services, cybersecurity, and a diverse set of other corporate functions. He is highly experienced in serving the needs of regulated and non-regulated industries, and national / local governments, Mr. Burvill has extensive leadership and transformation skills including: P&L ownership, sales, marketing, operations, product management, digital transformation, cloud-based services, cybersecurity, mergers and acquisitions, and a diverse set of other corporate functions.

Semtech Corporation 2024 Proxy Statement	5

ELECTION OF DIRECTORS (Proposal Number 1)

Rodolpho C. Cardenuto Age 64 Director since September 2018 Audit Committee

Chief Executive Officer of SEIDOR North America, a global technology consulting firm since November 2023. Prior to that, served as President, Applications Group of Vonage, a global business cloud communications company, from December 2019 to May 2023. Senior Vice President, Sales of Magic Leap, a private company focused on augmented reality products, from January 2019 until November 2019. President of SAP Americas, Inc. Global Partner Operations organization from 2014 to December 2018. Joined SAP in 2008 as President of SAP Latin America and the Caribbean and also served as President of SAP Americas in 2013. Held executive positions at Hewlett-Packard Company from 2001 to 2007, and prior to 2001, executive positions at Vesper, Nextel, and Hewlett-Packard Brasil Ltda.
Chairman of the Board of MIGNOW since February 2020, a private company specializing in SAP migration software.
Qualifications: Mr. Cardenuto’s qualifications to serve as a member of the Board include his more than 25 years of extensive and high level experience in the technology industry as well as his experience with global operations.

Gregory M. Fischer Age 60 Director since April 2023 Nominating and Governance Committee

Most recently served as Senior Vice President and General Manager at Broadcom Inc., a public company and an American designer, developer, manufacturer, and global supplier of a wide range of semiconductor and infrastructure software products, from 2014 to May 2021, and as Vice President and General Manager of the Carrier Access Business from 2004 to 2014. Previously, served as Vice President and General Manager of the Video Products Business Unit at Conexant Systems, Inc., an American-based software developer and fabless semiconductor company, from 2002 to 2004, and as Director of Product Marketing and Business Development, from 1997 to 2002. Earlier in his career, served as Manager of Corporate Business Development at Rockwell International Corporation (n/k/a Rockwell Automation, Inc.), a major American manufacturing conglomerate involved in aircraft, the space industry, defense and commercial electronics, components in the automotive industry, printing presses, avionics and industrial products, from 1994 to 1997, and served in several design engineering and program management positions at Rockwell Collins Avionics Co. (before being purchased by Raytheon Technologies Corporation), an avionics technology company, from 1985 to 1994. Has served as an independent advisor to Gerson Lehrman Group, Inc., a professional services firm, since December 2021, and AlphaSights Ltd., an information services company specializing in connecting clients with experts, since December 2021. Serves on the advisory board of Syntiant Corp., an edge-AI neural processor and modeling company since May 2023 and previously served as President at Fischer Family Community Outreach, a foundation dedicated to feeding, clothing and housing indigent residents of San Diego County, since 2017.
Qualifications: Mr. Fischer’s qualifications to serve as a member of the Board include 30 years of experience operating and scaling wireline and wireless semiconductor businesses through multiple economic and technology cycles. Mr. Fischer has also led M&A and post-merger strategies, focusing on product line integration and operating expense management to achieve profitable franchise growth. Mr. Fischer was initially appointed to the Board pursuant to the Cooperation Agreement.

Semtech Corporation 2024 Proxy Statement	6

ELECTION OF DIRECTORS (Proposal Number 1)

Saar Gillai Age 57 Director since September 2018 Compensation Committee Nominating and Governance Committee

Independent board director and Chief Executive Officer advisor to multiple start-ups since January 2020. Executive mentor at The Exco Group since October 2020. Chief Executive Officer and Director of Teridion, a Cloud-based networking company, from October 2017 to December 2019. Senior Vice President and General Manager of Hewlett Packard Enterprise’s Communications Solutions Business from October 2014 to October 2016. Senior Vice President, General Manager and Chief Operating Officer of HP Cloud from November 2012 to October 2014. Previously held executive positions at 3Com, Enfora, Tropos Networks, and Cisco Systems.
Chairman of the Board of Liquid Instruments, a private company focused on next generation test equipment since March 2021. Director of Xilinx, a public company and the leading provider of All Programmable FPGAs, SoCs, MPSoCs and 3D ICs from May 2016 to February 2022 (acquired by Advanced Micro Devices, Inc.). Director of SpaceIQ, a private company and provider of smart IWMS/CAFM facility management software from July 2017 to August 2019 (acquired by WeWork Companies LLC).
Qualifications: Mr. Gillai’s qualifications to serve as a member of the Board include his senior executive and board experience in both startups and public companies and his over 30 years of experience in the technology industry.

Hong Q. Hou Age 60 Director since July 2023 Compensation Committee

Dr. Hou currently serves as the President of the Semiconductor Group at Brooks Automation, a leading provider of automated wafer handling and contamination control solutions for semiconductor manufacturing equipment, a position he has held since February 2023. Prior to that, Dr. Hou held various positions at Intel Corporation, including Corporate Vice President of the Network and Edge Group from September 2022 to February 2023, Corporate Vice President & General Manager of the DPG Connectivity Group from April 2020 to September 2022, Corporate Vice President & General Manager of Silicon Photonics Division from January 2020 to April 2020 and Vice President of Data Center Group & General Manager of Silicon Photonics Division from August 2018 to January 2020. He held executive leadership positions at Fabrinet, AXT Inc., and EMCORE Corporation before that.
Qualifications: Dr. Hou's qualifications to serve as a member of the Board include his extensive experience as an accomplished multinational technology executive in leading global enterprises, winning with complex products in dynamic ultra-competitive markets. Dr. Hou was initially appointed to the Board pursuant to the Cooperation Agreement.

Semtech Corporation 2024 Proxy Statement	7

ELECTION OF DIRECTORS (Proposal Number 1)

Ye Jane Li Age 56 Director since 2016 Compensation Committee Nominating and Governance Committee Chair

Strategic Advisor, Diversis Capital, LLC, a private equity firm that invests in middle-market companies, since 2013. Chief Operating Officer, Huawei Enterprise USA, Inc., a company that markets information technology ("IT") products and solutions to datacenters and enterprises from 2012 to 2015. Previously, General Manager at Huawei Symantec USA, Inc. from 2010 to 2012. Consultant in 2009 to The Gores Group, a private equity firm focusing on the technology sector. Executive Vice President and General Manager at Fujitsu Compound Semiconductor Inc. and its joint venture with Sumitomo Electric Industries, Ltd., Eudyna Devices Inc., from 2004 to 2009. Prior to 2004, held executive and management positions with NeoPhotonics Corporation, Novalux Inc. and Corning Incorporated.
Director of PDF Solutions, Inc. since November 2021, a public company that provides comprehensive data solutions designed to empower organizations across the semiconductor ecosystem to improve the yield and quality of their products and operational efficiency for increased profitability. Director of CTS Corporation from May 2020 to May 2023, a public company and a leading designer and manufacturer of products that sense, connect and move. Director of Knowles Corporation since February 2018, a public company and leading supplier of advanced micro-acoustic, audio processing, and precision device solutions. Director of ServicePower since July 2017, a private company that provides mobile workforce management software solutions. Director of Women in Cable TV and Telecommunications from 1998 to 2001, a non-profit organization promoting women’s leadership in Cable TV and Telecommunications industries.
Qualifications: Ms. Li’s qualifications to serve as a member of the Board include her senior executive level experience in a wide range of technology companies from telecommunication components and systems, to semiconductor to IT and datacenters representing a variety of market segments Semtech serves, as well as her experience as a director of private and public companies. Her background and experience also provides the Board with invaluable insights into Asian markets, which are important strategic markets for us.

Paula LuPriore Age 66 Director since October 2020 Compensation Committee

Chief Executive Officer and Co-founder of WujiTech, Inc., a private Cloud-based company delivering bio-analytic software solutions from 2010 to 2023 and currently remains on its Board of Directors since 2011. From 2002 through 2010, she served at Asyst Technologies, Inc., a public robotic automation, technology and manufacturing company for the semiconductor industry, most recently as Interim Chief Executive Officer, and previously as Executive Vice President and Chief Operating Officer. Ms. LuPriore began her career as a software engineer at IBM and spent 23 years leading various organizations across product engineering, strategy, marketing, and technical sales. Her leadership roles included various Senior Executive roles such as Vice President of IBM’s Storage Networking Division where she led the product group targeting the Network Attached Storage (NAS) market.
Director of Saguaro Technology, Inc., a strategic software development company that specializes in Cloud computing, data analytics, IoT, and embedded systems, since 2024. In 2015, she served as an Independent Director of PCS Edventures Inc., a publicly traded technology company that designs and delivers education products and services for the science, technology, engineering, and mathematics market. Her role on its Board of Directors included serving on the audit and compensation committees.
Qualifications: Ms. LuPriore’s qualifications to serve as a member of the Board include her extensive experience as a Senior Executive in public global technology companies with a strong background in technology, product, strategy, and business operations. Her broad set of experience spans Information Technology Enterprise Software and Hardware, Semiconductor, and Networking markets, bringing expertise in Data Center, Cloud Computing, and Consulting Services across various industries in domestic and international markets.

Semtech Corporation 2024 Proxy Statement	8

ELECTION OF DIRECTORS (Proposal Number 1)

Paul H. Pickle Age 53 Director since June 2023

President and Chief Executive Officer of the Company since June 2023 and was the President and Chief Executive Officer and a member of the Board of Lantronix Corporation, a provider of secure data access and management solutions for the industrial Internet of Things (IoT), from April 2019 to June 2023.
Prior, Mr. Pickle served as President and Chief Operating Officer of Microsemi Corporation, a provider of semiconductor and system solutions, from November 2013 until Microsemi was acquired by Microchip Technology Inc. in May 2018. Prior to his position as President and Chief Operating Officer, he served Microsemi as Executive Vice President, leading business operations of the company’s Integrated Circuits group, where he played an integral role in the planning, developing, and execution of Microsemi’s leading edge IC solutions for communications, industrial, aerospace, and defense/security markets.
Mr. Pickle played a significant role in the successful expansion of Microsemi’s product portfolio, system and software solutions in the communications segment. During Mr. Pickle’s tenure at Microsemi that started in 2000, he held positions of increasing responsibility, including Corporate Vice President of Field Applications Engineering, as well as other senior positions in both sales and marketing/product development, including running Microsemi’s Analog and Mixed-Signal team as well as the Integrated Circuit group.
Qualifications: Mr. Pickle’s qualifications to serve as a member of the Board include his years of senior executive, management, and development experience at semiconductor and system solutions companies. Mr. Pickle’s current position as our President and Chief Executive Officer also brings to the Board knowledge of the day-to-day operations of the Company, which provides invaluable insight to our Board as it reviews the Company’s strategic and financial plans.

Julie G. Ruehl Age 58 Director since December 2023 Audit Committee

Served as Chief Financial Officer of Fly Leasing Limited, a global commercial aircraft leasing company, from August 2017 to August 2021 (formerly NYSE:FLY), Vice President and Chief Accounting Officer for Big Heart Pet Brands (and its predecessor, Del Monte Corporation), a producer, distributor and marketer of premium quality, branded pet products and food products in the U.S., from November 2011 to December 2015, and in senior financial positions with Del Monte Corporation and its parent, Del Monte Foods Company from May 2005 to October 2011. Additionally, served in a senior financial position with Sanmina Corporation, a global provider of electronics manufacturing services from 2002 to 2005 and prior to that, as an Audit Partner at Arthur Andersen LLP.
Serves as an independent director for Zevia PBC, a publicly traded “Certified B Corporation,” offering a broad portfolio of zero sugar, zero calorie, naturally sweetened beverages, since March 2021. Her role on its Board of Directors includes serving as chair of the audit committee and a member of the compensation committee. Served as a director and chair of the audit committee and member of the compensation committee of Wizeline, Inc., a global technology services company, from November 2021 to January 2024. Served as a director and chair of the audit committee of Wine.com, a leading online wine retailer, from March 2022 to November 2023.
Qualifications: Ms. Ruehl's qualifications to serve as a member of the Board include her extensive 25+ years of finance senior executive leadership experience in a wide range of public and private equity backed companies. Ms. Ruehl was initially appointed to the Board pursuant to the Cooperation Agreement.

Semtech Corporation 2024 Proxy Statement	9

ELECTION OF DIRECTORS (Proposal Number 1)

Sylvia Summers Couder Age 71 Director since 2013 Audit Committee Chair Nominating and Governance Committee

Prior to retirement, Ms. Summers Couder served as Chief Executive Officer, President and Director of Trident Microsystems, Inc., a company that delivers integrated circuits to the digital TV and set top box markets, from 2007 through 2011. Previously, Ms. Summers Couder served as Executive Vice President and General Manager at Spansion Ltd. from 2003 to 2007 and Group Vice President at Cisco Systems, Inc. from 2001 to 2002.
Ms. Summers Couder currently serves as Director of Aristocrat Leisure Limited, a company listed on the Australian Stock Exchange and a leading provider of gaming solutions, since September 2016. Previously, she served as a director of public companies, including Headwaters, Inc. from 2013 to 2017, Alcatel-Lucent from 2015 to 2016, JNI Corporation from 2001 to 2003, Riverstone Networks Inc. from 2002 to 2006 and Gadzoox Networks, Inc. from 2001 to 2003 where she served on the audit and compensation committees.
Qualifications: Ms. Summers Couder's qualifications to serve as a member of the Board include her senior executive level experience in technology-related industries and experience as a director of several public companies, which we believe provides our Board with valuable executive-level insights and board-level experience.

Paul V. Walsh, Jr. Age 59 Director since April 2023 Audit Committee Nominating and Governance Committee

Prior to retiring in February 2022, Mr. Walsh served as Chief Financial Officer, Senior Vice President and Treasurer, at Allegro MicroSystems, Inc., a publicly traded global semiconductor company that designs and manufactures advanced sensor and power management integrated circuits for the automotive and industrial end markets, from 2014 to February 2022. Prior to joining Allegro, Mr. Walsh served as the Chief Financial Officer and Senior Vice President of Rocket Software, Inc., a global software development firm, from 2013 to 2014. From 2004 to 2013, he served in several financial leadership roles at Silicon Laboratories Inc., a publicly traded global technology company that designs and manufacturers semiconductors, including as: Chief Financial Officer and Senior Vice President from 2011 to 2013; and Chief Accounting Officer and Vice President of Finance from 2006 to 2011, among other roles.
Mr. Walsh served as an advisor to the board of directors and audit committee of Anokiwave, Inc., a late-stage semiconductor company, from October 2022 to February 2024, where he was also an investor. Anokiwave was acquired by Qorvo in February 2024. Additionally, he has served on the board of directors of Nitero, Inc., a venture-backed startup semiconductor company, from 2012 to 2015, Grande Communications Networks, LLC, a broadband communications provider of cable and internet services, from 2008 to 2010, including as chairman of Grande’s audit committee.
Qualifications: Mr. Walsh’s qualifications to serve as a member of the Board include his extensive experience in the global semiconductor industry, across more than 30 years as well as serving as Chief Financial Officer for two of those public companies, which we believe provides our Board with valuable executive-level insights and broad and diverse operational industry experience. Mr. Walsh was initially appointed to the Board pursuant to the Cooperation Agreement.

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Code of Conduct
The Board has adopted a written Core Values and Code of Conduct (“Code of Conduct”) that applies to our directors and employees of the Company, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct, which is the Company’s written “code of conduct” within the meaning of the Nasdaq Listing Rules applicable to companies whose stock is listed for trading on the Nasdaq Stock Market LLC (“Nasdaq”) and which constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002, expresses the Company’s commitment to the highest standards of ethical business conduct. Our Code of Conduct can be found on the Company’s website at https://investors.semtech.com under “Governance.” To the extent required by rules adopted by the SEC and Nasdaq, we intend to promptly disclose future amendments to certain provisions of the Code of Conduct, or waivers of such provisions granted to executive officers and directors, in the aforementioned section of our website.
Corporate Governance Guidelines
The Board has adopted written Corporate Governance Guidelines that set forth key principles that guide its actions. Some of these principles are discussed below. Our Corporate Governance Guidelines can be found on the Company’s website at https://investors.semtech.com under “Governance.”
Independence
Our Board has determined that each of Messrs. Hankin, Burvill, Cardenuto, Fischer, Gillai, Hou and Walsh and each of Mses. Li, LuPriore, Ruehl and Summers Couder, are independent under applicable Nasdaq rules and the Board is comprised of a majority of independent directors. The Board determined that Mr. Pickle does not meet the independence standards due to his employment by the Company.
In making these determinations, our Board considered the relationships that each director has with us and all other facts and circumstances our Board deemed relevant in determining independence.
Board Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Chief Executive Officer and Chairman of the Board are separate positions under the Board’s current leadership structure. The Chief Executive Officer establishes the corporate direction and strategy, and is responsible for the day-to-day leadership of the Company. The Chief Executive Officer is subject to certain Board-established grants of authority, an annual business plan approved by the Board, and a Board Review Policy, under which the Board reserves for its action certain material, key strategic, or related matters, and notes matters of Company action on which the Board is to be kept informed. The Chairman of the Board provides guidance to the Chief Executive Officer, presides over the meetings of the stockholders and directors, and guides the Board in fulfilling its obligations. The Chairman of the Board and the Chief Executive Officer hold meetings on a regular basis to discuss both near term and longer range strategic matters. The Chairman of the Board and the Chief Executive Officer collaborate on the preparation of the agenda for each regular Board meeting to set matters to be presented to the Board for its information, attention and action as necessary. Following each meeting of the Board after the independent directors have met in executive session per the Board’s standard practice, the Chairman of the Board meets with the Chief Executive Officer to provide feedback on matters raised during the meeting of the Board, and on matters considered for further action or follow-up. On behalf of the Board, the Chairman of the Board also provides one-on-one performance feedback to the Chief Executive Officer. The Board feels this structure is appropriate for the Company at this time because it facilitates efficient management oversight and enables the Board to effectively meet its governance duties.

Corporate Social Responsibility and Sustainability
The Company and the Board are focused on corporate social responsibility and sustainability. The Company’s Environmental, Social and Governance Committee, consisting of members of management representing various functional groups, works to identify additional ways that the Company can foster a diverse and inclusive work environment, improve employee health and safety, engage our surrounding communities and minimize our environmental impact. The committee reports its findings to the Board at least semi-annually. In addition, the Nominating and Governance Committee of the Board has oversight over the Company’s corporate responsibility and sustainability principles, programs and practices, including environmental and social affairs, and programs and initiatives focused on the Company’s culture, diversity, equity and inclusion.
The Company also aims to contribute to the communities where we live and work, and believes that this commitment helps in our efforts to attract and retain employees. We offer our employees the opportunity to give back to their local communities or contribute to charities and provide opportunities to facilitate participation by our employees in these initiatives.
Additional information regarding our policies and practices related to environmental, social and governance matters,

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including the Company’s Environmental Management Manual, Environmental Key Performance Indicators and Supplier Code of Conduct, can be found on the Company’s website at https://investors.semtech.com under “ESG.” In addition, the Company published its first ESG report in April 2023 demonstrating the Company’s commitment to U.N. Sustainability Goals with a focus on the social benefits of its product portfolio.
Human Capital and Culture
The Board oversees the Company’s human capital with a focus on culture, the health, safety and wellness of the Company’s employees, and the development of talent. The Board considers Chief Executive Officer succession and development, and the Compensation Committee considers and discusses with the Chief Executive Officer succession and development planning for other executive positions, diversity initiatives, and employee engagement. We expect all directors and employees of the Company (including our executive officers) to uphold our Code of Conduct. Our focus on innovation gives us a unique appreciation to the importance of recruitment, retention and the professional development of our employees. The health and wellbeing of our employees and their families remains our highest priority, and supporting and improving the local communities in which our employees are located is an important part of our culture.
•    Talent. The Company’s talent strategy involves our efforts to achieve an optimal balance of internal development, supplemented by external hires. We believe this approach contributes to and enhances our employee loyalty and commitment. We support and develop our employees through global training and development programs targeted at building and strengthening our employees’ leadership and professional skills.
•    Compensation. Our pay-for-performance philosophy incentivizes individual and team performance that directly contributes to the achievement of Company objectives. We provide compensation packages that include a competitive base salary, annual incentive bonuses, and long-term equity awards, as appropriate. Our compensation program is designed to attract, reward and retain those highly-talented individuals who possess the critical skills necessary to support our business objectives, contribute to the achievement of our annual strategic goals and create long-term value for our stockholders. We believe that a compensation program that rewards employees both for short-term and long-term performance aligns employees’ and our stockholders’ interests.
•    Health & Wellbeing. We provide our employees and their families’ access to a variety of flexible and convenient health and welfare programs, including benefits that support their physical and mental health through tools and resources to help them improve or maintain their health status.
•    Diversity & Inclusion. The Company is committed to efforts to increase diversity and foster an inclusive work environment through the Company’s core values and principles. The Company also provides training to all employees to improve their understanding of behaviors that can be perceived as discriminatory, exclusionary and/or harassing, and encourage employees to report such behaviors to management or via an anonymous hotline.
The Board’s Role in Risk Oversight and Management
The Board actively oversees risk management of the Company.
The Audit Committee serves as the focal point at the Board level for overseeing the Company’s overall risk management process. Among its duties, the Audit Committee reviews with management (a) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. The Audit Committee also provides oversight over the Company's information technology or cybersecurity policies and procedures.
The Company periodically conducts enterprise risk assessment evaluations with Audit Committee oversight and participation. The results of the enterprise risk assessment conducted in fiscal year 2024 were reported to the Audit Committee Chair and were presented to the Board for evaluation, identification of matters for additional attention, and overall risk management. The Audit Committee continues to oversee fulfillment of management initiatives instituted to address risks identified in the enterprise risk assessment process.
Our other Board committees also consider and address risk as they perform their respective committee responsibilities. Our Compensation Committee oversees the management of risks relating to our compensation arrangements with senior officers. Our Nominating and Governance Committee oversees the nomination of individuals with the judgment, skills, integrity, and independence necessary to oversee the key risks associated with our company, as well as risks inherent in our corporate structure. All committees report to the Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. After receiving a report from a committee, the Board provides guidance as it deems necessary. In addition, the oversight and review of other strategic risks are conducted directly by the full Board.
Specific Company management functions are responsible for day-to-day risk management. Our accounting, finance, legal, operations, and internal audit areas serve as the primary monitoring and testing functions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, international, and compliance and reporting levels.

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CORPORATE GOVERNANCE
The Board believes that its grants of authority to the Chief Executive Officer and under the Board Review Policy for the Chief Executive Officer as noted above in “Board Leadership Structure” serve to oversee and manage risks by ensuring that the Board is kept well informed on material matters, and is the ultimate approving authority for selected matters. The Board also receives regular reports from the Chief Executive Officer reporting on areas involving operational, human resources, legal, compliance, financial and strategic short-, intermediate- and long-term risks, as well as reports from senior officers of the Company on selected matters as requested from time to time by the Board as part of its recurring meeting and educational process. The Board receives such reports from the Chief Executive Officer and senior executives to enable the Board to understand the identification, management and mitigation strategies for the reported risks.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.
Policy on Hedging and Pledging
The Company recognizes that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. The Company has adopted stock ownership guidelines (as described below in the section titled “Compensation Discussion and Analysis”) that, among other things, are intended to align the interests of stockholders, and the Company’s directors and officers. In keeping with the intent of the stock ownership guidelines, as well as for the purpose of clearly outlining the Company’s position on acceptable trading activity, the Company has incorporated prohibitions on various hedging activities within its stock trading guidelines, which guidelines apply to directors, officers and employees. The stock trading guidelines prohibit directors, officers and employees or their designees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the securities of the Company. The guidelines prohibit all short sales of Company stock and any trading in derivatives (such as put and call options) that relate to Company securities. The guidelines also prohibit pledging any Company stock or equity awards as collateral for any margin account, or other form of credit arrangement.
Risk Assessment of Compensation Programs
In compliance with SEC disclosure requirements, we have evaluated our compensation policies and practices to determine if any of our programs create risks that are reasonably likely to have a material adverse effect on the Company. We have concluded that our compensation policies and practices do not create such risks. We evaluated our executive compensation program, as well as our broad-based compensation and benefits programs on a worldwide basis. We focused on looking at whether any program’s elements, criteria, purposes or objectives create undesired or unintended risk of a material nature. While all programs were evaluated, primary review and attention was placed on programs having potential for variable payouts where an individual participant or small groups of participants might have the ability to directly affect, control or impact payout results. We believe that all compensation programs are structured with a combination of appropriate controls, objective measurement variables, review authorities and/or payment methodologies that, in the aggregate, are designed and administered so that there is not any reasonable likelihood of material adverse risks to the Company arising from or caused by any of our compensation programs. In addition, “claw-back” rights and provisions in applicable executive compensation plans as discussed below in our “Compensation Discussion and Analysis” are additional safeguards that encourage executives to not take unnecessary or excessive risks.
In particular, base salaries are fixed in amount and are, therefore, not susceptible to encouraging unnecessary or excessive risk taking. Although the performance-based, short-term annual cash incentives for our executives focus on achievement of short-term individual performance and business-related goals, which could encourage taking of short-term risks at the expense of long-term goals, this element of compensation is offset and balanced by the Company’s use of long-term, multi-year incentive programs that are designed to align our executives’ interests with those of the Company’s stockholders. Our Compensation Committee also retains discretion to reduce or eliminate short-term annual cash incentives for our executives. We believe that long-term, multi-year incentive programs do not encourage unnecessary or excessive risk taking because the ultimate value of these programs is tied to the value of the Company’s stock, awards with performance-based vesting components are balanced with awards that have a value based solely on our stock price with long-term vesting schedules and no performance-based vesting components, and the grant dates, vesting dates and any applicable performance measurement periods are staggered over multiple years to ensure that executives have a significant stake in the long-term performance of the Company’s stock.
Evaluation of Chief Executive Officer Performance
In concert with our Compensation Committee in accordance with that Committee’s charter, the Board of Directors oversees and evaluates the performance of the Chief Executive Officer on an annual or more frequent basis. Such evaluation includes regular assessment of his performance against goals and objectives established in connection with his compensation programs, as well as his overall performance in leading and managing the Company. The results of that evaluation are shared with the Chief Executive Officer.

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CORPORATE GOVERNANCE
Annual Board Evaluation
Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee at least annually reviews, discusses and assesses the performance and effectiveness of the Board and the individual directors and makes relevant recommendations to the Board. The Nominating and Governance Committee also considers the self-evaluations of each standing committee and evaluates the need for any restructuring of the committees. The Board then discusses and considers the recommendations of the Nominating and Governance Committee with respect to the results of the annual Board and committee evaluations. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.
In general, the evaluation is completed through a questionnaire process focusing on the effectiveness of the performance of the Board as a whole and the background and skills of each director. The questionnaire is updated annually to align with current regulations and best practices. The annual evaluations are generally conducted in the first quarter of each calendar year and the results of the annual evaluation are reviewed by the Nominating and Governance Committee and discussed with the entire Board. In addition, each director completes self-assessments regarding the effectiveness of each committee on which such director serves, which are reviewed by the Nominating and Governance Committee and discussed with the entire Board.
Director Attendance at Meetings
Directors are expected to devote sufficient time to the Board and its committees and to carry out their duties and responsibilities effectively. It is expected that each director will be available to attend all meetings of the Board and any committees on which the director serves, as well as the Company’s annual meeting of stockholders. During the Company’s last fiscal year, the Board held 14 meetings and 24 committee meetings. Each of our directors attended more than 75% of the aggregate of the meetings of the Board and the meetings of the committees of the Board on which such director served during the period that such director served in the last fiscal year. As is our practice, the independent directors met in an executive session without management present at several of these meetings. In addition to formal meetings of the Board and its committees, the Board conducts monthly informational update meetings with management. It is the policy of the Company that all of the directors attend the annual meetings of stockholders unless important personal reasons prohibit it. Each director then in office attended last year’s Annual Meeting held in June 2023 in person or by telephone.
Continuing Education
Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and Board committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance. The Company provides each director with membership in the National Association of Corporate Directors. Each director is required to participate, at the Company’s expense, in a minimum amount of director education during a given two-year period. A “two-year” period ends each even numbered fiscal year of the Company.
Overboarding Policy
To ensure that all members of the Board have sufficient time to devote proper attention to their responsibilities to the Company, our directors are subject to the following limitations unless the Board determines that simultaneous service on additional boards would not impair the director’s ability to serve effectively on the Board: (i) directors who are executive officers of the Company may serve on the board of no more than one other public company and up to two private companies with the approval of the Board; (ii) directors who are chief executive officers or senior executives of public companies or large non-profit entities may serve on the boards of no more than one other public company; and (iii) all other directors may serve on the boards of no more than three other public companies.
Directors are expected to advise the Company in advance of accepting an invitation to serve on the board of another public company or any assignment to the audit committee or compensation committee of the board of any public company. The Nominating and Governance Committee takes into account the nature and time involved in serving on other boards when assessing director candidates. Our Nominating and Governance Committee reviews this policy periodically as part of its review of our Corporate Governance Guidelines.

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CORPORATE GOVERNANCE
Committees
The Board has an Audit Committee, Compensation Committee, and Nominating and Governance Committee. Committee assignments and designations of committee chairs are made annually by a vote of the Board at the annual organizational meeting of directors held in conjunction with the annual meeting of stockholders. The written charters of these committees are available under “Governance” on our website at https://investors.semtech.com. All committees are authorized to engage advisors as deemed necessary to carry out their duties and each committee is charged with conducting an annual self-evaluation and assessment of its charter.
Current committee assignments are set forth in the following table:

Director	Audit	Compensation	Nominating and Governance
Rockell N. Hankin, Chairman of the Board
Martin S.J. Burvill	✓	Chair
Rodolpho C. Cardenuto	✓
Gregory M. Fischer			✓
Saar Gillai		✓	✓
Hong Q. Hou		✓
Ye Jane Li		✓	Chair
Paula LuPriore		✓
Julie G. Ruehl	✓
Sylvia Summers Couder	Chair		✓
Paul V. Walsh, Jr.	✓		✓
Number of meetings during fiscal year 2024	9	9	6
Audit Committee
We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of five Board members, each of whom the Board has affirmatively determined is independent as defined by Nasdaq and SEC rules applicable to audit committee members, is financially sophisticated as defined by Nasdaq rules, and is an audit committee financial expert as defined by SEC rules.
The Audit Committee’s responsibilities are set forth in a written charter and include assisting the Board in overseeing the:
•    accounting and financial reporting processes of the Company;
•    Company’s internal audit function;
•    integrity of the Company’s financial statements and systems of internal controls and disclosure controls;
•    audits of the Company’s financial statements;
•    appointment, compensation, retention and work of the auditor;
•    Company’s financial risk;
•    Company’s information technology and cybersecurity policies and procedures; and
•    Company’s compliance with legal and regulatory requirements and the Company’s Code of Conduct.
The Audit Committee meets periodically with the Company’s independent registered public accounting firm outside the presence of Company management. The Audit Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management.
The Audit Committee may also delegate to subcommittees such authority as it deems appropriate. The Audit Committee has no current intention to delegate any of its authority to any other committee or subcommittee, except as disclosed under the heading “Policy On Audit Committee Pre-Approval Of Audit And Permissible Non-Audit Services.”
The Audit Committee has adopted a policy regarding pre-approval of services to be provided by the Company’s independent registered public accounting firm, which is described below under the heading “Policy On Audit Committee Pre-Approval Of Audit And Permissible Non-Audit Services,” and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described below under the heading “Contacting The Board Of Directors.”

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Compensation Committee
The Compensation Committee’s written charter requires that its members satisfy the independence requirements of Nasdaq and applicable law. The Compensation Committee consists of five Board Members, each of whom the Board has affirmatively determined satisfies these independence requirements. The Compensation Committee charter sets forth the purpose and responsibilities of the Compensation Committee, which include the following:
•    reviewing and approving goals and objectives for our Chief Executive Officer, and evaluating his performance against those goals and objectives;
•    determining (or recommending to the Board for determination) all elements of the Chief Executive Officer’s compensation and that of our other executive officers;
•    reviewing the Company’s management development programs and succession plans;
•    periodically reviewing the Company’s executive incentive programs and benefit plans;
•    carrying out all responsibilities and functions assigned to it by the documents governing the Company’s incentive programs and benefit plans;
•    making and approving equity awards; and
•    reviewing and making recommendations to the Board with respect to the compensation of our directors who are not also employed by the Company or one of our subsidiaries (“Non-Employee Directors”).
The Compensation Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management. The Compensation Committee may also delegate to subcommittees such authority as it deems appropriate. The Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee.
In fiscal year 2024, the Compensation Committee retained Compensia, Inc. (“Compensia”) to assist it in reviewing our compensation programs and the evaluation of specific compensation-related matters. As discussed under “Compensation Discussion and Analysis —Our Guiding Compensation Principles— Role of Committee Advisors” below, the Compensation Committee has assessed the independence of Compensia, Inc. and has concluded that its engagement of Compensia, Inc. does not raise any conflict of interest with the Company. The services provided by Compensia, Inc. in fiscal year 2024 are also discussed in that section.
The Board has also appointed a Stock Award Committee, the sole member of which is Mr. Pickle, that has certain limited authority to grant awards under our 2017 Long-Term Equity Incentive Plan, as amended from time to time, to employees and consultants, except the Stock Award Committee may not grant an award to a member of the Board, to an executive officer of the Company, to a Senior Vice President or more senior officer of the Company, to an employee who reports directly to our President or Chief Executive Officer, or (if the Company has a Chief Operating Officer at the time of the particular grant) to an employee who reports directly to our Chief Operating Officer.
Nominating and Governance Committee
The Nominating and Governance Committee’s written charter charges it with assisting the Board by:
•    identifying and evaluating individuals qualified to become members of the Board;
•    recommending to the Board director nominees for election at each annual meeting and to fill vacancies on the Board;
•    making recommendations to the Board regarding the Board offices of Chair and Vice Chair, assignments to Board committees and committee chairs;
•    overseeing the effectiveness of and recommending changes to the Company’s Corporate Governance Guidelines;
•    making other recommendations to the Board regarding corporate governance matters and nomination and evaluation matters relating to the directors;
•    overseeing the evaluation of the Board;
•    overseeing the Company’s corporate responsibility and sustainability principles, programs and practices, including environmental and social affairs, and programs and initiatives focused on the Company’s culture, diversity, equity and inclusion; and
•    taking such other actions within the scope of its charter as the Committee deems necessary or appropriate.
The Nominating and Governance Committee consists of five Board members, each of whom the Board has affirmatively determined is independent as defined by Nasdaq rules. The Nominating and Governance Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management. The Nominating and Governance Committee may also delegate to

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CORPORATE GOVERNANCE
subcommittees such authority as it deems appropriate. The Nominating and Governance Committee has no current intention to delegate any of its authority to any other committee or subcommittee.
Corporate Governance Materials
The following materials are available free of charge under "Governance" on the “Investors” page of the Company’s website at www.semtech.com or by sending a request for a paper copy to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012:
•    Bylaws
•    Core Values and Code of Conduct
•    Corporate Governance Guidelines
•    Audit Committee Charter
•    Compensation Committee Charter
•    Nominating and Governance Committee Charter
•    Director Nominations Policy
•    Director Compensation Policy
•    Director Stock Ownership Guidelines
•    Executive Stock Ownership Guidelines
•    Related-Persons Transaction Policy
•    Board Committee Assignments
•    Stock Trading Guidelines

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TRANSACTIONS WITH RELATED PARTIES
We have adopted a written Related-Person Transaction Policy, approved by the Audit Committee and the Board, which provides guidelines for the disclosure, review, ratification and approval of transactions with our directors, executive officers, 5% stockholders and their immediate family members in which the amount involved exceeds or reasonably can be expected to exceed $120,000. The policy supplements our other policies or procedures that may be applicable to a transaction, including our Code of Conduct. Under the Code of Conduct, all directors and employees are expected to avoid actual or apparent conflicts between personal interests and interests of the Company. The policy is administered by the Audit Committee and related-person transactions are approved or ratified by the Audit Committee in accordance with the terms of the policy. In making its determination, the Audit Committee is to take into account all relevant factors and material facts it deems significant including:
•    the amount involved and the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•    the nature of the interest of the related person;
•    whether the transaction may involve a conflict of interest and whether entering into the transaction would be consistent with the Company’s Code of Conduct;
•    whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms;
•    whether there are business reasons and potential benefits to the Company to enter into the transaction;
•    whether the transaction was or will be undertaken in the ordinary course of business of the Company;
•    in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, the impact of the transaction on a director’s independence;
•    whether it is a single transaction or a series of ongoing, related transactions;
•    whether the transaction is fair to the Company; and
•    any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
Since January 30, 2023, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, persons who we know hold more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than certain compensation arrangements, which are described elsewhere in this Proxy Statement.

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CONTACTING THE BOARD OF DIRECTORS
General Business Matters
Our Annual Meeting provides an opportunity for stockholders to speak directly with the Board regarding appropriate matters. Stockholders also may communicate with the Board, or any committee or director, about Company business by writing to such party in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012. Stockholders are encouraged to include evidence of their holdings with their communications. The Company’s Secretary will forward communications as applicable to the Chairman of the Board, the applicable committee chair, or individual named director if a communication is directed to an individual director. Any communication deemed to involve an accounting matter will be sent to the Chair of the Audit Committee. Advertisements, solicitations or hostile communications will not be presented.
Accounting Matters
The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”). Employees with concerns regarding Accounting Matters may report their concerns in writing to our Chief Financial Officer, Chief Executive Officer or General Counsel. Employees may also report concerns regarding Accounting Matters anonymously directed to the Audit Committee via the on-line confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012.

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DIRECTOR NOMINATIONS
Criteria and Diversity for Board Membership
All persons nominated to serve as a director of the Company should possess the minimum qualifications, skills and attributes as determined by our Board. The qualifications, attributes and skills noted below are illustrative but not exhaustive. The Nominating and Governance Committee will also consider the contributions that a candidate can be expected to make to the Board based on the totality of the candidate’s background, credentials, experience and expertise, the diversity and composition of the Board at the time, and other relevant circumstances.
Key qualifications include:
•    Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.
•    Experience or Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.
•    Integrity. All candidates must be individuals of personal integrity and ethical character.
•    Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.
•    Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.
•    Oversight. Candidates are expected to have sound judgment, based on management or policy-making experience that demonstrates an ability to function effectively in an oversight role.
•    Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meeting of stockholders.
•    Diversity. Although we do not have a formal diversity policy, when considering diversity in evaluating candidates, the Nominating and Governance Committee focuses on whether candidates can contribute varied perspectives, skills, experiences and expertise to the Board. The Nominating and Governance Committee will seek to promote an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender and ethnicity.
Evaluation of Nominees
The Nominating and Governance Committee will identify potential candidates for Board membership, when applicable, through professional search firms and personal referrals. Candidacy for Board membership requires the final approval of the Board. Each year, the Board proposes a slate of director nominees for consideration by our stockholders, who elect the members of the Board at the annual meeting of stockholders. Stockholders may also propose nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information regarding proposed candidates to the Company’s Secretary in accordance with the procedure for submitting stockholder nominations set forth under “Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee” below. Candidates are evaluated by the Nominating and Governance Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate director candidates proposed by our stockholders in the same manner and using the same criteria as used for any other director candidate.

Semtech Corporation 2024 Proxy Statement	20

DIRECTOR NOMINATIONS
Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee
The Nominating and Governance Committee will consider recommendations for director nominations submitted by stockholders. Submissions for the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) must be received no later than March 12, 2025; must otherwise be made in accordance with our Director Nominations Policy; and must contain the following information as specified in the policy:
(a)    as to each person whom the stockholder proposes to nominate for election as a director:
(i)    the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, any directorships held during the past five years, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);
(ii)    the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company); and
(iii)    the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of a specified limit and certain other types of business relationships with the Company).
(b)    as to such stockholder giving notice:
(i)    the name and address, including telephone number, of the recommending stockholder;
(ii)    the number of the Company’s shares owned by the recommending stockholder and the time period for which such shares have been held;
(iii)    if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held; and
(iv)    a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders.
(c)    additional items:
(i)    describe all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;
(ii)    describe all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, or other persons with special interests regarding the Company;
(iii)    a statement supporting the stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Company for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company;
(iv)    state whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company; and
(v)    the consent of the proposed nominee to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.
The Nominating and Governance Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as set forth above and in our Director Nominations Policy, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder’s ownership interest in the Company and whether the stockholder intends to continue holding that interest through the applicable annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors.

Semtech Corporation 2024 Proxy Statement	21

STOCKHOLDER PROPOSALS
Stockholder Proposals to be Included in Next Year’s Proxy Statement
The Company must receive stockholder proposals for the 2025 Annual Meeting no later than December 30, 2024 in order to be considered for inclusion in the Company’s proxy materials. Stockholder proposals must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012. Any proposal must comply with the requirements of Rule 14a-8 under the Exchange Act as to form and substance established by the SEC for such proposal to be included in the Company’s proxy statement. If we change the date of the 2025 Annual Meeting by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2025 Annual Meeting.
Stockholder Proposals Not Intended for Inclusion in Next Year’s Proxy Statement and for Nomination of Director Candidates
Under the Company’s Bylaws, a stockholder who wishes to nominate one or more persons for election to our Board of Directors at the 2025 Annual Meeting or present a proposal at the 2025 Annual Meeting, but whose stockholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice not earlier than the close of business on February 10, 2025 nor later than the open of business on March 12, 2025. However, in the event that the 2025 Annual Meeting is called for a date that is not within twenty-five (25) days before or after the anniversary of the prior year’s annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure was made, whichever occurs first. Notice must be a proper matter for stockholder action under Delaware law and the stockholder delivering the notice must be a stockholder of record on the date the required notice is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the information set forth in our Bylaws.
In accordance with the Company’s Bylaws, the foregoing deadline and notice requirements are also intended to apply to and satisfy the notice requirements set forth in Rule 14a-19 under the Exchange Act, including paragraph (b) thereunder, with respect to notice by a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2025 Annual Meeting.

Semtech Corporation 2024 Proxy Statement	22

DIRECTOR COMPENSATION
DIRECTOR COMPENSATION POLICY
Non-Employee Directors receive a cash retainer and equity-based compensation for their services on the Board, their committee service, and their role as Chair of the Board or any committee.
Cash Retainer Fees
During fiscal year 2024, the annual cash retainer fees payable to Non-Employee Directors were as follows:

Description	Annual Retainer
Annual Retainer	$55,000
Additional Retainer for Chairman of the Board	$70,000
Committee Chair Retainer
Audit Committee	$25,000
Compensation Committee	$20,000
Nominating and Governance Committee	$10,000
Committee Retainer
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Governance Committee	$5,000
The committee retainer is payable to each member of a committee who is not also the Chair of that committee. The Chair of a committee is entitled to receive only the committee chair retainer for that particular committee. Fees are paid quarterly in advance. Directors are also reimbursed for their reasonable expenses incurred in connection with their services.
Equity Award Grants
The equity awards made to Non-Employee Directors in fiscal year 2024 were made from our 2017 Long-Term Equity Incentive Plan, as amended and restated April 21, 2022 (the “2017 Plan”). Non-Employee Directors receive equity awards on the following terms:
Annual Stock Unit Awards. On each July 1, each Non-Employee Director then in office is automatically granted two awards of restricted stock units. The first award (the “Annual Non-Deferred RSU Award”) is for a number of restricted stock units determined by dividing $90,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day), rounded down to the nearest whole unit. Each Annual Non-Deferred RSU Award vests in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the Non-Employee Director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Non-Deferred RSU Award are paid in an equal number of shares of the Company’s common stock as soon as practicable following (and in all events within two and one-half months after) the earlier to occur of (1) the one-year anniversary of the date of grant, or (2) the Non-Employee Director’s separation from service on the Board.
The second award of restricted stock units (the “Annual Deferred RSU Award”) is for a number of restricted stock units determined by dividing $90,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of the grant is not a trading day), rounded down to the nearest whole unit.
Each Annual Deferred RSU Award vests in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the Non-Employee Director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Deferred RSU Award are paid in cash as soon as practicable following (and in all events within two and one-half months after) the Non-Employee Director’s separation from service on the Board, with the cash payment for each vested restricted stock unit based on the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the payment date.
Outstanding and unvested Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards accelerate and vest (1) in full upon a change in control of the Company or should the Non-Employee Director’s service with the Company terminate due to the director’s death or disability, or (2) as to a pro-rata portion of the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, should the Non-Employee Director’s service with the Company terminate

Semtech Corporation 2024 Proxy Statement	23

DIRECTOR COMPENSATION
due to any reason other than the director’s death or disability. In such circumstances, any pro-rata vesting is determined by multiplying (a) the total number of restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, by (b) a fraction (not greater than one), the numerator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the date of the director’s termination of services, and the denominator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the first July 1 that occurs after the applicable grant date of the award. Any restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, that are not vested on the date of the Non-Employee Director’s termination of service with the Company (after giving effect to any accelerated vesting as described above) will be forfeited upon the Non-Employee Director’s termination of service as a director for any reason.
Non-Employee Directors are entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units subject to Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards. Dividend equivalents, if any, are paid in the form of a credit of additional restricted stock units that are subject to the same vesting, payment and other provisions as the underlying restricted stock units.
Initial Equity Awards. Each Non-Employee Director who is initially elected or appointed to the Board (and who was not an employee of the Company or one of its subsidiaries immediately prior to joining the Board) receives an initial non-deferred restricted stock unit award (“Initial Non-Deferred RSU Award”) and an initial deferred restricted stock unit award (“Initial Deferred RSU Award”). However, if such a Non-Employee Director is initially elected or appointed to the Board on a July 1, the Non-Employee Director will not receive an Initial Non-Deferred RSU Award or an Initial Deferred RSU Award as the Non-Employee Director would be entitled to an Annual Non-Deferred RSU Award and an Annual Deferred RSU Award by virtue of being in office on such July 1.
Initial Non-Deferred RSU Awards and Initial Deferred RSU Awards have the same terms and conditions as the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards, respectively, last granted by the Company prior to the date that the new Non-Employee Director is elected or appointed to the Board, except that the number of restricted stock units subject to each such initial award is determined by dividing the applicable dollar amount set forth above for the applicable annual award by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day) of such initial award, multiplying that number of units by the Initial Fraction (as defined below), and rounding the number of units so produced down to the nearest whole unit. For clarity, the vesting dates of each such Initial Non-Deferred RSU Award and Initial Deferred RSU Award correspond with the vesting dates applicable to the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards last granted by the Company prior to the date that the new Non-Employee Director is elected or appointed to the Board. The Initial Fraction is the fraction (not greater than one) determined by dividing (1) the number of days in the period beginning with the date that the Non-Employee Director is elected or appointed to the Board through and including the June 30 that coincides with or next follows that date, by (2) the number of calendar days in the calendar year that includes such June 30 (either 365 or 366).
Stock Ownership Guidelines and Equity Award Holding Period Requirements
To further our objective of aligning the interests of our Non-Employee Directors with those of our stockholders, the Company maintains stock ownership guidelines for our Non-Employee Directors. Under these guidelines, each of our Non-Employee Directors is to maintain a level of equity ownership of the Company (which may include shares of the Company’s stock owned by the director, by the director’s spouse or minor children residing with the director, or in a trust for estate or tax planning purposes that is revocable by the director or the director’s spouse, restricted stock, and restricted stock units) that has a value equal to three times the Non-Employee Director’s annual cash retainer for service on the Board (not including any additional retainer paid for participation on any committee of the Board or for serving as Chair of any such committee). The applicable ownership level is expected to be achieved within four years of the Non-Employee Director joining the Board. As of the end of fiscal year 2024, each of our then Non-Employee Directors met their required level of equity ownership of the Company under our stock ownership guidelines or was still within the initial four-year compliance period.
The Board from time to time may amend our compensation policy for Non-Employee Directors.

Semtech Corporation 2024 Proxy Statement	24

DIRECTOR COMPENSATION
DIRECTOR COMPENSATION – FISCAL YEAR 2024
The following table presents information regarding the compensation of individuals who were Non-Employee Directors during fiscal year 2024 for their services during that year. The compensation paid to Mr. Pickle, who is our current Chief Executive Officer, and Mr. Maheswaran, our former Chief Executive Officer, is presented below under “Executive Compensation,” including in the Summary Compensation Table and the related explanatory tables. Mr. Pickle is currently our only employee director and does not receive any additional compensation for his services as a director. Similarly, Mr. Maheswaran was compensated as an employee during the period of time he served on the Board and did not receive any additional compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION – FISCAL YEAR 2024 (1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	All Other Compensation ($)	Total ($)
Rockell N. Hankin, Chairman of the Board	127,500	179,951	—	307,451
Martin S.J. Burvill	80,000	179,951	—	259,951
Rodolpho C. Cardenuto	65,000	179,951	—	244,951
Gregory M. Fischer	57,821	218,402	—	276,223
Saar Gillai	68,750	179,951	—	248,701
Hong Q. Hou	48,750	179,951	—	228,701
Ye Jane Li	72,500	179,951	—	252,451
Paula LuPriore	65,000	179,951	—	244,951
Julie G. Ruehl	16,250	105,024	—	121,274
Sylvia Summers Couder	81,250	179,951	—	261,201
Paul V. Walsh Jr.	67,457	218,402	—	285,859
(1)    Messrs. Fischer and Walsh were appointed to the Board effective April 14, 2023; Dr. Hou was appointed to the Board effective July 1, 2023; and Ms. Ruehl was appointed to the Board effective December 1, 2023. Messrs. Edwards and Lindstrom resigned as members of the Board effective June 8, 2023.
(2)    The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award amounts reflected in the table, and the grant-date fair values discussed below in this footnote, are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on assumptions set forth in Note 11 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2024. The awards are valued as of the grant date disregarding any estimate of forfeitures related to service-based vesting conditions. None of our Non-Employee Directors forfeited any Company equity awards in fiscal year 2024. On April 14, 2023, Messrs. Fischer and Walsh were each awarded as his pro-rated Annual Non-Deferred RSU Award 888 restricted stock units that settle in cash and as his pro-rated Annual Non-Deferred RSU Award 888 restricted stock units that settle in shares. On July 1, 2023 each Non-Employee Director then in office was awarded as his or her Annual Deferred RSU Award 3,534 restricted stock units that settle in cash and as his or her Annual Non-Deferred RSU Award 3,534 restricted stock units that settle in shares. On December 1, 2023, Ms. Ruehl was awarded as her pro-rated Annual Non-Deferred RSU Award 3,122 restricted stock units that settle in cash and as her pro-rated Annual Non-Deferred RSU Award 3,122 restricted stock units that settle in shares. The grant-date fair values of each such restricted stock unit were $21.65, $25.46 and $16.82 for the awards granted on April 14, 2023, July 1, 2023 and December 1, 2023, respectively. The grant-date fair values of each such Deferred RSU Award and Non-Deferred RSU Award were $19,225, $89,976 and $52,512 for the awards granted on April 14, 2023, July 1, 2023 and December 1, 2023, respectively.
The following table presents the number of outstanding and unexercised option awards and number of outstanding stock units held by each of our Non-Employee Directors as of January 28, 2024:

	Number of Shares Subject to Outstanding Option Awards			Number of Outstanding Restricted Stock Units-Cash Settled			Number of Outstanding Restricted Stock Units-Share Settled
Name	Vested	Unvested	Total	Vested	Unvested	Total	Vested	Unvested	Total
Chairman Hankin	—	—	—	44,018	3,534	47,552	—	3,534	3,534
Mr. Burvill	—	—	—	4,156	3,534	7,690	—	3,534	3,534
Mr. Cardenuto	—	—	—	7,258	3,534	10,792	—	3,534	3,534
Mr. Fischer	—	—	—	888	3,534	4,422	—	3,534	3,534
Mr. Gillai	—	—	—	7,258	3,534	10,792	—	3,534	3,534
Dr. Hou	—	—	—	—	3,534	3,534	—	3,534	3,534
Ms. Li	—	—	—	14,119	3,534	17,653	—	3,534	3,534
Ms. LuPriore	—	—	—	4,156	3,534	7,690	—	3,534	3,534
Ms. Ruehl	—	—	—	—	3,122	3,122	—	3,122	3,122
Ms. Summers Couder	—	—	—	20,992	3,534	24,526	—	3,534	3,534
Mr. Walsh	—	—	—	888	3,534	4,422	—	3,534	3,534

Semtech Corporation 2024 Proxy Statement	25

BENEFICIAL OWNERSHIP OF SECURITIES
The table below indicates the number of shares of the Company’s common stock beneficially owned as of April 11, 2024, the Record Date for the Annual Meeting, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each of our directors, each of our NEOs (as defined herein) and all directors and executive officers as a group. Unless otherwise noted, all information regarding stockholders who are not directors or officers of the Company is based on the Company’s review of information filed with the SEC on Schedule 13D or 13G, which information is as of the date specified. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated below, to the Company’s knowledge, all persons listed have sole voting and investment power with respect to their shares.
Unless otherwise noted below, the address of each beneficial owner listed in the table is in care of Semtech Corporation, 200 Flynn Road, Camarillo, California 93012.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares (11)	% (12)
BlackRock Inc. (1) 50 Hudson Yards, New York, NY 10001	10,343,121	16.1
The Vanguard Group (2) 100 Vanguard Blvd., Malvern, PA 19355	8,327,292	12.9
Ameriprise Financial, Inc. and affiliates (3) 145 Ameriprise Financial Center, Minneapolis, MN 55474	5,162,200	8.0
State Street Corporation (4) State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114	4,296,981	6.7
Capital Research Global Investors (5) 333 South Hope Street, 55th Fl, Los Angeles, CA 90071	4,259,965	6.6
Rockell N. Hankin, Chairman of the Board	144,282	*
Martin S.J. Burvill, Director	7,552	*
Rodolpho C. Cardenuto, Director	10,266	*
Gregory M. Fischer, Director	4,422	*
Saar Gillai, Director	10,266	*
Hong Q. Hou, Director	3,534	*
Ye Jane Li, Director	13,157	*
Paula LuPriore, Director	7,552	*
Julie G. Ruehl, Director	3,122	*
Sylvia Summers Couder, Director	16,542	*
Paul V. Walsh, Jr., Director	24,422	*
Paul H. Pickle, Director, President and Chief Executive Officer	19,673	*
Mark Lin, Executive Vice President and Chief Financial Officer	1,000	*
Michael W. Rodensky, Senior Vice President, Global Sales (6)	3,000	*
Asaf Silberstein, Executive Vice President and Chief Operating Officer	81,024	*
J. Michael Wilson, Chief Quality Officer and Chief Technology Officer	33,445	*
Mohan R. Maheswaran, Former Director, President and Chief Executive Officer (7)	258,713	*
Emeka N. Chukwu, Former Executive Vice President and Chief Financial Officer (8)	136,640	*
Charles B. Ammann, Former Executive Vice President, Chief Legal Officer and Secretary (9)	30,914	*
Julie A. McGee, Former Senior Vice President, Chief Marketing Officer and Chief ESG Officer (10)	4,221	*
All Current Directors and Executive Officers as a group (18 persons)	416,863	0.6

Semtech Corporation 2024 Proxy Statement	26

BENEFICIAL OWNERSHIP OF SECURITIES

*    Less than 1%
(1)    As reported in Amendment No. 16 to Schedule 13G filed on January 22, 2024 by BlackRock Inc. to reflect its beneficial ownership as of December 31, 2023. BlackRock Inc. reported sole voting power with respect to 10,288,695 shares and sole dispositive power with respect to 10,343,121 shares, as the parent company of the following subsidiaries which hold the shares: Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. According to the Schedule 13G/A, BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares reported as beneficially owned by BlackRock Inc.
(2)    As reported in Amendment No.14 to Schedule 13G filed February 13, 2024 by The Vanguard Group to reflect its beneficial ownership as of December 29, 2023. The Vanguard Group reported shared voting power over 42,212 shares, sole dispositive power over 8,214,284 shares and shared dispositive power over 113,008 shares.
(3)    As reported in Schedule 13G filed February 14, 2024 by Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC to reflect their beneficial ownership as of December 31, 2023. Ameriprise Financial, Inc. reported shared voting power over 4,822,117 shares and shared dispositive power over 5,162,200 shares, and Columbia Management Investment Advisers, LLC reported shared voting power over 4,798,915 shares and shared dispositive power over 4,911,605 shares.
(4)    As reported in the Amendment of Schedule 13G filed January 24, 2024 by State Street Corporation to reflect its beneficial ownership as of December 31, 2023. State Street Corporation reported shared voting power over 4,104,786 shares and shared dispositive power over 4,296,981 shares as the parent holding company of the following subsidiaries which hold the shares: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, and State Street Global Advisors, Australia, Limited.
(5)    As reported in Schedule 13G filed February 9, 2024 by Capital Research Global Investors to reflect its beneficial ownership as of December 29, 2023. Capital Research Global Investors reported sole voting power over 4,259,965 shares and sole dispositive power over 4,259,965 shares. According to the Schedule 13G, more than 5% of the shares of common stock beneficially owned by Capital Research Global Investors are owned on behalf of SMALLCAP World Fund, Inc.
(6)    Based solely on the Form 4 filed on March 11, 2024 by Mr. Rodensky. Mr. Rodensky served as the Company’s Senior Vice President, Global Sales until his separation from employment with the Company on April 1, 2024.
(7)    Based solely on the Form 4 filed on June 14, 2023 by Mr. Maheswaran, adjusted to give effect to subsequent transactions through April 11, 2024 of which we are aware in connection with employment-related equity awards. Mr. Maheswaran served as the Company’s President and Chief Executive Officer until his separation from employment with the Company on June 29, 2023.
(8)    Based solely on the Form 4 filed on March 10, 2023 by Mr. Chukwu, adjusted to give effect to subsequent transactions through April 11, 2024 of which we are aware in connection with employment-related equity awards. Mr. Chukwu served as the Company’s Executive Vice President and Chief Financial Officer until October 2, 2023 (the "CFO Transition Date") and separated from employment with the Company on November 10, 2023.
(9)    Based solely on the Form 4 filed on March 10, 2023 by Mr. Ammann, adjusted to give effect to subsequent transactions through April 11, 2024 of which we are aware in connection with employment-related equity awards. Mr. Ammann served as the Company’s Executive Vice President, Chief Legal Officer and Secretary until his separation from employment with the Company on September 25, 2023.
(10)    Based solely on the Form 4 filed on May 30, 2023 by Ms. McGee. Ms. McGee served as the Company’s Senior Vice President, Chief Marketing Officer and Chief ESG Officer until her separation from employment with the Company on August 7, 2023.
(11)    No shares of common stock held by a director, director nominee or officer have been pledged as security. The Company is not aware of any arrangements or pledge of common stock that could result in a change of control of the Company.
(12)    The ownership percentage is based on 64,591,361 shares outstanding as of April 11, 2024 and the numerator and denominator include the shares, which the holder has the right to acquire within 60 days thereof through the exercise of stock options or vesting of restricted stock. Although the shares that could be acquired by a holder are deemed to be outstanding in calculating the ownership percentage of that holder and of the group, they are not deemed to be outstanding as to any other holder. No named holder holds unvested restricted stock as to which the holder has voting power but no dispositive power and shares that could be acquired within 60 days of our Record Date of April 11, 2024 through the exercise of stock options.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s officers and directors, as well as persons who own more than ten percent of the outstanding shares of the Company’s common stock, to file with the SEC reports of their initial ownership of the Company’s common stock and subsequent changes in their ownership. Based solely on a review of reports filed with the SEC and related written representations, the Company believes that during the fiscal year ended January 28, 2024, the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except that due to an administrative error, two reports were filed late by Mark P. Russell on January 17, 2024, which consisted of his initial Form 3 upon joining the Company on January 1, 2024 and his Form 4 reporting his initial RSU grant on the same date.

Semtech Corporation 2024 Proxy Statement	27

EXECUTIVE OFFICERS

Name	Age as of April 29, 2024	Position
Paul H. Pickle	53	President and Chief Executive Officer
Mark Lin	48	Executive Vice President and Chief Financial Officer
Ross Gray	54	Senior Vice President and General Manager, IoT Systems and Connectivity
Madhu Rayabhari	57	Senior Vice President and General Manager, Analog Mixed Signal and Wireless
Mark P. Russell	56	Senior Vice President, Global Sales and Marketing
Asaf Silberstein	54	Executive Vice President and Chief Operating Officer
J. Michael Wilson	68	Chief Quality Officer and Chief Technology Officer
Biographical information regarding Mr. Pickle is set forth above under the caption “Election of Directors (Proposal Number 1).
Mr. Lin joined the Company in October 2023 as Executive Vice President and Chief Financial Officer. Before joining Semtech, Mr. Lin served as Vice President and Corporate Controller of MKS Instruments, Inc., a global provider of foundational technology solutions to leading edge semiconductor manufacturing, electronics and packaging, and specialty industrial applications from November 2019 to October 2023. Previously, Mr. Lin was with Microsemi from June 2005 until July 2019, holding various accounting and finance roles, including Vice President, Finance and Corporate Controller, a position he assumed in 2014.
Mr. Gray was recently promoted to Senior Vice President and General Manager of IoT Systems and Connectivity Products Group. Mr. Gray joined the Company as Vice President and General Manager of IoT Connected Services in January 2023, following Semtech’s acquisition of Sierra Wireless. Mr. Gray is responsible for all managed connectivity and Cloud services for the IoT market. Most recently at Sierra Wireless, he served as Vice President for Connectivity Solutions from July 2020 to January 2023. Mr. Gray held several roles at Sierra Wireless since December of 2000 including product and marketing roles in embedded modules, software, Cloud, and connectivity solutions, and led areas of strategy and market development including M&A. Mr. Gray has extensive global experience leading international teams and customers, including several years based in Europe.
Mr. Rayabhari has been the Senior Vice President and General Manager of Analog Mixed Signal and Wireless Products Group since December 2022. Mr. Rayabhari had been promoted to Senior Vice President and General Manager of Protection Products Group effective March 8, 2022, having previously served as Vice President and General Manager of the Protection Products Group since October 2020. From 2015 to 2020, he served as Vice President of Marketing and Business Development for the Protection Products Group. Previously, he had been the Vice President of Marketing and Applications for Power Products since joining Semtech in 2012. Prior to joining Semtech, Mr. Rayabhari had served in senior management roles at Geo Semiconductor, Microsemi and PowerDsine. He also previously held various marketing, applications and product development roles at Fairchild Semiconductor, Inc. and National Semiconductor (acquired by Texas Instruments Incorporated). He brings over 25 years of semiconductor industry experience.
Mr. Russell joined the Company in January 2024 as the Senior Vice President of Global Sales and Marketing. Mr. Russell is a highly accomplished and dynamic executive with a proven track record in the global semiconductor and technology industry. Previously, Mr. Russell was the Head of Global Sales for IR HiRel Connectors, Inc., an Infineon Technologies Company from February 2019 through December 2023, where he implemented a sales and marketing process yielding significant revenue increase in both top and bottom-line sales. Mr. Russell held sales leadership positions at Texas Instruments Incorporated, Sanmina Corporation and Microsemi as well.
Mr. Silberstein became Executive Vice President and Chief Operating Officer in March 2023. Mr. Silberstein was previously Executive Vice President, Worldwide Operations and Information Technology since March 2019. Mr. Silberstein was Senior Vice President, Worldwide Operations and IT from November 2016 to March 2019. His role was expanded in November 2016 to include the area of IT. Mr. Silberstein was promoted to Senior Vice President, Worldwide Operations in February 2013. He became Vice President, Worldwide Operations in March 2011. Prior to that, Mr. Silberstein was Vice President, Operations, a position he held since he joined the Company in December 2010. Prior to joining the Company, he was employed from 2007 to 2010 at Microsemi as Vice President Global Operations in its Analog Mixed Signal Division. Prior to Microsemi, he was Vice President Operations from 2000 to 2005 and Chief Operating Officer from 2005 to 2007 at PowerDsine, Israel, when PowerDsine was acquired by Microsemi. He has also previously served in various positions at 3Com Corp. and ECI Telecom Ltd.
Mr. Wilson became Chief Quality Officer and Chief Technology Officer in February 2024. Mr. Wilson was previously Executive Vice President and Chief Quality Officer since March 2019. Mr. Wilson had previously been our Executive Vice President, Quality and Reliability since February 2013. Prior to his promotion, Mr. Wilson was Senior Vice President, Quality and Reliability, a position he held since November 2011. Mr. Wilson was appointed Senior Vice President and Chief Technology Officer in May 2008 after serving as Senior Vice President of Power Management Products since June

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EXECUTIVE OFFICERS
2007 and serving as Vice President of that unit since 2001. He joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years of experience in the semiconductor industry in a broad range of technical and management positions.
There are no family relationships between or among any of our executive officers or directors.

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COMPENSATION DISCUSSION AND ANALYSIS
This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, our three other most highly-compensated executive officers who were still serving as executives at the end of fiscal year 2024, and four former executive officers, for services rendered during fiscal year 2024. These individuals are listed below and are referred to as our “Named Executive Officers,” or “NEOs,” in this Proxy Statement. Our NEOs who were still serving as executive officers at the end of fiscal year 2024 were:

Name	Title
Paul H. Pickle	President and Chief Executive Officer (“CEO”)
Mark Lin	Executive Vice President and Chief Financial Officer (“CFO”)
Michael W. Rodensky	Former Senior Vice President, Global Sales
Asaf Silberstein	Executive Vice President and Chief Operating Officer
J. Michael Wilson	Chief Quality Officer and Chief Technology Officer
Mr. Pickle was appointed President and Chief Executive Officer, effective as of June 30, 2023.
Mr. Lin was appointed Executive Vice President and Chief Financial Officer, effective as of October 2, 2023.
Mr. Rodensky served as the Company's Senior Vice President, Global Sales for all of fiscal year 2024. His employment with the Company terminated on April 1, 2024.
Mr. Silberstein was appointed Executive Vice President and Chief Operating Officer effective March 9, 2023.
Mr. Wilson served as Executive Vice President and Chief Quality Officer for all of fiscal year 2024 and was appointed Chief Quality Officer and Chief Technology Officer effective February 19, 2024.
Our NEOs also include the following four former executive officers: Mohan R. Maheswaran, who served as our President and Chief Executive Officer until his separation from employment with the Company on June 29, 2023; Emeka N. Chukwu, who served as our Executive Vice President and Chief Financial Officer until October 2, 2023 and separated from employment with the Company on November 10, 2023; Charles B. Ammann, who served as our Executive Vice President, Chief Legal Officer and Secretary until his separation from employment with the Company on September 25, 2023; and Julie A. McGee, who served as our Senior Vice President, Chief Marketing Officer and Chief ESG Officer until her separation from employment with the Company on August 7, 2023.
FISCAL YEAR 2024 NAMED EXECUTIVE OFFICER COMPENSATION

The general structure of compensation awarded to our Named Executive Officers for fiscal year 2024 was similar to the approach in fiscal year 2023. However, we added financial metric-based performance awards to our long-term incentive program to provide an additional incentive to achieve specific financial goals we believe contribute to the long-term growth of the Company. In addition to base salary, there were four components of the short- and long-term incentive opportunities generally awarded to our Named Executive Officers.

Compensation Component	Summary of Key Terms
Annual Incentive Plan (the Executive Bonus Plan)
•35% of the bonus was to be based on our non-GAAP operating income relative to plan
•35% of the bonus was to be determined based on our net revenue relative to plan
•A total of 30% was to be based on achievement of strategic and operating objectives and an evaluation of each executive's individual performance

Relative TSR PSUs
•Between 0% and 200% of the target number of units is eligible to vest based on our relative TSR performance during equally weighted 1-, 2-, and 3-year performance periods
•Our TSR performance is measured as a percentile rank against a comparison group of companies included in the Russell 3000 Index
•Our TSR must rank at least 75th percentile for the maximum number of shares to vest

Financial Metric-Based PSUs	•Between 0% and 200% of the target number of units is eligible to vest based on our revenue and Non-GAAP operating income performance during equally weighted 1-, 2-, and 3-year performance periods
Time Vesting RSUs	•Units vest annually over a three-year vesting period measured from the date of grant of the awards

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COMPENSATION DISCUSSION AND ANALYSIS
Our NEOs did not receive annual cash incentive payouts for fiscal year 2024 under the Executive Bonus Plan, as discussed below.
In addition, there were three tranches of Relative TSR PSUs which had been granted to certain of our Named Executive Officers in fiscal years 2022, 2023, and 2024 for which the performance period ended on January 28, 2024 (the last day of our fiscal year 2024). No portion of these awards vested for the performance periods ending in 2024, and these portions of the awards were forfeited in their entirety.

Grant Year	Performance Period	Percent of Target RSUs Earned
Fiscal Year 2022	Fiscal years 2022 – 2024 (3 years)	0%
Fiscal Year 2023	Fiscal years 2023 – 2024 (2 years)	0%
Fiscal Year 2024	Fiscal year 2024 (1 year)	0%
Our Compensation Committee believes the outcomes of our incentive programs are consistent with a strong pay-for-performance culture, with the award forfeitures under our long-term incentive program and no cash incentives being paid to NEOs under the Executive Bonus Plan for fiscal year 2024 reflecting our relative stock price performance for the applicable performance periods and our below-target financial performance for the fiscal year.
In connection with Mr. Pickle’s appointment as our President and Chief Executive Officer, and Mr. Lin’s appointment as our Executive Vice President and Chief Financial Officer, we entered into employment agreements with Messrs. Pickle and Lin. The terms of the employment agreements are described below under “Employment Agreements and Change in Control Benefits.”

2023 NONBINDING ADVISORY VOTE RESULTS; STOCKHOLDER ENGAGEMENT

The Company’s stockholders are provided with an opportunity to cast an annual non-binding advisory vote on the Company’s executive compensation program through a say-on-pay proposal. At the Company’s Annual Meeting of Stockholders held in June 2023, approximately 96.7% of the votes cast approved the executive compensation for our NEOs as described in our proxy statement for that annual meeting.
After consideration of the positive result of the say-on-pay vote at the Company’s Annual Meeting of Stockholders held in June 2022 (the most recent voting results available when the executive compensation program was designed for fiscal year 2024) and feedback received from stockholders, the Compensation Committee determined that the Company’s executive compensation policies would be similar for fiscal year 2024 to those in effect for fiscal year 2023, and that certain changes to further align pay with performance would be made for fiscal year 2024. As described in more detail below, we modified our fiscal year 2024 Executive Bonus Plan in order to emphasize pay-for-performance using objective performance measures and to provide consistency within the management team. Also as described in more detail below, our fiscal year 2024 equity award mix for certain executives included Relative TSR PSUs as well as Performance-Based Units under which vesting is based on our net revenue and non-GAAP operating income over a three-year performance period.
As part of its annual process, the Compensation Committee will continue to reach out to and engage with the Company’s stockholders to seek their feedback or to review their voting guidelines and to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.

OUR GUIDING COMPENSATION PRINCIPLES

Core Philosophy
Our Compensation Committee believes that Company growth, financial performance, and increasing stockholder value depend to a significant degree on our ability to structure a compensation program that enables us to: (1) align the interests of our executives with the interests of our stockholders; (2) hold our executives accountable for performance, with appropriate performance-based rewards earned in return for superior performance and the risk of reduced or no payment or vesting for those awards if performance falls short of targeted levels; and (3) attract, retain, and motivate qualified and high-performing executives.

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COMPENSATION DISCUSSION AND ANALYSIS
Core Components of Compensation and Compensation Levels
To achieve our executive compensation objectives, we have three primary components to our executive compensation program: (1) base salary; (2) annual cash incentive opportunities; and (3) long-term equity incentive awards. In setting specific base salary, target annual cash incentive and equity award levels for each NEO, the Compensation Committee considers our core executive compensation philosophy and considers and assesses, among other factors it may consider relevant, the following:
•    The compensation levels at our Peer Group of companies (described below) for comparable positions;
•    Various subjective factors relating to the individual recipient – the executive’s scope of responsibility, prior experience, past performance, advancement potential, impact on results, and compensation level relative to other Company executives; and
•    For equity awards, the executive’s historical total compensation, including prior equity grants, tenure with the Company, the number and value of unvested shares and the timing of vesting of those awards, the expense to the Company for equity grants under applicable accounting standards, equity expense measured as a percentage of non-GAAP operating income, and the potential dilutive effect such grants may have on existing stockholders.
The Compensation Committee gives no single factor any specific weight. Each executive’s compensation level, as well as the appropriate mix of equity award types and other compensation elements, ultimately reflects the Compensation Committee’s business judgment in consideration of these factors and stockholder interests.
The Compensation Committee assesses executive compensation developments at companies in our Peer Group, and in the market generally, and has the right to change our executive compensation philosophy, components, levels, and structure from time to time as it may determine are in the best interests of the Company and our stockholders.
The following table presents the key elements of our executive compensation programs:

Key Elements of Compensation
Element	Purpose	Characteristics
Annual salary	To attract and retain qualified executives.	Provide a stable source of income and be competitive with the applicable market.
Short-term annual cash incentives	To attract and retain qualified executives; to motivate and reward achievement of annual business and individual goals and objectives designed to increase stockholder value.	This element involves annual performance-based cash awards. The amount earned (if any) varies based on actual results achieved relative to pre-determined annual target goals and individual performance.
Long-term equity incentives	To align interests of executives with stockholders; to reward performance over time based on stock price and other specified performance criteria; and to provide an additional retention incentive through multi-year vesting schedules.	Performance-based awards make up a significant component — the amount realized (i.e., the value ultimately received by the recipient) depends on the achievement of performance goals (which may be financial or based on our TSR) and/or is directly tied to our stock price, with the awards subject to time-based vesting requirements in order to provide retention value.
Other compensation and benefits	To provide competitive and customary benefits (e.g., health insurance, life insurance, 401(k) retirement, and deferred compensation plans).	Company sponsored/subsidized benefit plans as provided to the general employee population, as well as Company matching contributions to selected employee contributory plans.

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COMPENSATION DISCUSSION AND ANALYSIS
Distribution of Compensation
The Compensation Committee distributes compensation among each of the core elements on the basis of the element’s usefulness to meet one or more of our compensation objectives. The Compensation Committee believes that for our executive officers, a significant proportion of total compensation should consist of (1) variable, performance-based components, such as annual cash incentives, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and (2) equity compensation, which is structured to reinforce and encourage management’s commitment to enhancing financial performance and stockholder value over the long-term, with a greater emphasis placed on long-term performance and linking executives’ interests to our stockholders’ interests through equity compensation.
For fiscal year 2024, total compensation (based on the compensation amounts reported in the Summary Compensation Table except as noted below) for Mr. Pickle and for the Company’s other NEOs who were still employed with us at the end of the fiscal year was distributed as follows:

Pay-for-Performance Philosophy
Our compensation program is designed to drive behavior that supports sustained stockholder returns and effective pay-for-performance outcomes over time. To achieve this objective, the executive compensation program approved by our Compensation Committee: (1) emphasizes, as noted above, both performance-based compensation (through annual cash incentives and performance-based stock awards) and equity compensation (through time-based and performance-based stock awards); (2) balances short-term performance incentives provided by the annual cash incentive plan with long-term performance incentives provided by equity awards; (3) balances the use of absolute performance metrics and relative performance metrics evaluated against selected peers; and (4) balances the use of formula-based performance criteria versus criteria involving the exercise of judgment by the Compensation Committee.
The Compensation Committee believes that executive compensation should be based primarily on objectively determinable factors both for the Company on its own, as well as in comparison to peer companies. Performance goals include non-GAAP operating income, net revenue, and TSR. The Compensation Committee also believes that executive compensation should have a component based additionally, although not primarily, on subjective factors, such as leadership, how well each executive helps the Company achieve its strategic goals, each executive’s ability to attract, retain and develop key talent, and how each executive’s efforts contribute to enhancing the Company’s relationship and status with the investor community. The use of both objective and subjective factors, however, does not prevent the Compensation Committee from adjusting compensation up or down if, after considering all of the relevant circumstances, it believes total compensation can be structured to better serve our stockholders’ interests.
Our executive compensation philosophy has historically reflected a combination of rigorous performance goals and short- and long-term incentive opportunities that are at least equal to the median for comparable positions in our Peer Group. As an example of the rigor of our executive compensation goals, and as explained in more detail below, the fiscal year 2024 bonus plan applicable to our NEOs provided for payment of 80% of the financial component of the bonus plan when achieving 100% of the non-GAAP operating income goal of the plan. Our NEOs would receive 100% payout for this portion of their target annual cash incentive only upon achievement of 105% of the non-GAAP operating income goal under the plan.

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COMPENSATION DISCUSSION AND ANALYSIS

BEST PRACTICES
We also believe that stockholder interests are further served by other executive compensation-related practices that we follow. These practices include:

✓    No Minimum Payouts. We do not have minimum payment levels under our Executive Bonus Plan or for our performance-based equity awards.

✓    Long-Term Equity Incentives. All of our equity incentive awards have multi-year vesting and/or performance requirements, with a significant portion of the target value of equity (and half of the target value of equity in the case of the last equity awards granted to our CEO) granted to our named executive officers having both time- and performance-vesting requirements.

✓    No Material Perks. We do not provide significant perquisites.

✓    No Tax Gross-Ups. We do not pay taxes on our executives’ behalf through “gross-up” payments (including excise tax gross-up payments in connection with a change in control transaction).

✓    Executive Change in Control Retention Plan and Executive Employment Agreements Have No Single-Trigger Change in Control Benefits. Our Executive Change in Control Retention Plan, as well as the change in control severance provisions of our employment agreements with our executive officers, have a double-trigger provision (benefits require both a change in control and termination of employment) rather than a single-trigger provision (under which benefits would be triggered automatically by any change in control).

✓    No Re-Pricing of Stock Options. We prohibit re-pricing of “underwater” stock options (stock options where the exercise price is below the then-current market price of our stock) without stockholder approval.

✓    Executives Subject to Stock Ownership Guidelines. Our executive officers are subject to stock ownership guidelines, under which the executives are expected to acquire and maintain a specified level of equity ownership in the Company. The CEO’s targeted level of ownership is five times his annual base salary, while our other NEOs’ targeted level of ownership is two times their annual base salary.

✓    Equity Award Holding Period Requirements. Our stock ownership guidelines include equity award holding period requirements. If an executive officer’s level of ownership of Company common stock does not satisfy the targeted level under our stock ownership guidelines, the executive officer is expected to hold at least 50% of the net vested shares acquired upon the exercise, payment or vesting of any Company equity award granted to the executive officer after August 17, 2016.

✓    Clawback Policy. The Company maintains a “clawback” policy that provides for reimbursement or cancellation of awards or payments made under our cash and equity incentive plans to the Company’s officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws.

✓    Anti-Hedging Policy. Our Stock Trading Guidelines prohibit our officers and directors from engaging in hedging transactions in relation to the Company’s stock or equity awards (including unvested equity awards) and from using the Company’s stock as collateral for any margin account or other form of credit arrangement.

✓    Anti-Pledging Policy. Our Stock Trading Guidelines prohibit our officers and directors from pledging any Company stock that they own.

✓    Stockholder Engagement. We seek annual stockholder feedback on our executive compensation program.

✓    Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

 Role of Management, Consultants and Others in Determining Compensation
All decisions regarding compensation of our executive officers are made by the Compensation Committee. The Compensation Committee provides regular updates to the Board regarding its decisions.
Our CEO provides recommendations to the Compensation Committee regarding the compensation of our executive officers (other than for himself). Our CEO further participates in the executive compensation decision-making process as follows:
•    Presents overall results of the Company’s performance and achievement of historical and go-forward business objectives and goals from management’s perspective;
•    Provides evaluations for other executive officers (including our NEOs, other than himself); and

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COMPENSATION DISCUSSION AND ANALYSIS
•    Reviews peer group information and compensation recommendations and provides feedback regarding the potential impact of proposed compensation decisions (other than regarding himself).
Our CFO evaluates the financial implications of the Company’s compensation programs. Other executive officers (including other NEOs) may periodically participate in the compensation process and in Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise. None of our NEOs are members of the Compensation Committee or otherwise had any role in determining the compensation of the NEOs.
Role of Committee Advisors
The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. Additionally, the Compensation Committee evaluates our compensation policies and practices in comparison to the published standards, market and peer group norms, and guidelines of third-party proxy advisory services used by many institutional investors. During fiscal year 2024, the Compensation Committee engaged the services of Compensia as an independent executive compensation advisor.
During fiscal year 2024, Compensia provided support on the following matters:
•    the review and analysis of the compensation for our executive officers, including our CEO and the other NEOs;
•    the research, development, and review of our executive compensation peer group;
•    the determination of payouts under our performance-based equity awards; and
•    advised the Compensation Committee on trends in compensation plans, compensation governance, and relevant regulatory matters.
During fiscal year 2024, Compensia also provided advice with respect to the new employment agreements for Mr. Pickle and Mr. Lin and Mr. Maheswaran's Transition and Retirement Agreement, each as described below.
Compensia did not provide any additional services or products to the Company during fiscal year 2024 beyond the services relating to its support of the Compensation Committee. The Compensation Committee reviewed the services provided by Compensia and considered the factors prescribed by the SEC and The Nasdaq Stock Market to assess the independence of compensation advisors. Based on its review, the Compensation Committee determined that no conflicts of interest exist between the Company and Compensia and believes that Compensia is independent.
Role of Peer Companies
The Compensation Committee considers various factors and criteria when determining annual salary, target annual cash incentive levels and target annual long-term incentive award values for executives, including compensation practices at selected peer companies and industry survey data provided by our compensation consultant. The applicable group of peer companies is selected annually for use as the comparative pool by the Compensation Committee during the course of the fiscal year. The peer company information assists the Compensation Committee and the Company in identifying and understanding how our competitors and industry-comparable companies compensate their executives in applicable compensation elements, and in determining how the Company’s compensation packages compare to industry and market-competitive amounts. In addition to aiding us with compensation related actions and decisions, this peer company evaluation is also informative in relation to providing compensation information that supports potential recruitment and retention of executives by the Company. Because the peer companies do not universally report data for positions comparable to each of our NEOs, the Compensation Committee also reviewed market data from the Radford Global Technology survey. The Compensation Committee refers to the survey data generally and does not focus on any particular company within the survey (other than the peer companies noted below).
In selecting our fiscal year 2024 peer group companies, the Compensation Committee focused on publicly-traded companies based in the U.S. that are similar to us in terms of industry, general size and business characteristics, and, like us, focus their business on analog and mixed-signal semiconductors and integrated circuits. Because of consolidation in the industry, there are fewer publicly-traded companies in the semiconductor industry based in the U.S. To increase the number of companies that could potentially be considered as peer companies, the Compensation Committee also considered publicly-traded companies based in the U.S. that are similar to us in terms of the other factors noted above, but are in an expanded industry profile that included manufacturers of equipment used to make semiconductors. Additionally, the Compensation Committee generally sought to limit the group of peer companies to those that have annual revenue between 33% and 300% of the Company’s annual revenue and market capitalization between 25% and 400% of the Company’s market capitalization at the time of the peer selection. The Compensation Committee selected the following companies as the peer group of companies for purposes of its fiscal year 2024 executive compensation determinations (collectively, the “Peer Group”):

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COMPENSATION DISCUSSION AND ANALYSIS

ADTRAN Holdings, Inc.	Extreme Networks, Inc.	Power Integrations, Inc.
Allegro MicroSystems, Inc.	Infinera Corporation	Silicon Laboratories Inc.
Calix, Inc.	Lumentum Holdings, Inc.	Synaptics, Incorporated
Cirrus Logic, Inc.	MACOM Technology Solutions Holdings, Inc.	Viasat, Inc.
Cogent Communications Holdings, Inc.	MaxLinear, Inc.	Viavi Solutions, Inc.
Coherent Corp.	Monolithic Power Systems, Inc.	Wolfspeed, Inc.
Diodes Incorporated	Novanta, Inc.
COMPONENTS OF OUR FISCAL YEAR 2024 EXECUTIVE COMPENSATION PROGRAM

Annual Salary
Annual salaries are intended to provide a base level of compensation to executive officers for serving as the senior management of the Company and are paid to our executives in recognition of the skills, experience and day-to-day contributions the executive makes to the Company. Salaries for our NEOs are generally reviewed by the Compensation Committee on an annual basis. Each review does not necessarily result in an adjustment. However, as deemed appropriate at any time to help ensure ongoing market competitiveness in annual salary as an element of total compensation, the Compensation Committee may elect to provide for adjustments in annual salary. In setting base salary levels for our NEOs, the Compensation Committee considers the factors noted above under “Core Components of Compensation and Compensation Levels” and prior changes to the executive’s compensation. For newly-hired executives, the Compensation Committee also considers the executive’s compensation history and the compensation required to attract the executive to the Company. There is no specific weighting applied to any of these factors in setting annual salaries and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment.
In March 2023, the Compensation Committee approved salaries for our NEOs as detailed below (except for Messrs. Pickle and Lin, as their salary levels were effective when they joined the Company and were set at the levels provided for in their employment agreements with the Company):

Named Executive Officer	FY23 Annual Salary	FY24 Annual Salary
Mr. Pickle	N/A	$650,000
Mr. Lin	N/A	$420,000
Mr. Rodensky	$375,000	$375,000
Mr. Silberstein	$410,000	$455,000
Mr. Wilson	$375,000	$375,000
Mr. Maheswaran	$750,000	$750,000
Mr. Chukwu	$430,000	$430,000
Mr. Ammann	$405,000	$405,000
Ms. McGee	$390,000	$390,000
The Compensation Committee determined that the salary levels that had been in effect for fiscal year 2023 for the NEOs who had been employed by the Company in fiscal year 2023 continued to be appropriate for fiscal year 2024, except the Committee approved a salary increase for Mr. Silberstein. The Compensation Committee approved an increase in Mr. Silberstein’s salary in connection with his appointment as the Company’s Executive Vice President and Chief Operating Officer to better align his salary level with competitive salary levels for similar positions at the Peer Group companies.
In November 2023, the Compensation Committee approved that the base salary levels for Messrs. Silberstein and Wilson would be reduced for calendar year 2024 to $409,500 and $75,000, respectively (reflecting annualized salary reductions for calendar 2024, from the salary levels as previously in effect, of $45,500 and $300,000). The Compensation Committee also approved that each of Messrs. Silberstein and Wilson would be granted, on January 2, 2024, an RSU award for a number of shares of Company common stock equal to the amount of the executive’s annualized salary reduction for calendar 2024 divided by the lesser of (a) the closing price of a share of Company common stock on the grant date or (b) the volume-weighted average of the closing prices for a share of the Company’s common stock over the thirty consecutive trading days ending with the last trading day before the grant date (these awards are referred to as “Salary Reduction Awards”). Each Salary Reduction Award is scheduled to vest on the first anniversary of the date of grant, with pro-rated vesting should the executive’s employment terminate for any reason during the vesting period and after January 2024.

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COMPENSATION DISCUSSION AND ANALYSIS
Executive Bonus Plan
Annual cash incentive awards are designed to motivate executive officers to achieve certain strategic, operational, and financial goals which can be evaluated on an annual basis. Annual cash incentive goal setting is done as part of the annual fiscal year business planning activity of the Company. Company business goals are established at the beginning of each fiscal year by an interactive process between the Board and management. The end result of this annual business planning process is the Company’s fiscal year Annual Business Plan (“ABP”).
As part of the process used by the Compensation Committee in reviewing the fiscal year ABP, the Compensation Committee reviews the goals of each NEO with respect to their business unit or corporate function. The Compensation Committee also reviews the fiscal year ABP in light of available business intelligence, forecasts, and projections with the objective that, in the judgment of the Compensation Committee, superior performance would be required to achieve the key financial objectives established for the program.
Each executive has a target annual cash incentive potential that is set as a percentage of annual base salary. That target annual cash incentive is set by the Compensation Committee for each executive officer position after considering the factors noted above under “Core Components of Compensation and Compensation Levels” and the target annual cash incentive levels of comparable positions among our Peer Group. There is no specific weighting applied to any of these factors in setting the target annual cash incentive levels and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment.
As noted above, the Compensation Committee sets what it believes to be aggressive annual business plan goals for the cash incentive plan. The approach of the Compensation Committee is to set business plan goals such that, in its judgment, achievement of those goals will result in the Company generally outperforming its peer group of companies. Because the Compensation Committee believes the goals established for the annual bonus plan are rigorous and will be achieved only if the Company performs at a high level, the Compensation Committee sets the target opportunity for the annual cash incentive plan above the median for comparable positions in our Peer Group to provide appropriate incentives for strong performance. Consistent with this approach, annual cash incentives for our NEOs generally paid out at or slightly below targeted levels for fiscal year 2022, at or below targeted levels for fiscal year 2023, and there were no payouts for fiscal year 2024. Also, as explained in more detail below, even if the Company achieved 100% of the target level of the key financial goals, the program would only pay 80% for that portion of the target annual cash incentive. An NEO would receive 100% payout for the key financial goal portion of their target annual cash incentive upon achievement of 105% of the target performance level.
Fiscal Year 2024 Executive Bonus Plan
Our NEOs participated in the fiscal year 2024 annual cash incentive program (referred to herein as the “Executive Bonus Plan”). The Executive Bonus Plan provided each executive with an opportunity to earn an annual cash incentive based on the Company’s performance in relation to certain pre-established annual financial goals, the Company's strategic and operating achievements during the year, and the executive’s individual performance. To provide a consistent set of goals for the management team, all of our NEOs (including the CEO) participated in the same bonus plan for the fiscal year 2024.
For fiscal year 2024, the target annual cash incentive potential (expressed as a percentage of base salary) for each of our NEOs was as follows:

Named Executive Officer	Target Annual Cash Incentive as Percentage of Base Salary
Mr. Pickle	100%
Mr. Maheswaran	125%
Mr. Lin	75%
Mr. Rodensky	75%
Mr. Silberstein	80%
Mr. Wilson	80%
Mr. Chukwu	80%
Mr. Ammann	80%
Ms. McGee	75%
These target incentives for fiscal year 2024 were the same level as for fiscal year 2023 for each NEO, except for Messrs. Pickle and Lin (whose target incentives were set at the level provided for in their respective employment agreements).
Under the Executive Bonus Plan, each executive’s target annual cash incentive for fiscal year 2024 was structured to be scored in three parts. Seventy percent (70%) of the target annual cash incentive potential was to be based on the

Semtech Corporation 2024 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS
Company’s attainment of key financials goals for the fiscal year (the “Company Performance Portion”) as set by the Compensation Committee, twenty percent (20%) of the executive’s target annual cash incentive potential was to be based on the Company’s strategic and operating achievements during the fiscal year (the “Strategic and Operating Portion”), and the remaining ten percent (10%) of the executive’s target annual cash incentive potential was to be based on the executive’s individual performance for the fiscal year (the “Individual Performance Portion”). The Compensation Committee believed that including a category to award strategic and operating achievements, and retaining an Individual Performance Portion, provided the Committee with the flexibility to incentivize and reward achievements that promote the long-term growth and success of the Company, and that the allocation between Company financial measures, strategic and operating achievements, and individual performance would create an appropriate balance between achieving short-term (one year) financial objectives and longer term infrastructure and product expansion accomplishments.
The Compensation Committee retains broad discretion to adjust (up or down, including withholding entirely) part or all of a proposed annual cash incentive payment.
Company Performance Portion of Fiscal Year 2024 Executive Bonus Plan
For fiscal year 2024, the financial performance goals established by the Compensation Committee for the Executive Bonus Plan were non-GAAP operating income (weighted as half the Company Performance Portion and 35% of the total bonus opportunity) and net revenue (also weighted as half the Company Performance Portion and 35% of the total bonus opportunity). The Compensation Committee included non-GAAP operating income as a performance measure in the executive compensation program because it believes non-GAAP operating income is currently the best measure of the Company’s core operating performance, as it reflects the essential results of ongoing base business functions and results without the impact (positive or negative) of extraordinary and non-operational matters. The Compensation Committee further believes that non-GAAP operating income focuses performance on the parallel objectives of increasing revenue and controlling operating expenses. The Compensation Committee includes net revenue as a performance measure in the executive compensation program to focus executives on revenue growth which is important over the long-term to grow long-term stockholder value.
The target set for fiscal year 2024 non-GAAP operating income was $292,900,000, which was approximately 39% higher than our non-GAAP operating income achieved for fiscal year 2023 as taken into account in determining fiscal year 2023 bonuses for the NEOs. In the judgment of the Compensation Committee in light of available business intelligence, forecasts and projections at the time it established this goal, superior performance would be required to achieve the goal. The Compensation Committee also established a scoring matrix to determine the percentage of the Company Performance Portion payable based on actual fiscal year 2024 non-GAAP operating income performance against the fiscal year 2024 goal of $292,900,000 as follows:

Non-GAAP Operating Income as a Percentage of the Target	Percentage of Company Performance Portion for Metric Payable
Below 80% of the target	0%
80% of the target	50%
85% of the target	60%
95% of the target	70%
100% of the target	80%
105% of the target	100%
110% of the target	110%
115% of the target	120%
120% of the target	125%
125% of the target	130%
130% of the target	135%
135% of the target	140%
140% of the target	145%
145% of the target	150%
150% of the target	155%
Above 150% of the target	200%
For fiscal year 2024, the non-GAAP operating income achieved was $92,668,000, resulting in no payout for this portion of the Executive Bonus Plan.*

*    See Exhibit A for information about how to calculate non-GAAP operating income and a reconciliation of non-GAAP operating income to the most directly comparable GAAP measure.

Semtech Corporation 2024 Proxy Statement	38

COMPENSATION DISCUSSION AND ANALYSIS
The target set for fiscal year 2024 net revenue was $1,368,400,000, which was approximately 81% higher than our net revenue achieved for fiscal year 2023. In the judgment of the Compensation Committee in light of available business intelligence, forecasts and projections at the time it established this goal, superior performance would be required to achieve the goal. The Compensation Committee also established a scoring matrix to determine the percentage of the Company Performance Portion payable based on actual fiscal year 2024 net revenue performance against the fiscal year 2024 goal of $1,368,400,000 as follows:

Net Revenue as a Percentage of the Target	Percentage of Company Performance Portion for Metric Payable
Below 80% of the target	0%
80% of the target	50%
85% of the target	60%
95% of the target	70%
100% of the target	80%
105% of the target	100%
110% of the target	110%
115% of the target	120%
120% of the target	125%
125% of the target	130%
130% of the target	135%
135% of the target	140%
140% of the target	145%
145% of the target	150%
150% of the target	155%
Above 150% of the target	200%
For fiscal year 2024, the net revenue achieved was $868,758,000, resulting in no payout for this portion of the Executive Bonus Plan.
Strategic Objectives and Individual Performance Portion of Fiscal Year 2024 Executive Bonus Plan
Although the Company did not achieve its financial targets for the year, the Compensation Committee considered scoring of the Strategic and Operating Portion and the Individual Performance Portion at “target” to recognize the executives’ performance in delivering significant fiscal year 2024 achievements critical to our long-term success and shareholder value creation, including rebuilding our senior leadership team, the integration of the Sierra acquisition, major reductions in combined company operating expenses, revising our credit facility in October 2023, and our successful issuance of $250 million of convertible senior notes in October 2023. In addition, to further encourage retention, the Compensation Committee considered awarding the incentives as RSUs subject to a one-year vesting requirement rather than fully-vested cash awards. However, the NEOs requested that they not be awarded any Executive Bonus Plan awards (whether cash or additional RSUs) for fiscal year 2024 and that, instead, any such amounts the Compensation Committee would have otherwise considered awarding to them for fiscal year 2024 be used to supplement the awards for our non-executive employees. Accordingly, our NEOs did not receive Executive Bonus Plan awards for fiscal year 2024.
Pursuant to his Transition and Retirement Agreement described below, Mr. Maheswaran was eligible to receive a target annual bonus for fiscal year 2024 ($937,500), pro-rated for the portion of fiscal year 2024 that he served as the Company’s Chief Executive Officer. He did not receive any bonus under the bonus plan.

Semtech Corporation 2024 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS
Equity Incentive Awards
The Compensation Committee believes that equity incentive awards serve to align the interests of executives with those of the Company’s stockholders, complement annual cash incentives by motivating executives to create and sustain value in the Company, and encourage our executives to avoid taking excessive risks that might have a significant short term or prolonged negative impact on our stock price.
The following discussion of equity awards generally applies to the equity awards granted in fiscal year 2024 to our Named Executive Officers.
The equity award vehicles used in fiscal year 2024 for the Named Executive Officers who received new awards were:
•    time-based restricted stock unit awards that generally vest over three years (“Time-Based Units”);
•    restricted stock units that vest based on our TSR percentile rank against a comparison group of companies over 1-, 2- and 3-year performance periods (“Relative TSR PSUs”); and
•    restricted stock units that vest based on our net revenue and non-GAAP operating income over fiscal years 2024, 2025 and 2026 (“Financial Metric PSUs”).
In granting equity awards, the Compensation Committee considers the factors noted above under “Core Components of Compensation and Compensation Levels” and the value of such awards in comparison to awards to comparable executives within our Peer Group. There is no specific weighting applied to any of these factors and the process ultimately relies on the Compensation Committee’s judgment. After consideration of these factors, the Compensation Committee determined that our Named Executive Officers who received new awards in fiscal year 2024 would receive Time-Based RSUs and Performance-Based RSUs with the grant date fair value of the awards approximately balanced between the two types of awards.
Our equity incentive awards are subject to multi-year vesting. The equity awards granted to our Named Executive Officers in fiscal year 2024 generally vest over three years. This multi-year element serves as a significant “holding period” in terms of requiring the executive to retain the underlying equity interest until some future date following the grant date of the award. The Compensation Committee believes that the inclusion of this vesting period component further aligns the long-term interests of the executive with the long-term interests of the Company’s stockholders and functions as a retention incentive for the executive.
Restricted Stock Unit Awards
Our restricted stock unit awards represent a contingent right to receive one share of our common stock or, in the Compensation Committee’s discretion, the payment of cash for each unit in an amount equal to the fair market value of our common stock. The Compensation Committee believes that grants of restricted stock units are particularly useful to motivate executives to avoid undue risk and to align their interests with those of our stockholders, since our grants of restricted stock unit awards have intrinsic economic value which correlates directly to our stock price. Thus, the value of a restricted stock unit award can go up or down depending on the changes to our stock price over time. While restricted stock unit awards will always have some intrinsic value as long as our stock remains marketable, we believe our executives are motivated to seek to increase the intrinsic value through Company performance that is reflected in favorable and sustainable increases in our stock price. We also believe that actions or business decisions carrying risks that might reduce our stock price are discouraged by the correlation between the intrinsic value of these awards and the growth of our stock price. In addition, the Time-Based Units serve as a retention incentive over the multi-year vesting period. Time-Based Units granted to our NEOs in fiscal year 2024 generally vest annually over three years from the date of grant (in the case of the Time-Based Units granted to Messrs. Pickle and Lin, vesting on a quarterly basis over a three-year time period, subject to a one-year cliff for Mr. Lin's award, as provided for in their respective employment agreements).
During fiscal year 2024, the Compensation Committee determined to award Mr. Maheswaran a time-based grant of RSUs for transition services in connection with his retirement as our Chief Executive Officer. The terms of this grant are described below under “Mr. Maheswaran’s Transition and Retirement Agreement” and were negotiated with Mr. Maheswaran as part of his Transition and Retirement Agreement. Mr. Maheswaran did not receive Performance-Based Units (discussed below) during fiscal year 2024. In addition, and as discussed above, in January 2024 we granted the Salary Reduction Awards to Messrs. Silberstein and Wilson.

Semtech Corporation 2024 Proxy Statement	40

COMPENSATION DISCUSSION AND ANALYSIS
Performance-Based Restricted Stock Units – Relative TSR PSUs
One-half of the Performance-Based Units granted to the NEOs in fiscal year 2024 are Relative TSR PSUs eligible to vest based on the Company’s TSR relative to the companies included in the Russell 3000 index (the “Index”). The Compensation Committee believed that relative TSR would be an effective measure for evaluating our performance over a sustained time horizon while adjusting for broader market conditions in a volatile industry sector. The Compensation Committee believed that the use of the Index was appropriate as a broad-based measure of the Company's relative TSR performance, and was consistent with the measurement methodology or relative TSR plans of many comparable companies. The use of relative TSR as a performance metric also supplements the financial metrics we use to evaluate performance under our bonus plan and the Financial Metric PSUs.
A target number of the Relative TSR PSUs is covered by each award, with one-third of the target number of units allocated to each of the three performance periods covered by the award (with the first period consisting of our 2024 fiscal year, the second period consisting of our 2024 and 2025 fiscal years, and the third period consisting of our 2024, 2025 and 2026 fiscal years). Between 0% and 200% of the target number of units allocated to each of those periods is eligible to vest based on our relative TSR performance through the end of that period determined as follows:

TSR Percentile Rank	Award Multiplier
75th or greater	200%
50th	100%
25th	50%
Less than 25th	0%
The TSR Percentile Rank for a performance period is the percentile ranking of our TSR for that performance period as compared to the TSRs achieved by the companies comprising the Comparison Group for that performance period. The “Comparison Group” means each of the companies included in the Index as of the first day of the performance period that remains a publicly traded company through the last day of the performance period, with any company included in the Index as of the first day of the performance period that does not remain a publicly traded company through the last day of the performance period as a result of such company’s bankruptcy, insolvency or liquidation included but its TSR for that performance period is deemed to be -100%. For these purposes, TSR for both the Company and the Index companies is calculated based on the average closing prices over the 30-trading-day period preceding the performance period and the 30-trading day period ending with the last day of the performance period and assuming in each case that all dividends issued over the performance period are reinvested as of the payment date. The Award Multiplier for a performance period determined based on the TSR Percentile Rank for that performance period is applied to the target number of shares allocated to the applicable performance period. If the TSR Percentile Rank falls between two levels in the table above, the Award Multiplier will be determined using straight line interpolation between those levels. In addition, if the Company’s TSR for a particular performance period is negative, the Award Multiplier for that performance period is capped at 100%.
Performance-Based Restricted Stock Units – Financial Metric PSUs
The remaining one-half of the Performance-Based Units granted to the NEOs in fiscal year 2024 are Financial Metric PSUs eligible to vest based on the Company net revenue and non-GAAP operating income for each of fiscal years 2024, 2025 and 2026. One-third of the target number of units is allocated to each of the three fiscal years covered by the award, with one-half of the target units for each fiscal year being allocated to each of the two performance metrics. Between 0% and 200% of the target number of units allocated to each metric for each fiscal year is eligible to vest based on our performance during that fiscal year. However, for the fiscal year 2025 and 2026 performance periods, the vesting percentage for a particular metric (net revenue or non-GAAP operating income) will be 0% for that metric for that fiscal year if the Company’s actual performance level for that metric in that fiscal year does not exceed the Company’s actual performance level for that metric in the immediately preceding fiscal year.

Semtech Corporation 2024 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS
The Financial Metric PSUs allocated to the fiscal year 2024 performance period for each metric were eligible to vest as follows (other than in the case of the awards for Messrs. Pickle and Lin, discussed below):

If the Company’s Actual Net Revenue or Non-GAAP Operating Income Performance for Fiscal Year 2024 (as a Percentage of the Applicable Target Stated Below for that Performance Period) is:	The Vesting Percentage for the Portion of the Award Corresponding to that Financial Metric is:
Below 80% of the target	0%
80% of the target	60%
85% of the target	70%
90% of the target	80%
95% of the target	90%
100% of the target	100%
105% of the target	105%
110% of the target	110%
115% of the target	115%
120% of the target	125%
125% of the target	130%
130% of the target	135%
135% of the target	140%
140% of the target	145%
145% of the target	150%
150% of the target	155%
Above 150% of the target	200%
For purposes of the Financial Metric PSUs awarded to the NEOs (other than Messrs. Pickle and Lin), the target level of net revenue for fiscal year 2024 was $1,227 million and the target level of non-GAAP operating income was $204.5 million.
In the employment agreement negotiations with each of Messrs. Pickle and Lin, the Compensation Committee agreed that it would re-consider the financial metric levels used in granting their Financial Metric PSUs as Messrs. Pickle and Lin had not been employed with the Company for the first portion of the fiscal year (when the Financial Metric PSUs were awarded to the other NEOs) such that the goals for the awards would be more reflective of expectations once Messrs. Pickle and Lin had joined the Company and the Compensation Committee had re-considered the goals. For the portion of the Financial Metric PSUs awarded to Messrs. Pickle and Lin that are allocated to the fiscal year 2024 performance period, the awards are eligible to vest as follows:

If the Company’s Actual Net Revenue for Fiscal Year 2024 (in millions) is:	If the Company’s Actual Non-GAAP Operating Income for Fiscal Year 2024 (in millions) is:	The Vesting Percentage for the Portion of the Award Corresponding to that Financial Metric is:
Less than $779.2	Less than $73.7	0%
$779.2	$73.70	60%
$865.8	$92.10	100%
Equal to or Greater than $1,082.3	Equal to or Greater than $138.2	200%
If actual performance falls between two levels in the applicable table above, the vesting percentage for that metric will be determined using straight line interpolation between those levels.
In the case of each Performance-Based Unit, the award is scheduled to vest (to the extent the applicable performance goal is attained) only if the award recipient remains employed with the Company through the date that the Compensation Committee determines the performance level achieved for the applicable performance period.

Semtech Corporation 2024 Proxy Statement	42

COMPENSATION DISCUSSION AND ANALYSIS
Fiscal Year 2024 Annual Equity Incentive Awards
For fiscal year 2024, the Compensation Committee granted our NEOs annual Time-Based Units and Performance-Based Units covering the number of shares of our common stock set forth in the following table (with PSUs shown at the target number of units). As noted above, the Compensation Committee believed that this mix of awards was consistent with our performance-based philosophy as a substantial portion of each NEO’s total annual equity awards was performance-based.

Executive	Time-Based Units(1)	Performance-Based Units (Target) (1)
Mr. Pickle	123,652	123,653
Mr. Lin	37,969	37,970
Mr. Rodensky	25,488	20,854
Mr. Silberstein	36,411	29,790
Mr. Wilson	25,488	20,854
Mr. Maheswaran	—	—
Mr. Chukwu	32,770	26,812
Mr. Ammann	27,308	22,342
Ms. McGee	25,488	20,854
(1) As described above, one-half of the Performance-Based Units are Relative TSR PSUs and one-half of the Performance-Based Units are Financial Metric PSUs. The awards included in the table for Messrs. Pickle and Lin are their respective inducement grants awarded in connection with their joining the Company. This table does not include the retention grant of 232,635 time-based RSUs to Mr. Maheswaran pursuant to his Transition and Retirement Agreement or the Salary Reduction Awards for Messrs. Silberstein and Wilson.
Vesting of Fiscal Year 2024, 2023 and 2022 Performance-Based Awards
As noted above, the first performance period for the fiscal year 2024 Relative TSR PSUs and Financial Metric PSUs awarded to our NEOs consisted of our 2024 fiscal year. In fiscal years 2023 and 2022, we also granted Relative TSR PSUs to our executive officers. The second performance period for the fiscal year 2023 Relative TSR PSUs consisted of our 2023 and 2024 fiscal years, and the third performance period for the fiscal year 2022 Relative TSR PSUs consisted of our 2022, 2023 and 2024 fiscal years.
Our Relative TSR PSUs granted in fiscal years 2022 and 2023 are similar to our Relative TSR PSUs granted in fiscal year 2024, except that performance-based vesting for the Relative TSR PSUs granted in fiscal years 2022 and 2023 is measured based on the Company’s TSR for the applicable performance period relative to the TSR of the S&P Semiconductor Select Industry Index for that performance period. A target number of Performance-Based Units is covered by each award, with one-third of the target number of units allocated to each of the three performance periods covered by the award. Between 0% and 200% of the target number of units allocated to each of those periods is eligible to vest based on our relative TSR performance through the end of that period determined in the same manner as the fiscal year 2024 Relative TSR PSUs described above.
In March 2024, the Compensation Committee determined that all of the Relative TSR PSUs allocated to performance periods ending in fiscal year 2024 were forfeited in their entirety (including such portion of the Relative TSR PSUs awarded to Messrs. Pickle and Lin as their Relative TSR PSU performance measurement framework was not adjusted to account for the fact that they joined the Company during the year). Our TSR Percentile Rank and Award Multiplier for the applicable performance periods are shown in the table below.

Year of Grant	Measurement Period	% of Target Award Tied to Period	Semtech TSR	TSR Percentile Rank	Award Multiplier (% of Target Units Vesting)
Fiscal Year 2022	3 years Ending FYE24	33 1/3%	-29.26%	16.10%	0.00%
Fiscal Year 2023	2 years Ending FYE24	33 1/3%	-29.75%	17.87%	0.00%
Fiscal Year 2024	1 year Ending FYE24	33 1/3%	-29.75%	17.87%	0.00%
The remaining one-third of the target number of Relative TSR PSUs granted in fiscal year 2023 remain outstanding and eligible to vest based on our relative TSR performance during the three-year performance period consisting of our fiscal years 2023-2025.

Semtech Corporation 2024 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS
The remaining two-thirds of the target number of Relative TSR PSUs granted in fiscal year 2024 remain outstanding and eligible to vest based on our relative TSR performance during two- and three-year performance periods consisting of our fiscal years 2024-2025 and our fiscal years 2024-2026, respectively.
In March 2024, the Compensation Committee also determined that the Company’s net revenue for fiscal year 2024 was $868,758,000, and the Company non-GAAP operating income for fiscal year 2024 was $92,668,000*. Accordingly, based on the chart above, the vesting percentage for each of the Financial Metric PSUs granted to the NEOs (other than Messrs. Pickle and Lin) for fiscal year 2024 was 0% for the revenue portion of the award and 0% for the non-GAAP operating income portion of the award, and the vesting percentage for each of the Financial Metric PSUs granted to Messrs. Pickle and Lin for fiscal year 2024 was 101.4% for the revenue portion of the award and 101.2% for the non-GAAP operating income portion of the award.
The remaining two-thirds of the target number of Financial Metric PSUs granted in fiscal year 2024 remain outstanding and eligible to vest based on our net revenue and non-GAAP operating income during fiscal years 2025 and 2026.
Fiscal Year 2020 CEO Equity Incentive Awards and Absolute Stock Price PSUs
In March 2019, our Compensation Committee approved an equity compensation program for Mr. Maheswaran that included Performance-Based Units that were eligible to vest based on the Company’s TSR relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD) over a four-year period consisting of our 2020, 2021, 2023, and 2024 fiscal years), and Performance-Based Units that were eligible to vest based on the Company’s stock price reaching certain pre-established share values (“Absolute Stock Price PSUs”). Specifically, the Absolute Stock Price PSUs were eligible to vest during the period commencing March 5, 2019 and ending March 5, 2024 (the “Performance Period”) as follows: 30% of the restricted stock units covered by the Absolute Stock Price PSUs would vest if, during any period of 30 consecutive trading days that commenced and ended during the Performance Period, the average per-share closing price of the Company’s common stock equaled or exceeded $71.00; and the award would vest in full if, during any period of 30 consecutive trading days that commenced and ended during the Performance Period, the average per-share closing price of the Company’s common stock equaled or exceeded $95.00. If a change in control of the Company occurred during the Performance Period: 30% of the award would vest if the $71.00 vesting level under the awards was not previously attained and the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value equal to or greater than $71.00; the awards would vest in full if the Company’s stockholders became entitled to receive per-share consideration in the transaction having a value equal to or greater than $95.00; and there would be proportionate vesting (between 30% and 100% of the unvested portion of the award) if the Company’s stockholders became entitled to receive per-share consideration in the transaction having a value between $71.00 and $95.00.
All of the relative TSR Performance-Based Units awarded to Mr. Maheswaran in March 2019 were forfeited because the threshold level of relative TSR performance required in order for any portion of these tranches to vest was not achieved. Furthermore, in connection with his separation from employment with the Company, Mr. Maheswaran forfeited his remaining Absolute Stock Price PSUs.
Fiscal Year 2022 Absolute Stock Price PSUs
In March 2021, we awarded Absolute Stock Price PSUs to certain of our executive officers (including Messrs. Rodensky, Silberstein and Wilson) that were similar to the Absolute Stock Price PSUs awarded to Mr. Maheswaran in fiscal year 2020, as discussed above, except the Absolute Stock Price PSUs awarded to our other executive officers in fiscal year 2022 did not have vesting goals tied to the achievement of a $71.00 stock value. The Absolute Stock Price PSUs awarded in fiscal year 2022 would vest if, during any period of 30 consecutive trading days that commenced and ended during a performance period ending March 5, 2024, the average per-share closing price of the Company’s common stock equaled or exceeded $95.00. If a change in control of the Company occurred during the performance period, the Absolute Stock Price PSUs would vest in full if the Company’s stockholders became entitled to receive per-share consideration in the transaction having a value equal to or greater than $95.00, and there would be proportionate vesting (between 0% and 100%) if the Company’s stockholders became entitled to receive per-share consideration in the transaction having a value between $71.00 and $95.00. No portion of these Absolute Stock Price PSUs vested and the awards were forfeited.
Other Compensation
Perquisites and Benefits
During fiscal year 2024, we did not provide any significant perquisites to our NEOs. The Company provides our NEOs with certain benefits on the same terms made available to our other employees generally, including participation in our 401(k) retirement plan, health care plans, life insurance plans, and other welfare benefit programs. The Company also reimburses each NEO for the cost of an annual physical exam. The Compensation Committee believes that this benefit helps protect the health of the executive team at a relatively small cost to the Company.

*    See Exhibit A for a reconciliation of non-GAAP operating income to the most directly comparable GAAP measure.

Semtech Corporation 2024 Proxy Statement	44

COMPENSATION DISCUSSION AND ANALYSIS
In addition to the standard benefits offered to all of our employees generally, our U.S.-based executives and other employees who are specifically approved by the Compensation Committee are eligible to participate in our Executive Nonqualified Excess Plan, as amended and restated (our “Deferred Compensation Plan”), which allows our executives to elect to defer annual salary and/or annual cash incentive income. The Deferred Compensation Plan is unfunded and unsecured; however, the Company maintains life insurance policies on the lives of certain current and former participants in the plan, the benefit and accrued value of which is intended to cover a majority of the plan’s accrued liability. For fiscal year 2024, the Company matched, on a dollar-for-dollar basis, up to the first 10% of employee base salary contributions for our CEO, our Chief Financial Officer and our Chief Legal Officer, up to the first 8% for participants at the Vice President level, and up to the first 5% for all other participants. The Compensation Committee believes that providing the NEOs with this deferred compensation opportunity is a cost-effective way to permit the executives to receive the tax benefits associated with delaying income tax on the compensation deferred, even though the related deduction for the Company is also deferred. For more information on our Deferred Compensation Plan, please see “Nonqualified Deferred Compensation Plan-Fiscal Year 2024” in this Proxy Statement.
Employment Agreements and Change in Control Benefits
Employment Agreement with Paul Pickle
On May 25, 2023, the Company and Mr. Pickle entered into an employment agreement (the “Pickle Employment Agreement”) that provides for Mr. Pickle’s employment with the Company, as its President and Chief Executive Officer, effective as of June 30, 2023. The terms of the Pickle Employment Agreement were negotiated with Mr. Pickle and include the following compensation and benefits while he serves the Company in that position:
• Mr. Pickle will be entitled to an annual base salary of $650,000, which may be increased (but not decreased) by the Board (or a committee thereof) from time to time.
• Mr. Pickle will be entitled to an annual incentive bonus opportunity based on the achievement of performance criteria to be established by the Board (or a committee thereof). Mr. Pickle’s annual target and maximum bonus opportunities will be 100% and 200%, respectively, of his base salary for the corresponding fiscal year.
• During fiscal year 2024, the Company granted Mr. Pickle a stock unit award covering a number of shares of Company common stock equal to $5,000,000 divided by the average of the closing prices for a share of the Company’s common stock (in regular trading) on The Nasdaq Stock Market over the 30 consecutive trading days ending with May 30, 2023. Half of the stock units awarded to Mr. Pickle are time-based vesting stock units (“RSUs”) scheduled to vest, subject to Mr. Pickle’s continued service, over a three-year period (with one-twelfth of the RSUs scheduled to vest on October 1, 2023 and on the first trading day of each calendar quarter thereafter for the following eleven calendar quarters). Half of the stock units awarded to Mr. Pickle are the “target” number of performance-based vesting stock units (“PSUs”), with half of the “target” number of PSUs subject to vesting based on the attainment of certain financial measures (“Financial Metric PSUs”) and the other half of the “target” number of PSUs subject to vesting based on the Company’s relative total shareholder return (“Relative TSR PSUs”). Between 0% and 200% of the “target” number of stock units subject to the performance-based awards may become eligible to vest based on actual performance during the applicable performance periods. The performance measures applicable to the Relative TSR PSUs are consistent with the performance measures applicable to the Relative TSR PSUs awarded by the Company to its other executive officers for fiscal year 2024 described above under “Equity Incentive Awards”. The RSUs and Relative TSR PSUs were awarded on Mr. Pickle’s June 30, 2023 start date with the Company. The Financial Metric PSUs were awarded following his start date when the applicable performance goals were determined by the Compensation Committee. All such awards were structured to satisfy the “inducement grant” exception under applicable listing rules and, accordingly, they were not granted under the Company’s 2017 Long-Term Equity Incentive Plan.
• Additional equity awards for Mr. Pickle, commencing with awards for fiscal year 2025, will be in the discretion of the Board (or a committee thereof).
• Mr. Pickle will also be entitled to certain employee benefits, such as participation in the Company’s retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available to the Company’s executive officers employed in the United States.
The term of Mr. Pickle’s employment under the Pickle Employment Agreement is for an initial term commencing on his June 30, 2023 start date and ending on June 30, 2028, with automatic one-year renewals unless one party has provided the other party with at least 60 days’ advance notice of non-renewal of the term and subject to earlier termination by either the Company or Mr. Pickle.
The Pickle Employment Agreement generally provides that if Mr. Pickle’s employment with the Company is terminated by the Company without Cause (as defined in the Pickle Employment Agreement), upon expiration of the term of the Pickle Employment Agreement then in effect by reason of the Company’s delivery of a notice of non-renewal if the Company did not have Cause to deliver such non-renewal notice, or by Mr. Pickle for Good Reason (as defined in the Pickle Employment Agreement), Mr. Pickle will be entitled to receive the following separation benefits: (1) one times his annual base salary paid out in installments over the year following his separation date (or, in the event such termination of employment occurs during a Change in Control Window, Mr. Pickle will instead be entitled to payment of two times his annual base salary paid out in installments over the two years following his separation date); (2) payment of any bonus due for a fiscal year that ended prior to his separation date plus a pro-rata portion of his target bonus for the year in which

Semtech Corporation 2024 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS
his employment ends (pro-rata based on the number of days of employment during the year); (3) payment or reimbursement of Mr. Pickle’s premiums to continue healthcare coverage under COBRA for up to 12 months (24 months if such termination of employment occurs during a Change in Control Window); (4) full vesting of any unvested amounts allocated to Mr. Pickle’s account under the Deferred Compensation Plan; (5) as to each then-outstanding equity-based award granted by the Company to Mr. Pickle that vests based solely on continued service with the Company and unless otherwise expressly provided in the applicable award agreement, accelerated vesting of any portion of the award that was scheduled to vest within one year after Mr. Pickle’s separation date (accelerated vesting of the entire outstanding and unvested portion of the award if such termination of employment occurs during a Change in Control Window); and (6) as to each outstanding equity-based award granted by the Company to Mr. Pickle that is subject to performance-based vesting requirements and unless otherwise expressly provided in the applicable award agreement, Mr. Pickle’s employment with the Company will be deemed to have continued for one year after his separation date (except that, if such termination of employment occurs during a Change in Control Window, any service-based vesting requirement under the award will be deemed satisfied in full but the performance-based vesting measurement will still apply and will be treated as provided in the applicable award agreement). Mr. Pickle’s receipt of the separation benefits described above is conditioned on Mr. Pickle delivering a release of claims in favor of the Company. For purposes of the Pickle Employment Agreement, “Change in Control Window” generally means the period of time in connection with a change in control of the Company that begins on the date 90 days prior to the consummation of the change in control transaction (or, if earlier, on the date a definitive agreement is entered into to effect the change in control transaction) and ends on the second anniversary of the consummation of the change in control transaction.
If Mr. Pickle’s employment terminates due to his death or disability, he would be entitled to payment of any bonus due for a fiscal year that ended prior to his separation date plus a pro-rata portion of his target bonus for the year in which his employment ends.
Employment Agreement with Mark Lin
On September 5, 2023, the Company and Mr. Lin entered into an employment agreement (the “Lin Employment Agreement”) that provides for Mr. Lin’s employment with the Company, as its Executive Vice President and Chief Financial Officer, effective as of October 2, 2023. The terms of the Lin Employment Agreement were negotiated with Mr. Lin and include the following compensation and benefits while he serves the Company in that position:
• Mr. Lin will be entitled to an annual base salary of $420,000, which may be increased (but not decreased) by the Board (or a committee thereof) from time to time.
• Mr. Lin will be entitled to an annual incentive bonus opportunity based on the achievement of performance criteria to be established by the Board (or a committee thereof). Mr. Lin’s annual target and maximum bonus opportunities will be 75% and 150%, respectively, of his base salary for the corresponding fiscal year.
• During fiscal year 2024, the Company granted Mr. Lin a stock unit award covering a number of shares of Company common stock equal to $1,900,000 divided by the volume-weighted average of the closing prices for a share of the Company’s common stock (in regular trading) on The Nasdaq Stock Market over the 30 consecutive trading days ending with October 2, 2023. Half of the stock units awarded to Mr. Lin are time-based vesting RSUs scheduled to vest, subject to Mr. Lin’s continued service, over a three-year period (with one-third of the RSUs scheduled to vest on October 2, 2024 and the balance scheduled to vest in quarterly installments thereafter over the following two years). Half of the stock units awarded to Mr. Lin are the “target” number of PSUs, with half of the “target” number of PSUs being Financial Metric PSUs subject to vesting based on the attainment of certain financial measures and the other half of the “target” number of PSUs being Relative TSR PSUs subject to vesting based on the Company’s relative total shareholder return. Between 0% and 200% of the “target” number of stock units subject to the performance-based awards may become eligible to vest based on actual performance during the applicable performance periods. The performance measures applicable to the Relative TSR PSUs are consistent with the performance measures applicable to the Relative TSR PSUs awarded by the Company to its other executive officers for fiscal year 2024 described above under “Equity Incentive Awards”. The RSUs and Relative TSR PSUs were awarded on Mr. Lin’s October 2, 2023 start date with the Company. The Financial Metric PSUs were awarded following his start date when the applicable performance goals were determined by the Compensation Committee. All such awards were structured to satisfy the “inducement grant” exception under applicable listing rules and, accordingly, they were not granted under the Company’s 2017 Long-Term Equity Incentive Plan.
• Additional equity awards for Mr. Lin, commencing with awards for fiscal year 2025, will be in the discretion of the Board (or a committee thereof).
• Mr. Lin received a signing bonus of $200,000. The signing bonus will vest monthly over the two year period following his start date. If Mr. Lin’s employment with the Company ends during that two year period (other than in circumstances triggering severance benefits for Mr. Lin, as described below), Mr. Lin has agreed to repay the then-unvested portion of the signing bonus to the Company.
• Mr. Lin will also be entitled to certain employee benefits, such as participation in the Company’s retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available to the Company’s executive officers employed in the United States.
The term of Mr. Lin’s employment under the Lin Employment Agreement is for an initial term commencing on the his October 2, 2023 start date and ending on October 2, 2028, with automatic one-year renewals unless one party has

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COMPENSATION DISCUSSION AND ANALYSIS
provided the other party with at least 60 days’ advance notice of non-renewal of the term and subject to earlier termination by either the Company or Mr. Lin.
The Lin Employment Agreement generally provides that if Mr. Lin’s employment with the Company is terminated by the Company without Cause (as defined in the Lin Employment Agreement), upon expiration of the term of the Lin Employment Agreement then in effect by reason of the Company’s delivery of a notice of non-renewal if the Company did not have Cause to deliver such non-renewal notice, or by Mr. Lin for Good Reason (as defined in the Lin Employment Agreement), Mr. Lin will be entitled to receive the following separation benefits: (1) one times his annual base salary paid out in installments over the year following his separation date (or, in the event such termination of employment occurs during a Change in Control Window, Mr. Lin will instead be entitled to payment of two times his annual base salary paid out in installments over the two years following his separation date); (2) payment of any bonus due for a fiscal year that ended prior to his separation date plus a pro-rata portion of his target bonus for the year in which his employment ends (pro-rata based on the number of days of employment during the year); (3) payment or reimbursement of Mr. Lin’s premiums to continue healthcare coverage under COBRA for up to 12 months (24 months if such termination of employment occurs during a Change in Control Window); (4) full vesting of any unvested amounts allocated to Mr. Lin’s account under the Deferred Compensation Plan; (5) as to each then-outstanding equity-based award granted by the Company to Mr. Lin that vests based solely on continued service with the Company and unless otherwise expressly provided in the applicable award agreement, accelerated vesting of any portion of the award that was scheduled to vest within one year after Mr. Lin’s separation date (accelerated vesting of the entire outstanding and unvested portion of the award if such termination of employment occurs during a Change in Control Window); and (6) as to each outstanding equity-based award granted by the Company to Mr. Lin that is subject to performance-based vesting requirements and unless otherwise expressly provided in the applicable award agreement, Mr. Lin’s employment with the Company will be deemed to have continued for one year after his separation date (except that, if such termination of employment occurs during a Change in Control Window, any service-based vesting requirement under the award will be deemed satisfied in full but the performance-based vesting measurement will still apply and will be treated as provided in the applicable award agreement). Mr. Lin’s receipt of the separation benefits described above is conditioned on Mr. Lin delivering a release of claims in favor of the Company. For purposes of the Lin Employment Agreement, “Change in Control Window” has the same meaning as in the Pickle Employment Agreement described above.
If Mr. Lin’s employment terminates due to his death or disability, he would be entitled to payment of any bonus due for a fiscal year that ended prior to his separation date plus a pro-rata portion of his target bonus for the year in which his employment ends and the Company would provide the COBRA benefit described in the preceding paragraph.
Severance
From time to time, the Compensation Committee believes that providing employment agreements and/or severance protections to our executive officers is appropriate to induce a new executive to join the Company or to help to ensure the day-to-day stability and focus of our management team. As described above, the Compensation Committee approved employment agreements for Messrs. Pickle and Lin during fiscal year 2024 that provide severance benefits on certain terminations of their employment with the Company. The Compensation Committee evaluates the level of severance benefits, if any, to be provided to other NEOs on a case-by-case basis taking into account severance benefit levels provided to executives holding similar positions at the Peer Group companies.
Equity Plan Change in Control Benefits
Under the terms of our stockholder approved equity incentive plans, if there is a change in control of the Company and the successor entity does not assume the obligation for the stock options or other equity-based awards, or the awards do not otherwise remain outstanding after the transaction, then the unvested stock options and other equity based awards (other than Performance-Based Units, described below) generally will become fully vested as a result of the transaction. If the successor entity does assume the obligation for stock options or other equity-based awards in the change in control transaction, then in the event of a loss of employment within 12 months following a “change in control,” due to termination of employment by the Company without “cause” or a “constructive termination” of the participant (as those terms are defined in the applicable plan), certain then unvested stock options and other equity based awards, but not including Performance-Based Units granted under the Company’s 2008 Long-Term Equity Incentive Plan (the “2008 Plan”), its 2013 Long-Term Equity Incentive Plan (the “2013 Plan”) and the 2017 Plan, will become fully vested.
As to our Performance-Based Units awarded in fiscal years 2022 through 2024, in the event of a change in control in which the Company’s stock ceases to be publicly-traded, the number of units subject to any portion of the award as to which the performance period did not end before the closing of the change in control will become “fixed” based on the Company’s TSR relative to the TSR of the Index (or the Comparison Group, as applicable) for a shortened performance period ending with the change in control. In such circumstances, a prorated portion (based on the portion of the performance period elapsed before the transaction) of the number of units that become fixed on the change in control will accelerate and be paid upon the closing of the transaction. The balance of the units will remain subject to the time-based vesting condition applicable to the awards through the end of the original applicable performance periods (unless the awards were to be terminated in connection with the transaction and not assumed by an acquiring company, in which case these units would also vest on the closing of the transaction). If the executive’s employment terminates in circumstances on or after a change in control that entitle the executive to severance benefits under the Semtech Corporation Executive Change in Control Retention Plan described below or the executive’s employment agreement, the

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COMPENSATION DISCUSSION AND ANALYSIS
time-based vesting conditions applicable to the award would no longer apply and the remaining units subject to the award (after giving effect to the performance measurement on the change in control) would accelerate and become payable on the separation.
The Absolute Stock Price PSUs would terminate in the event of a change in control in which the Company’s stock ceases to be publicly-traded to the extent the awards do not vest, as described above, based on the per-share consideration that the Company’s stockholders become entitled to receive in the transaction.
Deferred Compensation Plan
Our Deferred Compensation Plan provides for vesting of account balances attributable to Company matching contributions on involuntary termination of employment within 18 months of a change in control.
Executive Change in Control Retention Plan
The Compensation Committee believes that providing severance protections to our executive officers should a change in control occur is in the best interests of the Company and our stockholders in order to provide additional retention incentives to the selected executive officers and to encourage them to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain. Accordingly, we maintain the Semtech Corporation Executive Change in Control Retention Plan (the “CIC Plan”). As described above, Messrs. Pickle and Lin have entered into employment agreements with the Company that include severance protections, and accordingly, they do not participate in the CIC Plan.
The CIC Plan provides for certain severance benefits if the participant’s employment with the Company terminates in certain circumstances in connection with a “change in control” (as defined in the CIC Plan). If the CIC Plan participant’s employment is terminated by the Company other than for “cause” (as defined in the CIC Plan) or by the participant for “good reason” (as such terms are defined in the CIC Plan), in either case during a “change in control window,” the participant will be entitled to receive certain severance benefits. For these purposes, a “change in control window” is defined as the period (1) beginning on the earlier of (a) 90 days prior to a change in control or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control (provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a change in control), and (2) ending on the second anniversary of such change in control. A more detailed description and discussion of the CIC Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading “Potential Payments on Termination or Change in Control.”
The CIC Plan does not provide for automatic accelerated vesting of equity awards upon a change in control transaction. The CIC Plan does not include a tax “gross-up” provision. Instead, if any payment or benefit received by a participant in the CIC Plan in connection with a change in control of the Company would have been subject to any excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any such Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).
For more information on our severance and change in control arrangements with the NEOs, please see “Potential Payments on Termination or Change in Control” below in this Proxy Statement.
Mr. Silberstein’s Retention Agreement
On June 8, 2023, the Company and Mr. Silberstein entered into a Retention Agreement (the “Silberstein Retention Agreement”) that provides for severance benefits in the event that Mr. Silberstein’s employment with the Company terminates under certain conditions described below. The Compensation Committee determined it would be appropriate to provide these severance protections to Mr. Silberstein during this period in which the Company was transitioning to a new Chief Executive Officer.
The Silberstein Retention Agreement generally provides that if, at any time prior to December 8, 2024, Mr. Silberstein’s employment with the Company is terminated by the Company without Cause or by Mr. Silberstein for Good Reason (as such terms are defined in the Silberstein Retention Agreement), and in either case his termination is not in connection with a change in control of the Company, Mr. Silberstein will be entitled to receive the following separation benefits: (1) one times his annual base salary paid out in installments over twelve months following his separation date; (2) payment of any bonus due for a fiscal year that ended prior to his separation date plus a pro-rata portion of his target bonus for the fiscal year in which his employment ends (pro-rata based on the number of days of employment during the year); (3) payment or reimbursement of Mr. Silberstein’s premiums to continue healthcare coverage under COBRA for up to 12 months; (4) as to each then-outstanding equity-based award granted by the Company to Mr. Silberstein that vests based solely on continued service with the Company and unless otherwise expressly provided in the applicable award agreement, accelerated vesting of any portion of the award that was scheduled to vest within one year after Mr. Silberstein’s separation date; and (5) as to each outstanding equity-based award granted by the Company to Mr. Silberstein that is

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COMPENSATION DISCUSSION AND ANALYSIS
subject to performance-based vesting requirements and unless otherwise expressly provided in the applicable award agreement, Mr. Silberstein will be deemed to have satisfied any service-based requirement applicable to a performance period that ends within one year after his separation date. Mr. Silberstein’s receipt of the separation benefits described above is conditioned on Mr. Silberstein delivering a release of claims in favor of the Company.
Mr. Silberstein will also continue to be eligible for severance benefits under the CIC Plan described above if there is an involuntary termination of his employment with the Company during the “change in control window” (as defined in the CIC Plan). If Mr. Silberstein is entitled to benefits provided under the CIC Plan and his separation date occurs prior to the applicable change in control transaction, the cash severance provided under the Change in Control Plan shall be reduced by the amount of any cash severance previously paid to him pursuant to the Silberstein Retention Agreement.
Mr. Maheswaran’s Transition and Retirement Agreement
On March 16, 2023, Mr. Maheswaran announced that he would retire as the Company’s President and Chief Executive Officer. In connection with his retirement, the Company entered into a Transition and Retirement Agreement with Mr. Maheswaran on March 14, 2023 (the “Transition and Retirement Agreement”). Pursuant to the Transition and Retirement Agreement, Mr. Maheswaran agreed to provide transition support to the Company for a period of 18 months and continue to serve as the Company’s Chief Executive Officer until the earlier of September 14, 2024 or a date determined by the Board. Mr. Maheswaran retired as an officer and employee of the Company and as a member of the Board, effective as of June 29, 2023. Following his retirement and through September 14, 2024, Mr. Maheswaran continues to provide transition support to the Company as a consultant. Mr. Maheswaran was paid his base salary at the rate of $750,000 annually through his retirement date and, pursuant to the Transition and Retirement Agreement, Mr. Maheswaran was eligible to receive a target annual bonus for fiscal year 2024 ($937,500), pro-rated for the portion of fiscal year 2024 that he served as the Company’s Chief Executive Officer. No cash compensation is payable for the period of time Mr. Maheswaran provides consulting services under the Transition and Retirement Agreement. The Transition and Retirement Agreement also includes a general release of any claims by Mr. Maheswaran.
In connection with the Transition and Retirement Agreement, the Company granted Mr. Maheswaran a restricted stock unit award with respect to 232,635 shares of the Company’s common stock. The restricted stock units are scheduled to vest in six substantially equal installments (on a quarterly basis) over the 18-month transition period, with vesting subject to Mr. Maheswaran’s continued service, and his compliance with his other obligations under the Transition and Retirement Agreement, through the applicable vesting date. The outstanding and unvested restricted stock units subject to the award will accelerate and become fully vested upon Mr. Maheswaran’s death, a change in control of the Company, or if the Company terminates Mr. Maheswaran’s services during the 18-month transition period in certain circumstances not provided for in the Transition and Retirement Agreement.
The Transition and Retirement Agreement provides that Mr. Maheswaran will not be entitled to severance benefits under his offer letter with the Company or under any Company severance plan or policy.
Separation Agreements with Messrs. Chukwu and Ammann and Ms. McGee
We terminated Mr. Chukwu's employment effective as of November 10, 2023, Mr. Ammann's employment effective as of September 25, 2023 and Ms. McGee's employment effective as of August 7, 2023. In connection with their respective terminations from employment, we negotiated and entered into a Separation and General Release Agreement with each of Messrs. Chukwu and Ammann and Ms. McGee (the “Chukwu Separation Agreement,” the "Ammann Separation Agreement," and the "McGee Separation Agreement," respectively). The Separation and General Release Agreements are described in the “Potential Payments on Termination or Change in Control” section below.
Other Compensation Policies
Stock Ownership Guidelines and Equity Award Holding Period Requirements
To further our objective of aligning the interests of management with those of our stockholders, the Company maintains stock ownership guidelines for our executive officers. Under these guidelines, each of our executive officers is to maintain a level of equity ownership of the Company (which may include shares of the Company’s stock owned by the executive, by the executive’s spouse or minor children residing with the executive, or in a trust for estate or tax planning purposes that is revocable by the executive or the executive’s spouse, restricted stock, and restricted stock units) that has a value equal to two times (five times in the case of the CEO) the annual base salary of such executive officer. Our stock ownership guidelines also include equity award holding period requirements such that if an executive officer’s level of ownership of Company common stock does not satisfy the targeted level under our stock ownership guidelines, the executive officer is expected to hold at least 50% of the net vested shares acquired upon the exercise, payment or vesting of any Company equity award granted to the executive officer after August 17, 2016. For this purpose, the “net vested shares” generally means the number of shares acquired pursuant to the award less the number of any shares sold or withheld to pay the exercise price of the award (in the case of stock options) or any applicable tax withholding obligations in connection with the exercise, payment or vesting of the award. The applicable ownership level is expected to be achieved within five years of the effective date of the guidelines for officers serving as of the adoption of the guidelines. As

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COMPENSATION DISCUSSION AND ANALYSIS
of the end of fiscal year 2024, each of our NEOs who was then still a Company executive officer met their required level of equity ownership of the Company under our stock ownership guidelines.
Section 162(m) Considerations
Federal income tax law (specifically, Section 162(m) of the U.S. Internal Revenue Code) generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Company’s Compensation Committee under a plan approved by the Company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.
As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.
Clawback Policy
In accordance with SEC and Nasdaq requirements, the Compensation Committee has adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies, we will seek to recover compensation that is awarded to an executive officer based on the Company’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.

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COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based on this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement, portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal year 2024.
Respectfully submitted by the Compensation Committee
Martin S.J. Burvill, Chair Saar Gillai         Hong Q. Hou Ye Jane Li Paula LuPriore
This Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee members whose names appear on the Compensation Committee Report above comprised the Compensation Committee during fiscal year 2024. No director who served on our Compensation Committee at any time during fiscal year 2024 was an executive officer or employee of the Company, and no member of the Compensation Committee had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers now serve, or served during fiscal year 2024, as a director or a member of a compensation committee (or other committee performing an equivalent function) of another entity that had one of its executive officers serving on our Board or Compensation Committee during fiscal year 2024 or currently.

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EXECUTIVE COMPENSATION
The following table presents information regarding compensation of our NEOs for service during fiscal years 2022-2024.

SUMMARY COMPENSATION TABLE – FISCAL YEARS 2022-2024

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Paul H. Pickle (4) (5)	2024	365,000	—	6,380,681	—	—	—	6,745,681
President and Chief Executive Officer

Mark Lin (4) (6)	2024	129,231	200,000	1,940,754	—	—	—	2,269,985
Executive Vice President and Chief Financial Officer

Michael W. Rodensky (4) (7)	2024	375,294	—	1,552,881	—	—	35,566	1,963,741
Former Senior Vice President, Global Sales

Asaf Silberstein	2024	450,635	—	2,269,521	—	—	33,332	2,753,488
Executive Vice President and Chief Operating Officer	2023	410,000	—	1,916,714	—	328,000	43,344	2,698,058
	2022	408,808	—	1,705,408	—	327,180	42,141	2,483,537
J. Michael Wilson (4)	2024	362,462	—	1,890,314	—	—	27,635	2,280,411
Chief Quality Officer and Chief Technology Officer

Mohan R. Maheswaran (8)	2024	328,846	—	6,999,987	—	—	428,918	7,757,751
Former President and Chief Executive Officer	2023	741,654	—	—	—	240,000	82,565	1,064,219
	2022	676,423	—	—	—	915,272	75,483	1,667,178
Emeka N. Chukwu (9)	2024	347,308	—	1,996,544	—	—	498,864	2,842,716
Former Executive Vice President and Chief Financial Officer	2023	430,000	—	2,070,702	—	252,840	50,520	2,804,062
	2022	427,616	—	2,284,527	—	337,980	50,531	3,100,654
Charles B. Ammann (10)	2024	274,154	—	1,663,726	—	—	473,712	2,411,592
Former Executive Vice President, Chief Legal Officer and Secretary	2023	405,000	—	1,712,846	—	249,480	50,413	2,417,739

Julie A. McGee (11)	2024	211,500	—	1,552,881	—	—	753,422	2,517,803
Former Senior Vice President, Chief Marketing Officer and Chief ESG Officer

(1)    The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values noted below, are computed in accordance with FASB ASC Topic 718 for the stock and option awards granted to the NEOs in the corresponding fiscal year based on the assumptions set forth in Note 10 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2024 and on the assumptions in similar footnotes to the financial statements included in the Company’s Annual Reports on Form 10-K filed in prior years.
     For the Relative TSR PSUs granted during fiscal years 2022 through 2024, the grant-date values of the awards reported in the Summary Compensation Table above were calculated using a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of the grant date of the awards. For more information on the assumptions made in the Monte Carlo simulation pricing model, refer to the Share-Based Compensation note to the financial statements included in the Company’s Annual Report on Form 10-K for the year in which the awards were granted. If we achieve the highest level of performance under the Relative TSR PSUs granted in each of those fiscal years (other than the PSUs granted to Messrs. Silberstein and Chukwu in fiscal year 2022 that vested based on our absolute stock price ("Absolute Stock Price PSUs"), the Performance-Based Units would vest and be paid at 200% of the target level. The Absolute Stock Price PSUs granted to Messrs. Silberstein and Chukwu in fiscal year 2022 cannot vest as to more than 100% of the target number of shares subject to the award. The following tables present, as to each of the Relative TSR PSUs granted to our NEOs in fiscal years 2024, 2023, and 2022 (other than the Absolute Stock Price PSUs): (a) the grant date fair value of the award calculated using the Monte Carlo simulation pricing model (the value included in the stock award column of the table above as compensation for the NEOs in that year) and (b) the “Maximum Value” of the award as of the grant date calculated by multiplying the number of shares subject to the award that would vest if the highest level of performance was achieved by the closing price of a share of common stock of the Company on the date of grant of the award.

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EXECUTIVE COMPENSATION

Fiscal Year 2024 Relative TSR Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value
	(Based on Monte Carlo Simulation)	Maximum Value
Name	($)	($)
Mr. Pickle	1,959,504	3,148,231
Mr. Lin	592,655	957,224
Mr. Rodensky	467,889	629,999
Mr. Silberstein	668,388	899,956
Mr. Wilson	467,889	629,999
Mr. Maheswaran	—	—
Mr. Chukwu	601,567	809,991
Mr. Ammann	501,275	674,952
Ms. McGee	467,889	629,999

Fiscal Year 2023 Relative TSR Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value
	(Based on Monte Carlo Simulation)	Maximum Value
Name	($)	($)
Mr. Silberstein	916,741	1,699,966
Mr. Maheswaran	—	—
Mr. Chukwu	970,695	1,800,000
Mr. Ammann	862,863	1,600,056

Fiscal Year 2022 Relative TSR Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value
	(Based on Monte Carlo Simulation)	Maximum Value
Name	($)	($)
Mr. Silberstein	754,451	1,508,902
Mr. Maheswaran	—	—
Mr. Chukwu	1,023,882	2,047,764
The first, second and third tranches of the Relative TSR PSUs granted in fiscal year 2022 (each consisting of one-third of the target number of units subject to the award and relating to performance during fiscal year 2022, the two-year period of fiscal years 2022 and 2023, and the three-year period of fiscal years 2022, 2023 and 2024) were determined to vest at a rate of 58.82%, 0% and 0%, respectively (excluding the Absolute Stock Price PSUs granted to Messrs. Silberstein and Chukwu in fiscal year 2022). These Absolute Stock Price PSUs were forfeited in their entirety in March 2024. The first and second tranches of the Relative TSR PSUs granted in fiscal year 2023 (each consisting of one-third of the target number of units subject to the award and relating to performance during fiscal year 2023 and the two-year period of fiscal years 2023 and 2024) were determined to each vest at a rate of 0%. The first tranche of the Relative TSR PSUs granted in fiscal year 2024 (consisting of one-third of the target number of units subject to the award and relating to performance during fiscal year 2024) was determined to vest at a rate of 0%.
For the Financial Metric PSUs granted during fiscal year 2024, the grant-date values of the awards reported in the Summary Compensation Table above were calculated based on the probable outcome (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes) of the performance-based conditions applicable to the awards. For these purposes, as of the grant date of the awards (as determined for accounting purposes) we determined that the “target” level of performance was the probable outcome of the applicable performance-based conditions. Accordingly, the grant-date values of the Financial Metric PSUs are based on the “target” number of shares subject to the awards. The following table presents, as to each of the Financial Metric PSUs granted to our NEOs in fiscal year 2024: (a) the grant date fair value of the award computed in accordance with FASB ASC Topic 718 and based on the “target” number of shares subject to the award (the value included in the stock award column of the table above as compensation for the NEOs in that year) and (b) the “Maximum Value” of the award as of the grant date calculated by multiplying the number of shares subject to the award that would vest if the highest level of performance was achieved by the closing price of a share of common stock of the Company on the date of grant of the award.

Semtech Corporation 2024 Proxy Statement	53

EXECUTIVE COMPENSATION

Fiscal Year 2024 Financial Metric Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value
	(Based on “target” Performance)	Maximum Value
Name	($)	($)
Mr. Pickle	$1,272,997	$2,545,994
Mr. Lin	$390,901	$781,802
Mr. Rodensky	$315,000	$630,000
Mr. Silberstein	$449,978	$899,956
Mr. Wilson	$315,000	$630,000
Mr. Maheswaran	N/A	N/A
Mr. Chukwu	$404,995	$809,990
Mr. Ammann	$337,476	$674,952
Ms. McGee	$315,000	$630,000
(2)    The amounts shown for each fiscal year represent amounts earned under our annual bonus plan for performance in the applicable fiscal year. Actual payment is made in the following fiscal year. Our NEOs did not receive awards under our fiscal year 2024 annual bonus plan.
(3)    Amounts presented in the “All Other Compensation” column for fiscal year 2024 include Company contributions to our 401(k) plan and our Deferred Compensation Plan for our NEOs as indicated in the table below. Amounts presented in the “All Other Compensation” column for Mr. Rodensky for fiscal year 2024 also include an auto benefit of $7,356. Amounts presented in the “All Other Compensation” column for Mr. Maheswaran for fiscal year 2024 also include a pro-rated target annual bonus of $388,908 paid pursuant to Mr. Maheswaran’s Transition and Retirement Agreement. Amounts presented in the “All Other Compensation” column for Mr. Chukwu for fiscal year 2024 also include cash severance of $430,000, and $36,956 for reimbursement of Mr. Chukwu’s premiums to continue healthcare benefits under COBRA for twelve (12) months following his separation date, provided pursuant to the Chukwu Separation Agreement. Amounts presented in the “All Other Compensation” column for Mr. Ammann for fiscal year 2024 also include cash severance of $410,000, and $31,446 for reimbursement of Mr. Ammann’s premiums to continue healthcare benefits under COBRA for twelve (12) months following his separation date, provided pursuant to the Ammann Separation Agreement. Amounts presented in the “All Other Compensation” column for Ms. McGee for fiscal year 2024 also include cash severance of $682,500, and $40,835 for reimbursement of Ms. McGee’s premiums to continue healthcare benefits under COBRA for twelve (12) months following her separation date, provided pursuant to the McGee Separation Agreement.

	Employer Contributions to Compensation Plans
Name	401(k) Plan ($)	Deferred Compensation Plan ($)
Mr. Pickle	—	—
Mr. Lin	—	—
Mr. Rodensky	6,575	21,635
Mr. Silberstein	7,169	26,163
Mr. Wilson	6,000	21,635
Mr. Maheswaran	7,125	32,885
Mr. Chukwu	7,100	24,808
Mr. Ammann	8,900	23,365
Ms. McGee	8,938	21,150
(4)    Compensation is shown for Messrs. Pickle, Lin, Rodensky and Wilson and for Ms. McGee only for fiscal year 2024 as they were not named executive officers for fiscal years 2023 or 2022. Mr. Wilson served as Executive Vice President and Chief Quality Officer for all of fiscal year 2024 and was appointed Chief Quality Officer and Chief Technology Officer effective February 19, 2024.
(5)    Compensation for Mr. Pickle reflects compensation received during the portion of fiscal year 2024 in which he served as CEO from June 30, 2023 through January 28, 2024.
(6)    Compensation for Mr. Lin reflects compensation received during the portion of fiscal year 2024 in which he served as CFO from October 2, 2023 through January 28, 2024. Mr. Lin's 2024 "Bonus" reflects the signing bonus provided for in his employment agreement.
(7)    Mr. Rodensky's employment with the Company terminated on April 1, 2024.
(8)    Mr. Maheswaran’s employment with the Company terminated on June 29, 2023.
(9)    Mr. Chukwu's employment with the Company terminated on November 10, 2023.
(10)    Mr. Ammann’s employment with the Company terminated on September 25, 2023.
(11)    Ms. McGee's employment with the Company terminated on August 7, 2023.
Grants of Plan-Based Awards in Fiscal Year 2024
The following table presents information regarding the equity and non-equity incentive awards granted to the NEOs during fiscal year 2024. The material terms of each award are described below under “Description of Fiscal Year 2024 Plan-Based Awards.”

Semtech Corporation 2024 Proxy Statement	54

EXECUTIVE COMPENSATION
GRANTS OF PLAN-BASED AWARDS – FISCAL YEAR 2024 (1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Pickle
Annual Incentive	N/A	162,500	650,000	1,300,000	—	—	—	—	—	—	—
RSU	6/30/2023	—	—	—	—	—	—	123,652	—	—	3,148,180
PSU (TSR)	6/30/2023	—	—	—	—	61,827	123,654	—	—	—	1,959,504
PSU (Metric)	1/26/2024	—	—	—	—	61,826	123,652	—	—	—	1,272,997
Mr. Lin
Annual Incentive	N/A	78,750	315,000	630,000	—	—	—	—	—	—	—
RSU	10/2/2023	—	—	—	—	—	—	37,969	—	—	957,198
PSU (TSR)	10/2/2023	—	—	—	—	18,985	37,970	—	—	—	592,655
PSU (Metric)	1/26/2024	—	—	—	—	18,985	37,970	—	—	—	390,901
Mr. Rodensky
Annual Incentive	N/A	70,313	281,250	562,500	—	—	—	—	—	—	—
RSU	3/7/2023	—	—	—	—	—	—	25,488	—	—	769,992
PSU (TSR)	3/7/2023	—	—	—	—	10,427	20,854	—	—	—	467,889
PSU (Metric)	3/7/2023	—	—	—	—	10,427	20,854	—	—	—	315,000
Mr. Silberstein
Annual Incentive	N/A	91,000	364,000	728,000	—	—	—	—	—	—	—
RSU	3/7/2023	—	—	—	—	—	—	36,411	—	—	1,099,976
PSU (TSR)	3/7/2023	—	—	—	—	14,895	29,790	—	—	—	668,388
PSU (Metric)	3/7/2023	—	—	—	—	14,895	29,790	—	—	—	449,978
RSU	1/2/2024	—	—	—	—	—	—	2,365	—	—	51,179
Mr. Wilson
Annual Incentive	N/A	75,000	300,000	600,000	—	—	—	—	—	—	—
RSU	3/7/2023	—	—	—	—	—	—	25,488	—	—	769,992
PSU (TSR)	3/7/2023	—	—	—	—	10,427	20,854	—	—	—	467,889
PSU (Metric)	3/7/2023	—	—	—	—	10,427	20,854	—	—	—	315,000
RSU	1/2/2024	—	—	—	—	—	—	15,593	—	—	337,433
Mr. Maheswaran
Annual Incentive	N/A	234,375	937,500	1,875,000	—	—	—	—	—	—	—
RSU	3/14/2023	—	—	—	—	—	—	232,635	—	—	6,999,987
PSU (TSR)	N/A	—	—	—	—	—	—	—	—	—	—
PSU (Metric)	N/A	—	—	—	—	—	—	—	—	—	—
Mr. Chukwu
Annual Incentive	N/A	86,000	344,000	688,000	—	—	—	—	—	—	—
RSU	3/7/2023	—	—	—	—	—	—	32,770	—	—	989,982
PSU (TSR)	3/7/2023	—	—	—	—	13,406	26,812	—	—	—	601,567
PSU (Metric)	3/7/2023	—	—	—	—	13,406	26,812	—	—	—	404,995
Mr. Ammann
Annual Incentive	N/A	81,000	324,000	648,000	—	—	—	—	—	—	—
RSU	3/7/2023	—	—	—	—	—	—	27,308	—	—	824,975
PSU (TSR)	3/7/2023	—	—	—	—	11,171	22,342	—	—	—	501,275
PSU (Metric)	3/7/2023	—	—	—	—	11,171	22,342	—	—	—	337,476
Ms. McGee
Annual Incentive	N/A	73,125	292,500	585,000	—	—	—	—	—	—	—
RSU	3/7/2023	—	—	—	—	—	—	25,488	—	—	769,992
PSU (TSR)	3/7/2023	—	—	—	—	10,427	20,854	—	—	—	467,889
PSU (Metric)	3/7/2023	—	—	—	—	10,427	20,854	—	—	—	315,000

Legend
RSU	Time-Based Units	PSU	Performance-Based Units

Semtech Corporation 2024 Proxy Statement	55

EXECUTIVE COMPENSATION
(1)    All equity awards were made pursuant to the 2017 Plan except for the awards granted to Messrs. Pickle and Lin, reported in the table above, which were granted outside of the 2017 Plan as an inducement to their accepting employment with the Company.
(2)    Non-Equity Incentive Plan Awards (if any) are paid to our executives shortly following the end of the fiscal year for their performance during the fiscal year. There is no guaranteed minimum bonus under the applicable plan. For each NEO, the “Threshold” represents the amount which would be paid assuming no amount is attributed to their individual performance and each factor attributed to Company performance is paid at the lowest level at which any payout may be made; the “Target” represents the executive’s base salary multiplied by the target award percentage established for the executive; and the “Maximum” represents the maximum amount payable pursuant to the applicable plan assuming the maximum amount is attributed to the executive’s individual performance and each factor attributed to Company performance is paid at the maximum level.
(3)    These columns represent awards of Relative TSR PSUs and Financial Metric PSUs. There is no guaranteed minimum payout for these awards.
(4)    The awards reflected in this column represent Time-Based Units.
(5)    The valuation of equity awards is computed in accordance with FASB ASC Topic 718 and based on assumptions set forth in Note 11 to the financial statements filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2024. The awards are valued as of the date of grant, disregarding any estimate of forfeitures related to service-based vesting conditions. The Performance-Based Units included in this table that vest are settled 100% in shares. Also see footnote (1) to the Summary Compensation Table above.
Description of Fiscal Year 2024 Plan-Based Awards
Non-Equity Incentive Plan Awards
As described above in the Compensation Discussion and Analysis, our NEOs participated in the Executive Bonus Plan for fiscal year 2024, a non-equity incentive plan. This plan generally provides a cash payout only in the event certain pre-established Company and business unit performance objectives are met. Under the plan, each NEO has a targeted bonus potential expressed as a percentage of the NEO’s base salary. In fiscal year 2024, payouts were based on our non-GAAP operating income, net revenue, achievement of strategic goals, and our Board’s assessment of individual performance. The applicable performance criteria and targets in place for fiscal year 2024 under our Executive Bonus Plan are discussed in detail above in the Compensation Discussion and Analysis. Awards under these plans are generally only paid to executives who are employed by the Company on the date awards are paid, which generally occurs in the first quarter following the end of the applicable fiscal year.
Equity Incentive Plan Awards
In fiscal year 2024, we granted two types of equity incentive awards to our NEOs: Time-Based Units (“RSUs”) and Performance-Based Units (“PSUs”). The material terms of the RSUs and PSUs are described in the Compensation Discussion and Analysis under the heading “Summary of our Current Executive Compensation Programs – Equity Incentive Awards.”
All equity awards granted in fiscal year 2024 were granted under, and subject to, the terms and conditions of the 2017 Plan and the award agreements applicable to such awards, except that the awards granted to Messrs. Pickle and Lin were granted as an inducement to their joining the Company and made outside the 2017 Plan (although the terms of such awards are otherwise similar to awards that were granted under the 2017 Plan). The RSUs awarded to our NEOs in fiscal year 2024 vest over three years from the date of their grant (except that the retention grant of 232,635 time-based RSUs to Mr. Maheswaran vests in accordance with his Transition and Retirement Agreement, and the Salary Reduction Awards are scheduled to vest on the first anniversary of the date of grant). The PSUs awarded to our NEOs in fiscal year 2024 generally vest over three years from the date of grant and consisted of "Relative TSR PSUs" that vest based on our percentile ranking against a comparison group of companies based on the companies included in the Index at the start of the applicable performance period, when we are ranked against those companies based on TSR performance over three measurement periods – the Company’s fiscal year 2024, fiscal years 2024 and 2025, and fiscal years 2024, 2025 and 2026, and the "Financial Metric PSUs" that vest based on our net revenue and non-GAAP operating income over fiscal year 2024, 2025, 2026. Vested RSUs and PSUs are payable in an equal number of shares of our common stock.
None of the equity incentive awards granted to our NEOs in fiscal year 2024 entitles the recipient to dividend rights, except that awards of RSUs and PSUs include a right to be credited with dividend equivalents, should we pay a dividend on our common stock, that are subject to the same vesting and payment terms as the underlying units to which they relate. As described more fully under the heading “Potential Payments On Termination or Change in Control” below, under certain circumstances the vesting of some or all of our equity awards to our NEOs may be accelerated on the executive’s termination from the Company or on a change in control of the Company.

Semtech Corporation 2024 Proxy Statement	56

EXECUTIVE COMPENSATION
Outstanding Equity Awards at Fiscal Year-End 2024
Information regarding the outstanding equity awards held by each NEO as of January 28, 2024 is presented below:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2024
	Option Awards					Stock Awards
Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (Per Share) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2)($)
MR. PICKLE
1/26/2024 – Metric (3)	—	—	—	—		—	—	61,826	1,272,997
6/30/2023 – TSR (4)	—	—	—	—		—	—	61,827	1,273,018
6/30/2023 – RSU (5)	—	—	—	—		103,044	2,121,676	—	—
TOTAL						103,044	2,121,676	123,653	2,546,015
MR. LIN
1/26/2024 – Metric (3)	—	—	—	—		—	—	18,985	390,901
10/2/2023 – TSR (4)	—	—	—	—		—	—	18,985	390,901
10/2/2023 – RSU (6)	—	—	—	—		37,969	781,782	—	—
TOTAL						37,969	781,782	37,970	781,802
MR. RODENSKY
3/7/2023 – TSR (4) (7)	—	—	—	—		—	—	6,951	143,121
3/7/2023 – Metric (3) (7)	—	—	—	—		—	—	6,951	143,121
3/7/2023 – RSU (7) (8)	—	—	—	—		25,488	524,798	—	—
3/8/2022 – TSR (4) (7)	—	—	—	—		—	—	3,994	82,236
3/8/2022 – RSU (7) (8)	—	—	—	—		9,052	186,381	—	—
3/9/2021 – APSU (7) (9)	—	—	—	—		—	—	7,042	144,995
3/9/2021 – RSU (7) (8)	—	—	—	—		2,582	53,163	—	—
8/22/2018 – NQSO (7)	3,000	—	—	50.70	8/22/2024	—	—	—	—
TOTAL	3,000	—	—			37,122	764,342	24,938	513,473
MR. SILBERSTEIN
1/2/2024 – RSU (10)	—	—	—	—		2,365	48,695	—	—
3/7/2023 – TSR (4)	—	—	—	—		—	—	9,930	204,459
3/7/2023 – Metric (3)	—	—	—	—		—	—	9,930	204,459
3/7/2023 – RSU (8)	—	—	—	—		36,411	749,702	—	—
3/8/2022 – TSR (4)	—	—	—	—		—	—	4,526	93,190
3/8/2022 – RSU (8)	—	—	—	—		10,650	219,284	—	—
3/9/2021 – APSU (9)	—	—	—	—		—	—	5,634	116,004
3/9/2021 – RSU (8)	—	—	—	—		3,287	67,679	—	—
TOTAL						52,713	1,085,360	30,020	618,112
MR. WILSON
1/2/2024 – RSU (10)	—	—	—	—		15,593	321,060	—	—
3/7/2023 – TSR (4)	—	—	—	—		—	—	6,951	143,121
3/7/2023 – Metric (3)	—	—	—	—		—	—	6,951	143,121
3/7/2023 – RSU (8)	—	—	—	—		25,488	524,798	—	—
3/8/2022 – TSR (4)	—	—	—	—		—	—	3,728	76,760
3/8/2022 – RSU (8)	—	—	—	—		8,520	175,427	—	—
3/9/2021 – APSU (9)	—	—	—	—		—	—	4,225	86,993
3/9/2021 – RSU (8)	—	—	—	—		2,817	58,002	—	—
TOTAL						52,418	1,079,287	21,855	449,995

Semtech Corporation 2024 Proxy Statement	57

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2024 (CONTINUED)

	Option Awards					Stock Awards
Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (Per Share) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
MR. MAHESWARAN
3/14/2023 – RSU (11)	—	—	—	—		116,318	2,394,988	—	—
TOTAL						116,318	2,394,988	—	—
MR. CHUKWU
3/8/2023 – RSU (8) (12)	—	—	—	—		21,846	449,809	—	—
3/9/2022 – RSU (8) (12)	—	—	—	—		11,715	241,212	—	—
3/9/2021 – RSU (8) (12)	—	—	—	—		4,460	91,831	—	—
TOTAL						38,021	782,852	—	—
MR. AMMANN
3/8/2023 – RSU (8) (13)	—	—	—	—		18,205	374,841	—	—
3/9/2022 – RSU (8) (13)	—	—	—	—		9,052	186,381	—	—
3/9/2021 – RSU (8) (13)	—	—	—	—		2,348	48,345	—	—
TOTAL						29,605	609,567	—	—
MS. MCGEE
	—	—	—	—		—	—	—	—
TOTAL						—	—	—	—

Legend
NQSO	Stock Options	Metric	Financial Metric Performance-Based Units
RSU	Time-Based Units	APSU	Absolute Stock Price Performance-Based Units
TSR	Total Stockholder Return Performance-Based Units
(1)    The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Number of Shares or Units of Stock That Have Not Vested” column by $20.59 (the closing price of the Company’s common stock on January 26, 2024, the last trading day of fiscal year 2024).
(2)    The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested” column by $20.59 (the closing price of the Company’s common stock on January 26, 2024, the last trading day of fiscal year 2024).
(3)    The Financial Metric PSUs granted in fiscal year 2024 vest based on a performance condition over one, two and three year performance periods (one-third of the target number of units subject to the award being allocated to each performance period). The number of vested units for each performance period is determined based on the Company’s attainment of pre-established revenue and non-GAAP operating income targets for the respective performance period and can range from 0% to 200% of the units eligible to vest for that performance period. For the Financial Metric PSUs granted in fiscal year 2024 on March 7, 2023 and on January 26, 2024, the first measurement period resulted in the vesting of 0.00% and 101.30%, respectively, of the target number of units corresponding to the first vesting tranche, which was one-third of the target number of units originally granted pursuant to the award, subject to the satisfaction of the service condition.
(4)    The Relative TSR PSUs granted in fiscal year 2023 vest based on our TSR relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD), which tracks the S&P Semiconductor Select Industry Index. TSR will be measured for each of the three measurement periods applicable to the award: the Company’s fiscal year 2023, fiscal years 2023 and 2024, and fiscal years 2023, 2024 and 2025. The first measurement period resulted in the vesting of 0.00% of the target number of units in the first vesting tranche, one-third of the target number of units originally granted pursuant to the award as of the last day of fiscal year 2023. The second measurement period resulted in the vesting of 0.00% of the target number of units in the second vesting tranche, one-third of the target number of units originally granted pursuant to the award, as of the last day of fiscal year 2024. The amount reported in the table above represents the target number of PSUs that are eligible to vest for the third measurement period under the awards (consisting of fiscal years 2023, 2024, and 2025; covering one-third of the target number of units originally granted pursuant to the award).
The Relative TSR PSUs granted in fiscal year 2024 vest based on our TSR relative to the TSR of the companies included in the Index on the date of grant of the awards. TSR will be measured for each of the three measurement periods applicable to the award: the Company’s fiscal year 2024, fiscal years 2024 and 2025, and fiscal years 2024, 2025 and 2026. The first measurement period resulted in the vesting of 0.00% of the target number of units in the first vesting tranche, one-third of the target number of units originally granted pursuant to the award as of the last day of fiscal year 2024. The amount reported in the table above represents the target number of PSUs that are eligible to vest for the second and third measurement periods under the awards (consisting of fiscal years 2024 and 2025, and fiscal years 2024, 2025, and 2026, respectively; each covering one-third of the target number of units originally granted pursuant to the award).
(5)    Mr. Pickle's Time-Based Units vest in twelve quarterly installments beginning on October 1, 2023.
(6)    Mr. Lin's Time-Based Units vest one-third on October 2, 2024 and as to the remaining two-thirds, in eight quarterly installments beginning on January 2, 2025.

Semtech Corporation 2024 Proxy Statement	58

EXECUTIVE COMPENSATION
(7)    Mr. Rodensky separated from employment and entered into a non-employee consultancy with the Company on April 1, 2024. His performance-based awards, including his Relative TSR PSUs and Financial Metric PSUs and his Time-Based Units scheduled to vest after March 31, 2025 were forfeited on April 1, 2024. His Time-Based Units scheduled to vest before March 31, 2025 will continue to be eligible to vest during the consulting period. His stock options will remain outstanding until their expiration on August 22, 2024, unless exercised earlier.
(8)    These Time-Based Units vest in approximately equal annual installments over three years as set forth below:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date
3/7/2023	3/7/2024	3/7/2025	3/7/2026
3/8/2022	3/8/2023	3/8/2024	3/8/2025
3/9/2021	3/9/2022	3/9/2023	3/9/2024
(9)    Represents the APSUs that remained outstanding and are eligible to vest if, during any consecutive 30-day trading period that commences and ends during the period commencing March 9, 2021 and ending March 5, 2024, the average per-share closing price of the Company’s common stock equals or exceeds $95.00.
(10)    These Time-Based Units granted on January 2, 2024 vest in one annual installment on January 2, 2025.
(11)    Mr. Maheswaran separated from employment and entered into a non-employee consultancy with the Company on June 29, 2023. His Time-Based Units will vest in six quarterly installments as measured from March 14, 2023 and continuing during the consulting period, which ends on September 14, 2024.
(12)    Mr. Chukwu separated from employment and entered into a non-employee consultancy with the Company on November 10, 2023. His Time-Based Units will vest in equal annual installments during the consulting period, which ends on March 31, 2025, on the dates indicated in note (8) above.
(13)    Mr. Ammann separated from employment and entered into a non-employee consultancy with the Company on September 25, 2023. His Time-Based Units will vest in equal annual installments during the consulting period, which ends on March 31, 2025, on the dates indicated in note (8) above.

Option Exercises and Stock Vested in Fiscal Year 2024
The following table identifies option awards that were exercised by our NEOs during fiscal year 2024 and other stock awards that vested during fiscal year 2024 that were previously granted to our NEOs:

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2024

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Mr. Pickle	—	—	20,608	491,089
Mr. Lin	—	—	—	—
Mr. Rodensky	—	—	11,071	334,356
Mr. Silberstein	—	—	13,796	425,491
Mr. Wilson	—	—	11,522	355,548
Mr. Maheswaran	—	—	152,517	3,589,004
Mr. Chukwu	—	—	17,169	530,259
Mr. Ammann	—	—	11,318	349,103
Ms. McGee	—	—	6,250	129,875
(1)    The dollar amounts shown in the table above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in the table above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

Semtech Corporation 2024 Proxy Statement	59

EXECUTIVE COMPENSATION
Nonqualified Deferred Compensation – Fiscal Year 2024
Our NEOs may elect to receive some of their compensation on a deferred basis under the Deferred Compensation Plan. A participant may elect to defer up to 80% of his or her base salary and certain performance-based compensation. Under the Company’s current matching program under the Deferred Compensation Plan, the Company matches, on a dollar-for-dollar basis, up to the first 10% of employee base salary contributions for our CEO, our Chief Financial Officer and our Chief Legal Officer, up to the first 8% for participants at the Vice President level, and up to the first 5% for all other participants. Participants are always 100% vested in their deferrals and the earnings thereon. Matching contributions made by the Company vest 25% on December 31st of the calendar year during which the contribution is made. Thereafter, vesting continues 25% on December 31st for each of the following three calendar years. Amounts in participant accounts may generally be deferred until a specified date, death, disability, a change in control, or termination of employment. At the participant’s election, deferrals will generally be paid in a lump sum or in annual installments over a period of up to 20 years. Withdrawals may be made for unforeseeable emergencies and some amounts (generally pre-2005 deferrals) may be withdrawn subject to a penalty. Earnings on the account of each executive are credited to such executive based on the performance of investment vehicles chosen by the executive from a selection offered to all plan participants by the plan’s administrator. Executives may elect to change the investment vehicles applicable to their accounts at any time. The earnings associated with the Deferred Compensation Plan are related to plan participant elections made in relation to the available mutual fund investment choices as provided through the Deferred Compensation Plan.
Prior to fiscal year 2019, we granted certain RSU awards to our NEOs that provided for payment of any vested units subject to the award to be deferred and not made until six months after the executive’s employment with the Company terminates (referred to as “Ownership Stock Units” or “OSUs”).
The following table presents information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during fiscal year 2024, and the total deferred amounts for the NEOs at the end of fiscal year 2024:

NONQUALIFIED DEFERRED COMPENSATION – FISCAL YEAR 2024

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Mr. Pickle	—	—	—	—	—
Mr. Lin	—	—	—	—	—
Mr. Rodensky	46,154	21,635	60,410	—	686,999
Mr. Silberstein	41,913	26,163	105,148	(58,961)	2,467,442
Mr. Wilson	428,123	21,635	1,805,942	—	10,330,099
Mr. Maheswaran	32,885	32,885	515,826	(6,832,941)	—
Mr. Chukwu	34,731	24,808	143,976	—	3,219,564
Mr. Ammann	27,415	23,365	110,275	—	1,866,054
Ms. McGee	173,604	21,150	47,569	(22,867)	238,752
(1)    These amounts consist of base salary deferred under the Deferred Compensation Plan in fiscal year 2024. All of these amounts have been included in the “Base Salary” column of the “Summary Compensation Table – Fiscal Years 2022-2024” above.
(2)    All of the amounts reported as “Registrant Contributions in the Last Fiscal Year” reflect Company matching contributions that are also included in the “All Other Compensation” column of the “Summary Compensation Table – Fiscal Years 2022-2024” above.
(3)    These amounts consist of earnings credited under the Deferred Compensation Plan for fiscal year 2024 with respect to deferrals made under that plan and the appreciation in value during fiscal year 2024 (after the date of vesting of the units) of OSUs. No portion of these earnings on deferred compensation is considered to be at above-market rates under SEC rules; thus no such earnings are included as compensation in the “Summary Compensation Table – Fiscal Years 2022-2024” above.
(4)    These amounts consist of the NEO’s fiscal year-end balance under the Deferred Compensation Plan as well as the fiscal year-end value of the executive’s vested OSUs (the payment of which is delayed until six months after the executive’s employment with the Company terminates). Deferred Compensation Plan balances include unvested amounts attributable to the Company’s contributions and earnings thereon. All amounts within the “Aggregate Balance at Last Fiscal Year End” column for each NEO were included in Summary Compensation Tables for previous years, to the extent the executive was named in such tables and the amounts were so required to be reported in such tables and with the value of OSUs included in the year of grant of those units based on the grant date fair value of the award.
        The Deferred Compensation Plan balance for each of the NEOs at the end of fiscal year 2024 was as follows: Mr. Pickle, $0; Mr. Lin, $0; Mr. Rodensky, $686,999; Mr. Silberstein, $2,251,247; Mr. Wilson, $10,118,022; Mr. Maheswaran, $0; Mr. Chukwu, $2,988,956; Mr. Ammann, $1,680,229; and Ms. McGee, $238,752. The value of vested OSUs held by each of the NEOs at the end of fiscal year 2024 was as follows: Mr. Pickle, $0; Mr. Lin, $0; Mr. Rodensky, $0; Mr. Silberstein, $343,853; Mr. Wilson, $212,077; Mr. Maheswaran, $0; Mr. Chukwu, $230,608; Mr. Ammann, $185,825; and Ms. McGee, $0. These values are based on a value of column by $20.59 (the closing price of the Company’s common stock on January 28, 2024, the last trading day of fiscal year 2024).

Semtech Corporation 2024 Proxy Statement	60

EXECUTIVE COMPENSATION
Potential Payments On Termination or Change in Control
Employment and Retention Agreements
We entered into employment agreements with Messrs. Pickle and Lin in connection with their joining the Company during fiscal year 2024 that provide severance benefits upon certain terminations of their employment with the Company. For a description of these benefits, please see the “Employment Agreements and Change in Control Benefits” section of the Compensation Discussion and Analysis above. Messrs. Pickle and Lin do not participate in the CIC Plan. We also entered into a retention agreement with Mr. Silberstein during fiscal year 2024 that provides severance benefits upon certain terminations of his employment outside of the period covered by the CIC Plan.
Executive Change in Control Retention Arrangements
We maintain the CIC Plan. The CIC Plan is designed to provide incentives for eligible executive officers to exert maximum efforts for the Company’s success, and to retain those persons, even in the face of a potential “change in control” of the Company (as defined in the CIC Plan). The Compensation Committee administers the CIC Plan. Eligible persons under the CIC Plan are limited to certain executives of the Company who are designated by the Compensation Committee as eligible to participate in the CIC Plan.
Under the CIC Plan, a “change in control” is generally defined to include any of the following: (1) an acquisition by any individual, entity or group of more than 30% of the outstanding shares of the Company’s common stock or the outstanding voting securities of the Company (provided that if such an acquisition was specifically approved in advance by the Board, the reference to “30%” in this clause (1) shall instead be “50%”); (2) certain majority changes in the Board; (3) certain reorganizations, mergers, dispositions, or consolidations of the Company, or certain sales of substantially all of the Company’s assets; and (4) a dissolution or liquidation of the Company.
The CIC Plan provides for certain severance benefits if the participant’s employment with the Company terminates in certain circumstances in connection with a change in control. If the CIC Plan participant’s employment is terminated by the Company other than for “cause” or by the participant for “good reason” (as such terms are defined in the CIC Plan), in either case during a “change in control window,” the participant will be entitled to receive specified severance benefits. The severance benefits that would be provided in these circumstances to each of our Named Executive Officers who is a CIC Plan participant are as follows:
(1)    a cash severance benefit equal to (A) one times the sum of the participant’s annual base salary rate (at the highest annual rate during the six-month period prior to the change in control) plus the participant’s target bonus amount (equal to the greater of the target bonus for the fiscal year in which the participant’s employment with the Company terminates or the immediately preceding fiscal year), and (B) a pro-rata target bonus (based on the portion of the year the participant was employed by the Company) for the fiscal year in which the participant’s employment with the Company terminates;
(2)    payment or reimbursement of the participant’s premiums to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months;
(3)    pursuant to the terms of the Deferred Compensation Plan, accelerated vesting of any unvested account balance under such plan; and
(4)    unless otherwise provided for in the applicable award agreement or the participant’s CIC Plan participation agreement, accelerated vesting of any unvested Company equity awards subject to only time-based vesting conditions (including any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a change in control (as described below)).
The CIC Plan generally defines a “change in control window” as the period (1) beginning on the earlier of (a) 90 days prior to a change in control or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control (provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a change in control), and (2) ending on the second anniversary of such change in control. A CIC Plan participant’s right to receive the severance benefits under the CIC Plan described above is contingent on the participant providing a general release of claims in favor of the Company and the participant complying with a one-year post-termination non-competition covenant.
The CIC Plan does not provide for automatic accelerated vesting of equity awards upon a change in control transaction. The CIC Plan does not include a tax “gross-up” provision. Instead, if any payments or benefits to be received by a participant in the CIC Plan in connection with a change in control of the Company would be subject to any excise tax under Sections 280G and 4999 of the Internal Revenue Code (the "Excise Tax"), such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any such Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

Semtech Corporation 2024 Proxy Statement	61

EXECUTIVE COMPENSATION
Under the CIC Plan, upon the occurrence of a change in control, and unless otherwise expressly provided for in an applicable award agreement or a participant’s CIC Plan participation agreement, as to any then outstanding and unvested Company equity awards that are subject to performance-based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time-based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time-based vesting equity awards as described above).
Unless extended by the Board or the Compensation Committee, the CIC Plan will automatically terminate on August 24, 2024, provided that (i) if a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control is entered into before August 24, 2024, the term of the CIC Plan will not terminate earlier than the first anniversary of the date the definitive agreement is entered into or (ii) if a change in control occurs during the term of the CIC Plan then in effect, the term of the CIC Plan will not terminate earlier than the second anniversary of such change in control. The Company (acting through the Board or the Compensation Committee) may amend or terminate the CIC Plan at any time, but no amendment or termination that occurs within a change in control window will apply to a participant until the later of (a) the expiration of such change in control window or (b) three months after the Compensation Committee provides the participant with written notice of such amendment or termination, unless the participant consents to the amendment or termination or the amendment or termination does not adversely affect the participant.
Mr. Maheswaran's Transition and Retirement Agreement
On March 16, 2023, we entered into a Transition and Retirement Agreement with Mr. Maheswaran as described in the Compensation Discussion and Analysis above. The Transition and Retirement Agreement provides the terms of his compensation during the 18-month transition period covered by the agreement and supersedes any severance or other benefits provided under his offer letter with the Company. Mr. Maheswaran retired as an officer and employee of the Company, and as a member of the Board, on June 29, 2023.
Mr. Chukwu’s Separation and General Release Agreement
Mr. Chukwu ceased serving as the Company’s Executive Vice President and Chief Financial Officer, effective October 2, 2023, and his employment with the Company ended on November 10, 2023. The Compensation Committee approved severance benefits for Mr. Chukwu consisting of cash payments totaling $430,000, Company-paid healthcare continuation coverage under COBRA for twelve months, and continued vesting of Mr. Chukwu’s outstanding RSUs granted by the Company that are subject to time-based (and not performance-based) vesting conditions and scheduled to vest on or before March 31, 2025, subject to Mr. Chukwu’s entering into a separation agreement with the Company that includes a consulting period through March 31, 2025 (with no additional compensation for Mr. Chukwu’s consulting services other than continued vesting of his time-based RSUs as noted above) and a general release of claims in favor of the Company.
Mr. Ammann’s Separation and General Release Agreement
Mr. Ammann separated from employment with the Company on September 25, 2023. The Compensation Committee approved severance benefits for Mr. Ammann consisting of cash payments totaling $410,000, Company-paid healthcare continuation coverage under COBRA for twelve months, and continued vesting of Mr. Ammann’s outstanding RSUs granted by the Company that are subject to time-based (and not performance-based) vesting conditions and scheduled to vest on or before March 31, 2025, subject to Mr. Ammann’s entering into a separation agreement with the Company that includes a consulting period through March 31, 2025 (with no additional compensation for Mr. Ammann’s consulting services other than continued vesting of his RSUs as noted above) and a general release of claims in favor of the Company.
Ms. McGee’s Separation and General Release Agreement
Ms. McGee separated from employment with the Company on August 7, 2023. The Compensation Committee approved severance benefits for Ms. McGee consisting of cash payments totaling $682,500, and Company-paid healthcare continuation coverage under COBRA for twelve months, and Ms. McGee provided a general release of claims in favor of the Company.
Equity Awards
Awards (including stock options, restricted stock and Time-Based Units, but not Performance-Based Units) under the 2017 Plan generally vest on an accelerated basis if, within twelve months following a “change in control,” the holder’s employment is terminated by the Company without cause or a “constructive termination” of the executive occurs (as those terms are defined in the award agreements). If a termination of employment is as a result of death or “disability” (as defined in the award agreement), Performance-Based Units will continue to be eligible to vest following the termination of employment; provided, however, that any Performance-Based Units that would vest at the end of the performance period based on attainment of the performance criteria will be prorated based on the number of whole months of participation in the performance period before the death or disability. Performance-Based Units and other awards are also subject to accelerated vesting pursuant to the terms of the CIC Plan, or the Named Executive Officer's employment or retention

Semtech Corporation 2024 Proxy Statement	62

EXECUTIVE COMPENSATION
agreement, as applicable. On the occurrence of certain mergers, reorganizations, consolidations and other corporate events with respect to the Company, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of outstanding awards, then each then-outstanding award granted under the 2017 Plan will vest and be exercisable or payable and if not exercised (to the extent such award contains an exercise feature) will terminate.
The Performance-Based Units are subject to a performance measurement and do not automatically convert to the “target” number of shares in connection with a change in control (even if the awards are to be terminated in connection with the change in control). For a discussion of the treatment of the PSU Awards in connection with a change in control, see “Change in Control Benefits – Equity Plan Change in Control Benefits” in the Compensation Discussion and Analysis section above. For a discussion of the treatment of the Absolute Stock Price PSUs granted in fiscal year 2022, see “Equity Incentive Awards – Fiscal Year 2022 Absolute Stock Price PSUs” in the Compensation Discussion and Analysis section above.
The Deferred Compensation Plan
Participants in the Deferred Compensation Plan, including our NEOs, may elect on initial enrollment to have their vested account balances distributed on a change in control. Participants become 100% vested in Company contributions on the following events: attainment of “normal retirement age” (as defined in the Deferred Compensation Plan), death, “disability” (as defined in the Deferred Compensation Plan), or involuntary termination of employment within 18 months of a “change in control” (as defined in the Deferred Compensation Plan).
Mr. Pickle
The table below sets forth potential benefits that Mr. Pickle would have been entitled to receive from the Company on a termination of his employment under the circumstances described above or on a change in control event, assuming the event had occurred on January 28, 2024.

	Severance:	Severance:
Reason for Termination	Base Salary ($)	Non-Equity Incentives ($)	Welfare Benefits ($)	Vesting of Equity Based Awards ($)	Other Benefits ($)	Total (3) ($)
Voluntary Resignation or Termination for Cause	—	—	—	—	—	—
Resignation For Good Reason or Termination Without Cause (Not in Connection with a Change in Control of Semtech)	650,000	650,000	45,440	1,702,855 (1)	—	3,048,295
Death or Disability	—	650,000	—	—	—	650,000
Resignation For Good Reason or Termination Without Cause Within 90 days Prior to, or Within Two Years After, a Change in Control of Semtech	1,300,000	650,000	90,880	3,400,171 (2)	—	5,441,051
(1) This value has been presented based on the $20.59 closing price of a share of the Company’s common stock on January 26, 2024 (the last trading day of fiscal year 2024) multiplied by the number of stock units subject to the following equity awards granted to Mr. Pickle that would accelerate (or be eligible to continue to vest, as the case may be) in such circumstances: (a) all of Mr. Pickle’s Time-Based Units scheduled to vest in fiscal year 2025, (b) the Financial Metric PSUs that were eligible to vest with respect to fiscal year 2024 performance, and (c) the Financial Metric PSUs that would be eligible to vest with respect to fiscal year 2025 performance (for purposes of this presentation, at an assumed target level of performance). No value has been included for Mr. Pickle’s Relative TSR PSUs because no portion of the award was eligible to vest based on fiscal year 2024 performance and, at the end of fiscal year 2024, performance was tracking below the threshold level of performance as to the fiscal year 2024-2025 performance period.
(2) This value has been presented based on the $20.59 closing price of a share of the Company’s common stock on January 26, 2024 (the last trading day of fiscal year 2024) multiplied by the number of stock units subject to the following equity awards granted to Mr. Pickle that would accelerate in such circumstances: (a) all of Mr. Pickle’s Time-Based Units outstanding and unvested as of January 28, 2024, (b) the Financial Metric PSUs that were eligible to vest with respect to fiscal year 2024 performance, and (c) the Financial Metric PSUs that would be eligible to vest with respect to performance in fiscal years 2025 and 2026 (for purposes of this presentation, at an assumed target level of performance). No value has been included for Mr. Pickle’s Relative TSR PSUs because no portion of the award was eligible to vest based on fiscal year 2024 performance and, at the end of fiscal year 2024, performance was tracking below the threshold level of performance as to the fiscal year 2024-2025 and fiscal year 2024-2026 performance periods.
This presentation assumes that all equity awards will be assumed or otherwise continued following the change in control event. Mr. Pickle’s equity awards will not automatically accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding. However, if the awards were to be terminated in connection with a change in control (and not assumed or otherwise continued), they would accelerate. For purposes of this presentation, assuming the equity awards held by Mr. Pickle were to accelerate on a change in control that occurred on the last day of fiscal year 2024, the value of those awards would be the same as presented above for a termination of Mr. Pickle’s employment without Cause, or a resignation by Mr. Pickle for Good Reason, that occurred on that date and in connection with a change in control.
(3) Pursuant to the terms of his employment agreement, if any payment or benefit received by Mr. Pickle in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent Mr. Pickle from incurring any such Excise Tax (a “280G Cutback”) or be paid in full (with Mr. Pickle paying any Excise Tax due), whichever places Mr. Pickle in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax). This presentation assumes that Mr. Pickle would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2024.

Semtech Corporation 2024 Proxy Statement	63

EXECUTIVE COMPENSATION
Mr. Lin
The table below sets forth potential benefits that Mr. Lin would have been entitled to receive from the Company on a termination of his employment under the circumstances described above or on a change in control event, assuming the event had occurred on January 28, 2024.

	Severance:	Severance:
Reason for Termination	Base Salary ($)	Non-Equity Incentives ($)	Welfare Benefits ($)	Vesting of Equity Based Awards ($)	Other Benefits ($)	Total (4) ($)
Voluntary Resignation or Termination for Cause (1)	—	—	—	—	—	—
Resignation For Good Reason or Termination Without Cause (Not in Connection with a Change in Control of Semtech)	420,000	315,000	41,544	588,009 (2)	—	1,364,553
Death or Disability	—	315,000	—	—	—	315,000
Resignation For Good Reason or Termination Without Cause Within 90 days Prior to, or Within Two Years After, a Change in Control of Semtech	840,000	315,000	83,088	1,174,371 (3)	—	2,412,459
(1) For a termination in these circumstances on January 28, 2024, Mr. Lin would have been required to repay to the company $166,667, which represents the unvested portion of his signing bonus. Mr. Lin would not have been required to repay to the company any portion of his signing bonus had his employment been terminated in any of the other circumstances referenced in the table above.
(2) This value has been presented based on the $20.59 closing price of a share of the Company’s common stock on January 26, 2024 (the last trading day of fiscal year 2024) multiplied by the number of stock units subject to the following equity awards granted to Mr. Lin that would accelerate (or be eligible to continue to vest, as the case may be) in such circumstances: (a) all of Mr. Lin’s Time-Based Units scheduled to vest in fiscal year 2025, (b) the Financial Metric PSUs that were eligible to vest with respect to fiscal year 2024 performance, and (c) the Financial Metric PSUs that would be eligible to vest with respect to fiscal year 2025 performance (for purposes of this presentation, at an assumed target level of performance). No value has been included for Mr. Lin’s Relative TSR PSUs because no portion of the award was eligible to vest based on fiscal year 2024 performance and, at the end of fiscal year 2024, performance was tracking below the threshold level of performance as to the fiscal year 2024-2025 performance period.
(3) This value has been presented based on the $20.59 closing price of a share of the Company’s common stock on January 26, 2024 (the last trading day of fiscal year 2024) multiplied by the number of stock units subject to the following equity awards granted to Mr. Lin that would accelerate in such circumstances: (a) all of Mr. Lin’s Time-Based Units outstanding and unvested as of January 28, 2024, (b) the Financial Metric PSUs that were eligible to vest with respect to fiscal year 2024 performance, and (c) the Financial Metric PSUs that would be eligible to vest with respect to performance in fiscal years 2025 and 2026 (for purposes of this presentation, at an assumed target level of performance). No value has been included for Mr. Lin’s Relative TSR PSUs because no portion of the award was eligible to vest based on fiscal year 2024 performance and, at the end of fiscal year 2024, performance was tracking below the threshold level of performance as to the fiscal year 2024-2025 and fiscal year 2024-2026 performance periods.
This presentation assumes that all equity awards will be assumed or otherwise continued following the change in control event. Mr. Lin’s equity awards will not automatically accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding. However, if the awards were to be terminated in connection with a change in control (and not assumed or otherwise continued), they would accelerate. For purposes of this presentation, assuming the equity awards held by Mr. Lin were to accelerate on a change in control that occurred on the last day of fiscal year 2024, the value of those awards would be the same as presented above for a termination of Mr. Lin’s employment without Cause, or a resignation by Mr. Lin for Good Reason, that occurred on that date and in connection with a change in control.
(4) Pursuant to the terms of his employment agreement, if any payment or benefit received by Mr. Lin in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent Mr. Lin from incurring any such Excise Tax (a “280G Cutback”) or be paid in full (with Mr. Lin paying any Excise Tax due), whichever places Mr. Lin in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax). This presentation assumes that Mr. Lin would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2024.

Semtech Corporation 2024 Proxy Statement	64

EXECUTIVE COMPENSATION
Mr. Silberstein
The table below sets forth potential benefits that Mr. Silberstein would have been entitled to receive from the Company on a termination of his employment under the circumstances described below, assuming the event had occurred on January 28, 2024 and Mr. Silberstein was not entitled to benefits under the CIC Plan. The benefits Mr. Silberstein would receive if such a termination were subject to the CIC Plan are presented under “Other Named Executive Officers” below.

	Severance:	Severance:
Reason for Termination	Base Salary ($)	Non-Equity Incentives ($)	Welfare Benefits ($)	Vesting of Equity Based Awards (1) ($)	Other Benefits ($)	Total (2) ($)
Voluntary Resignation or Termination for Cause	—	—	—	—	—	—
Resignation For Good Reason or Termination Without Cause (Not in Connection with a Change in Control of Semtech)	455,000	364,000	37,089	475,917	—	1,332,006

(1) This value has been presented based on the $20.59 closing price of a share of the Company’s common stock on January 26, 2024 (the last trading day of fiscal year 2024) multiplied by the number of stock units subject to the Time-Based Units granted to Mr. Silberstein that were scheduled to vest in fiscal year 2025 and would accelerate in such circumstances. No value has been included for Mr. Silberstein’s Relative TSR PSUs, Financial Metric PSUs or APSUs because no portion of such awards held by Mr. Silberstein were eligible to vest based on fiscal year 2024 performance and, at the end of fiscal year 2024, performance was tracking below the threshold level of performance as to the awards.
(2) Pursuant to the terms of his Retention Agreement, if any payment or benefit received by Mr. Silberstein in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent Mr. Silberstein from incurring any such Excise Tax (a “280G Cutback”) or be paid in full (with Mr. Silberstein paying any Excise Tax due), whichever places Mr. Silberstein in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax). This presentation assumes that Mr. Silberstein would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2024.
Other Named Executive Officers
The table below sets forth potential benefits that Messrs. Rodensky, Silberstein and Wilson (the “Other Executives”) would have been entitled to receive from the Company on a termination of their employment in circumstances that would have triggered benefits under the CIC Plan, assuming the event had occurred on January 28, 2024. Messrs. Maheswaran, Chukwu and Ammann and Ms. McGee are not included in the table below because their employment terminated during fiscal year 2024 and the amounts that they received in connection with their respective separations are described above.

	Severance:	Severance:
Executive	Base Salary ($)	One Times Target Bonus Plus Pro-Rated Bonus ($)	Welfare Benefits ($)	Vesting of Equity Based Awards (1) ($)	Total (2) ($)
Mr. Rodensky	375,000	562,500	37,089	764,342	1,738,931
Mr. Silberstein	455,000	728,000	37,089	1,085,361	2,305,450
Mr. Wilson	375,000	600,000	45,440	1,079,287	2,099,727
(1) These values have been presented based on the $20.59 closing price of a share of the Company’s common stock on January 26, 2024 (the last trading day of fiscal year 2024) multiplied by the number of stock units subject to the Time-Based Units granted to Other Executive that were outstanding and unvested on January 28, 2024 and would accelerate in such circumstances. No value has been included for the Other Executives’ Relative TSR PSUs, Financial Metric PSUs or APSUs because no portion of such awards held by the Other Executives were eligible to vest based on fiscal year 2024 performance and, at the end of fiscal year 2024, performance was tracking below the threshold level of performance as to the awards.
This presentation assumes that all equity awards will be assumed or otherwise continued following the change in control event. The Other Executives’ equity awards will not automatically accelerate on a change in control to the extent that the awards are assumed or otherwise remain outstanding. However, if the awards were to be terminated in connection with a change in control (and not assumed or otherwise continued), they would accelerate. For purposes of this presentation, assuming the equity awards held by each Other Executive were to accelerate on a change in control that occurred on the last day of fiscal year 2024, the value of those awards would be the same as presented above for a termination of the Other Executive’s employment without Cause, or a resignation by the Other Executive for Good Reason, that occurred on that date and in connection with a change in control.
(2) Pursuant to the terms of the CIC Plan, if any payment or benefit received by an Other Executive in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent the Other Executive from incurring any such Excise Tax (a “280G Cutback”) or be paid in full (with the Other Executive paying any Excise Tax due), whichever places the Other Executive in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax). This presentation assumes that the Other Executives would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2024.

Semtech Corporation 2024 Proxy Statement	65

EXECUTIVE COMPENSATION
CEO PAY-RATIO DISCLOSURE
Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total annualized compensation for fiscal year 2024 was $7,030,681, and the median of the total fiscal year 2024 compensation of all of our employees (excluding our CEO) was $93,786. Accordingly, we estimate the ratio of our CEO’s total annualized compensation for fiscal year 2024 to the median of the total fiscal year 2024 compensation of all of our employees (excluding our CEO) to be 75 to 1.
Since two individuals served as our CEO during fiscal year 2024 and Mr. Pickle didn’t commence employment with us until June 30, 2023, the CEO total compensation included in the paragraph above is based on annualizing Mr. Pickle’s fiscal year 2024 compensation as if he had served as our CEO for all of fiscal year 2024. Mr. Pickle’s fiscal year 2024 total compensation reported in the “Summary Compensation Table” above is $6,745,681. Mr. Pickle’s annualized compensation of $7,030,681 for fiscal year reflects the grant date fair value of his fiscal year 2024 equity awards ($6,380,681) plus his annualized salary of $650,000 (rather than the salary of $365,000 that he actually earned for the portion of the fiscal year he was employed with us).
We identified the median employee by taking into account the total base wages for fiscal year 2024 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on January 28, 2024, the last day of our fiscal year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total base wages for fiscal year 2024, and we did not annualize the compensation for any employees who were not employed by us for all of fiscal year 2024. We believe total base wages for all employees is an appropriate measure because we do not distribute annual incentive awards to all employees.
Once the median employee was identified as described above, that employee’s total annual compensation for fiscal year 2024 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.
This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Semtech Corporation 2024 Proxy Statement	66

EXECUTIVE COMPENSATION
PAY VERSUS PERFORMANCE
The following summarizes the relationship between the total compensation paid to our CEO and our other NEOs, and our financial performance for the fiscal years shown in the table (in this discussion, our CEO is also referred to as our principal executive officer or “PEO”, and our NEOs other than our CEO are referred to as our “Non-PEO NEOs”):

Fiscal Year	Summary Compensation Table Total for CEO#1 ($)(1)(2)	Compensation Actually Paid to CEO#1 ($)(3)	Summary Compensation Table Total for CEO#2 ($)(1)(2)	Compensation Actually Paid to CEO#2 ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On:		Semtech Net Income ($ Thousands) (5)	Semtech Non-GAAP Operating Income ($ Thousands) (6)
							Semtech TSR ($)(4)	Philadelphia Semiconductor Index TSR ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2024	7,757,751	5,468,214	6,745,681	5,023,239	2,434,248	1,004,869	39.20	225.68	(1,092,029)	92,688
2023	1,064,219	(11,233,662)	—	—	2,675,024	1,017	63.12	153.08	61,372	210,665
2022	1,667,178	(1,985,990)	—	—	2,706,114	1,735,115	129.15	171.69	125,645	202,792
2021	1,519,953	11,763,074	—	—	1,574,886	2,455,948	135.09	135.05	59,867	139,535
(1)    Mr. Maheswaran ("CEO #1") was our CEO for all of fiscal years 2021, 2022 and 2023 and during fiscal year 2024 from January 30, 2023 through June 29, 2023. Mr. Pickle ("CEO #2") was our CEO during fiscal year 2024 from June 30, 2023 through January 28, 2024. For fiscal year 2021, our Non-PEO NEOs were Messrs. Chukwu, Beauchamp, Fulton and Silberstein. For fiscal year 2023, our Non-PEO NEOs were Messrs. Chukwu, Ammann, Beauchamp, Silberstein, Fulton and Chang. For fiscal year 2024, our Non-PEO NEOs were Messrs. Lin, Rodensky, Silberstein, Wilson, Chukwu and Ammann and Ms. McGee.
(2)    The average compensation for the CEOs and the Non-PEO NEOs for fiscal year 2024 was calculated from the Summary Compensation Table above. The average compensation for the CEO and the Non-PEO NEOs for each of the prior fiscal years was calculated from the Summary Compensation Table as disclosed in the Company’s Proxy Statement filed with the SEC in the calendar year in which that fiscal year ended.
(3)    For purposes of this table, the compensation actually paid (also referred to as “CAP”) to each of our NEOs (including, for purposes of this table, former named executive officers who are included in the Non-PEO NEO group for the applicable year) means the NEO’s total compensation as reflected in the Summary Compensation Table for the applicable fiscal year and adjusted for the following with respect to each NEO:
•    Less the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable fiscal year,
•    Plus the fiscal year-end value of Semtech option and stock awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year,
•    Plus/(less) the change in value as of the end of the covered fiscal year as compared to the value at the end of the prior fiscal year for Semtech option and stock awards which were granted in prior fiscal years and were outstanding and unvested at the end of the covered fiscal year,
•    Plus the vesting date value of Semtech option and stock awards which were granted and vested during the same covered fiscal year,
•    Plus/(less) the change in value as of the vesting date as compared to the value at the end of the prior fiscal year for Semtech option and stock awards which were granted in prior fiscal years and vested in the covered fiscal year,
•    Less, as to any Semtech option and stock awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year,
•    Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on outstanding and unvested Semtech stock awards (no dividends or dividend equivalents were paid or credited with respect to Semtech options or stock awards during the applicable fiscal years),
•    Plus, as to a Semtech option or stock award that was materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the Semtech option or stock awards held by the NEOs were materially modified during the fiscal years covered by the table).
      In making each of these adjustments, the “value” of an option or stock award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then used to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form 10-K each fiscal year and the footnotes to the Summary Compensation Table that appears in our annual Proxy Statement.
The Pay Versus Performance table above reflects the CAP (determined as noted above) for our CEO and, for our Non-PEO NEOs, the average of the CAPs determined for the Non-PEO NEOs for each of the fiscal years shown in the table.

Semtech Corporation 2024 Proxy Statement	67

EXECUTIVE COMPENSATION
The following table provides a reconciliation of the Summary Compensation Table Total to Compensation Actually Paid for our CEO#1.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO#1	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Summary Compensation Table Total	7,757,751	1,064,219	1,667,178	1,519,953
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(6,999,987)	—	—	—
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	2,394,988	—	—	—
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	—	(12,068,402)	(3,107,724)	9,589,294
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	2,758,653	—	—	—
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(25,725)	(229,479)	(545,444)	653,827
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(417,466)	—	—	—
Compensation Actually Paid	5,468,214	(11,233,662)	(1,985,990)	11,763,074
The following table provides a reconciliation of the Summary Compensation Table Total to Compensation Actually Paid for our CEO#2.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO#2	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Summary Compensation Table Total	6,745,681	—	—	—
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(6,380,681)	—	—	—
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	4,169,932	—	—	—
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	—	—	—	—
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	488,307	—	—	—
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	—	—	—
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—
Compensation Actually Paid	5,023,239	—	—	—

Semtech Corporation 2024 Proxy Statement	68

EXECUTIVE COMPENSATION
The following table provides a reconciliation of the average of the Summary Compensation Table Total for the Non-PEO NEOs for each fiscal year to the average of the Compensation Actually Paid for the Non-PEO NEOs for that fiscal year.

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Summary Compensation Table Total	2,434,248	2,675,024	2,706,114	1,574,886
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(1,838,089)	(1,848,772)	(1,935,989)	(1,089,084)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	692,787	390,964	1,442,149	1,871,239
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(135,718)	(565,624)	(290,549)	220,836
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	149,845	132,876
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(31,806)	(207,517)	(336,455)	(254,805)
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(116,553)	(443,058)	—	—
Compensation Actually Paid	1,004,869	1,017	1,735,115	2,455,948

(4)    Semtech TSR represents cumulative total shareholder return on a fixed investment of $100 in the Company’s common stock for the period beginning on the last trading day of fiscal year 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. Philadelphia Semiconductor Index TSR represents cumulative total shareholder return on a fixed investment of $100 in the Philadelphia Semiconductor Index (“PHLX”) for the period beginning on the last trading day of fiscal year 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last four fiscal years against the Company’s total shareholder return and the total shareholder return for the Philadelphia Semiconductor Index (each calculated as described above) over that period of time.

Semtech Corporation 2024 Proxy Statement	69

EXECUTIVE COMPENSATION
(5)    This column shows the Company’s net income for each fiscal year covered by the table. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last four fiscal years against the Company’s net income for each of those years.

Semtech Corporation 2024 Proxy Statement	70

EXECUTIVE COMPENSATION

(6)    This column shows the Company’s non-GAAP operating income for each fiscal year covered by the table. See Exhibit A for a reconciliation of non-GAAP operating income for fiscal years 2023 and 2024 to the most directly comparable GAAP measures (and the corresponding exhibit to our proxy statement for prior fiscal years). We consider non-GAAP operating income to be a key metric in our executive compensation program, used in determining the fiscal year 2024 annual bonuses for our NEOs. See the Compensation Discussion and Analysis section of this Proxy Statement for more information regarding the use of this performance measure in our executive compensation program. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last four fiscal years against the Company’s non-GAAP operating income for each of those years.

Following is an unranked list of the Company’s financial performance measures we consider most important in linking the compensation actually paid to our NEOs for fiscal year 2024 with the Company’s performance.
•    Relative TSR (used to determine vesting in our Relative TSR PSUs)
•    Non-GAAP Operating Income (used in both our Financial Metric PSUs and our Executive Bonus Plan)
•    Net Revenue (used in both our Financial Metric PSUs and our Executive Bonus Plan)
See the Compensation Discussion and Analysis section of this Proxy Statement for more information regarding the use of these performance measures in our executive compensation program.

Semtech Corporation 2024 Proxy Statement	71

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
We currently maintain the following stock-based compensation plans. The plans are:
•    2017 Long-Term Equity Incentive Plan (the “2017 Plan”)
•    2013 Long-Term Equity Incentive Plan (the “2013 Plan”)
•    2008 Long-Term Equity Incentive Plan (the “2008 Plan”)
•    Long-Term Stock Incentive Plan (the “1998 Plan”)
Our 2017 Plan was most recently approved by our stockholders on June 9, 2022. The 2013 Plan, 2008 Plan and 1998 Plan were also approved by our stockholders. However, no new awards can be granted under the 2013 Plan, the 2008 Plan, or the 1998 Plan.
The following table sets forth information with respect to shares of Company common stock that may be issued under our equity compensation plans as of January 28, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the issued column)
Equity compensation plans approved by security holders	3,432,205	$30.92	4,876,938	(3)
Equity compensation plans not approved by security holders (4)
Total	3,432,205	$30.92	4,876,938
(1)    Includes the number of shares potentially issuable in connection with Performance-Based Unit awards assuming the 100% vesting level is achieved. This number also includes 15,838 shares that are subject to options granted under the 2013 and 2017 Plans to employees outside of the United States. In light of applicable tax laws, these options have a longer term than the six-year term generally provided for options granted under the 2017 Plan, and for purposes of determining the number of shares available for award grant purposes under the 2017 Plan, are subject to the share-counting ratio for “full-value awards.”
(2)    Outstanding restricted stock awards, Time-Based Unit awards, Performance-Based Unit awards and OSUs do not have an exercise price and therefore, are not included in calculating the weighted-average exercise price of outstanding options.
(3)    All of these shares of our common stock remain available for future issuance under our 2017 Plan and may be granted as incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards, Performance-Based Unit awards, executive ownership restricted stock unit awards, stock bonuses, and other stock awards authorized under the 2017 Plan. Shares issued in respect of any “full-value award” granted under the 2017 Plan (generally, a “full-value award” is an award other than a stock option or stock appreciation right) are counted against the overall 2017 Plan share limit as 2.17 shares (as to any full-value award granted before June 9, 2023, 2.6 shares) for every one share issued in connection with such award. Any shares subject to a stock option, and 2.17 times the number of shares subject to a full-value award, granted under the 2013 Plan, the 2008 Plan, or the 1998 Plan that expires, or for any reason is cancelled or terminated, also become available for award grant purposes under the 2017 Plan.
(4)    The shares reported in this row of the table are subject to awards that were granted as an inducement for the grantee to commence employment with the Company. These shares consist of (1) 123,652 RSUs and 123,653 PSUs granted to Paul Pickle, our Chief Executive Officer, during fiscal year 2024 and (2) 37,969 RSUs and 37,970 PSUs granted to Mark Lin, our Chief Financial Officer, during fiscal year 2024, with the PSUs in each case reported based on the target number of shares subject to the award. The terms of these inducement grants are similar to the annual grants made to our executive officers in March 2023.

Semtech Corporation 2024 Proxy Statement	72

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board has:
– reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 28, 2024 with the Company’s management and with the Company’s independent registered public accounting firm, Deloitte & Touche LLP;
– discussed with Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
– received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and discussed the independence of Deloitte & Touche LLP with that firm.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 28, 2024 be included in the Company’s Annual Report on Form 10-K filed with the SEC.
Respectfully submitted by the Audit Committee

Sylvia Summers Couder, Chair	Martin Burvill	Rodolpho Cardenuto	Julie G. Ruehl	Paul V. Walsh, Jr.
The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Semtech Corporation 2024 Proxy Statement	73

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Number 2)
The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as the Company’s principal accountant to perform independent audit services for fiscal year 2025.
Ratification of the appointment of the independent registered public accounting firm is not required by our Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte and may decide to retain them notwithstanding the vote. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any point during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

✓	The Board recommends a vote FOR the ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2025
Independent Registered Public Accounting Firm
In connection with the audit of our financial statements for the fiscal year ended January 28, 2024, we entered into an engagement letter with Deloitte which set forth the terms for Deloitte’s performance of the audit services.
During fiscal year 2024, each new audit and non-audit engagement of Deloitte was approved in advance by the Audit Committee or its Chairman, and none of those engagements made use of the de minimis exception contained in SEC rules. The Audit Committee has considered the nature and scope of the non-audit services provided by Deloitte and has concluded that Deloitte’s performance of these services is compatible with the auditor’s independence.
The following table sets forth the aggregate fees billed, or expected to be billed, by Deloitte for the audit of our financial statements for fiscal years 2024 and 2023, and for audit and non-audit services rendered by Deloitte for those years:

	Fiscal Year 2023	Fiscal Year 2024
Audit Fees	$4,440,167	$3,843,273
Audit-Related Fees	—	20,000
Tax Fees:
Tax Compliance Fees	1,390,942	1,163,432
Other Tax Fees	251,230	175,028
All Other Fees	725,000	—
Total	$6,807,339	$5,201,733
The amounts set forth in the table above include amounts paid to Deloitte as reimbursement for out-of-pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non-U.S. jurisdictions on the amount billed by Deloitte.
Audit Fees. This category includes fees for the audit of the Company’s financial statements and internal control over financial reporting, and for review of the financial statements included in the Company’s quarterly reports on Form 10-Q.
This category also includes services the auditor provided in connection with international and domestic statutory and regulatory filings and services only the Company’s independent registered public accounting firm can provide, specifically assistance with SEC filings, comment letters, and interpretation of accounting principles.

Semtech Corporation 2024 Proxy Statement	74

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal Number 2)
Audit-Related Fees. For fiscal year 2024, this category includes fees for services related to securities offerings, including consents and comfort letters. For fiscal year 2023, this category consists of fees for due diligence services in connections with an acquisition.
Tax Fees
Tax Compliance Fees. This category includes fees for assistance with tax return preparation, tax compliance, and transfer pricing.
Other Tax Fees. This category includes fees for assistance with tax consulting services in connection with international entity formation and operation and consulting regarding assessment of new tax rules and regulations.
Policy on Audit Committee Pre-Approval
of Audit and Permissible Non-Audit Services
The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the firm for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.
The Audit Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chair must report its pre-approval decisions to the Audit Committee at its next scheduled meeting. All engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chair between meetings.
The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm during fiscal years 2023 and 2024.

Semtech Corporation 2024 Proxy Statement	75

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
(Proposal Number 3)
As required by Section 14A of the Exchange Act we are providing our stockholders an opportunity to cast a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC and set forth in this Proxy Statement (including the Compensation Discussion and Analysis, compensation tables and narratives accompanying those tables). This non-binding advisory vote is also referred to as a “say-on-pay” vote.
As described more fully in the Compensation Discussion and Analysis, the Company’s executive compensation program is designed to align the interests of our executives with the interests of our stockholders, hold our executives accountable for performance, and attract, retain and motivate qualified and high-performing executives. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of annual incentives and long-term incentives. The compensation of our Named Executive Officers identified in our 2023 Proxy Statement received the support of approximately 96.7% of the votes cast on our say-on-pay proposal at our June 2023 annual meeting. We maintained our executive compensation philosophy, focused on performance-based compensation with rigorous goals, in fiscal year 2024.
For these reasons, we recommend that stockholders vote in favor of the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.
This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions for our Named Executive Officers.
The Company's current policy is to provide stockholders with an opportunity to vote on the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2025 Annual Meeting of Stockholders.

✓	The Board recommends a vote FOR the advisory resolution to approve executive compensation

Semtech Corporation 2024 Proxy Statement	76

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SEMTECH CORPORATION 2017 LONG-TERM EQUITY INCENTIVE PLAN (Proposal Number 4)
General
At our 2017 Annual Meeting, our stockholders approved the Semtech Corporation 2017 Long-Term Equity Incentive Plan (the “2017 Plan”), and our stockholders approved an amendment of the 2017 Plan at our 2022 Annual Meeting. At the Annual Meeting, stockholders will be asked to approve an amendment to and restatement of the 2017 Plan, which amendment was adopted, subject to stockholder approval, by the Board of Directors on April 18, 2024.
The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the 2017 Plan are an important attraction, retention and motivational tool for participants in the plan.
The Company’s policy has been to provide equity compensation to a significant portion of its worldwide workforce. We believe this is an important component of our business strategy to invest heavily in our human resources and talent. We rely upon our workforce to define, design and market high-performance semiconductor, IoT systems and cloud connectivity products, resulting in a team of experienced engineers who combine industry expertise with advanced semiconductor design expertise to meet customer requirements and enable our customers to get their products to market rapidly. During the past fiscal year, approximately 30% of our non-executive professional employees received an equity grant as part of their compensation. For employees at the executive level, we believe that having a significant part of compensation be delivered through equity grants is an effective tool for aligning the interests of stockholders and management and for incentivizing the accomplishment of key long-term business objectives.
As of April 1, 2024, a total of 3,993,042 shares of the Company’s common stock were then available for new award grants under the 2017 Plan. Our authority to grant new awards under our Prior Plans (as defined below) has terminated.
The Board of Directors approved the amendment and restatement of the 2017 Plan based, in part, on a belief that the number of shares currently available under the 2017 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives.
The proposed amended and restated 2017 Plan would increase the aggregate number of shares of the Company’s common stock available for award grants under the 2017 Plan by 2,640,000 shares.
We currently anticipate that the additional new shares that would be authorized for grant under the proposed amendment and restatement of the 2017 Plan (2,640,000 new shares), together with the shares currently available for new award grants under the 2017 Plan, will provide us with sufficient flexibility to continue equity awards under the 2017 Plan for approximately the next two years (assuming usual levels of shares becoming available for new award grants as a result of forfeitures of outstanding awards and reserving sufficient shares to cover potential payment of performance-based awards at maximum levels). We believe that an estimated two-year allowance is an appropriate balance between giving stockholders more frequent opportunity to authorize our long-term equity plan and the Company’s ability to manage plan stability and administration. However, it is impossible to predict the exact period of years over which we will grant awards covering the total number of shares that will be available under the 2017 Plan. The total number of shares that we award in any one year or from year-to-year may change based on any number of variables, including, without limitation, the value of our common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in compensation practices at our competitors or in the market generally, changes in the number of our employees, changes in the number of our directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards we grant, and our decisions on how we choose to balance total compensation between cash and equity-based awards.
If stockholders do not approve the proposed amendment and restatement of the 2017 Plan, the Company will continue to have the authority to grant awards under the 2017 Plan terms as currently in effect (without giving effect to the proposed amendment and restatement).
Summary Description of the 2017 Long-Term Equity Incentive Plan
The principal terms of the 2017 Plan, as proposed to be amended and restated, are summarized below. The following summary is qualified in its entirety by the full text of the 2017 Plan, as proposed to be amended and restated, which appears as Exhibit B to this Proxy Statement.
Purpose. The purpose of the 2017 Plan is to promote the success of the Company by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

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Administration. Our Board of Directors, one or more committees appointed by our Board of Directors, or one or more officers of the Company appointed by our Board of Directors or a committee comprised solely of directors, will administer the 2017 Plan. Our Board of Directors has delegated general administrative authority for the 2017 Plan to the Compensation Committee. The Board of Directors or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the 2017 Plan. (The appropriate acting body, be it the Board of Directors or a committee or other person within its delegated authority is referred to in this proposal as the “Administrator”).
The Administrator has broad authority under the 2017 Plan, including, without limitation, the authority:
•to select eligible participants and determine the type(s) of award(s) that they are to receive;
•to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;
•to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, determine the circumstances in which performance-based goals will be adjusted and the nature and impact of such adjustment, determine that no delayed vesting or exercise is required (subject to the minimum vesting requirement described below), or determine the conditions under which awards may accelerate, and to accelerate or extend the vesting or exercisability or extend (subject, in the case of stock options and stock appreciation rights, to the maximum term of such awards under the plan) the term of any or all outstanding awards;
•to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;
•subject to the other provisions of the 2017 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;
•to determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2017 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;
•to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;
•to approve the form of any award agreements used under the 2017 Plan; and
•to construe and interpret the 2017 Plan, make rules for the administration of the 2017 Plan, and make all other determinations for the administration of the 2017 Plan.
No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.
Eligibility. Persons eligible to receive awards under the 2017 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. As of April 1, 2024, approximately 1,600 officers and employees of the Company and its subsidiaries (including all of the Company’s Named Executive Officers), and each of the eleven members of the Board who are not employed by the Company or any of its subsidiaries (“Non-Employee Directors”), and approximately 200 consultants to the Company or any of its subsidiaries, are considered eligible under the 2017 Plan.
Aggregate Share Limit. The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards (including past award grants) under the 2017 Plan equals the sum of the following (such total number of shares, the “Share Limit”):
•21,999,122 shares (which is the sum of (i) 19,359,122 shares (the current 2017 Plan Share Limit), plus (ii) the 2,640,000 additional shares if stockholders approve the proposed amendment and restatement of the 2017 Plan), plus
•the number of any shares subject to stock options (that are not full-value awards) granted under any of the Semtech Corporation 2013 Long-Term Equity Incentive Plan, the Semtech Corporation 2008 Long-Term Equity Incentive Plan, the Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated, and the Semtech Corporation Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan, as amended and

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restated (collectively, the “Prior Plans”) and outstanding as of June 15, 2017 which expire, or for any reason are cancelled or terminated, after that date without being exercised, plus
•the number of any shares subject to restricted stock, restricted stock unit, or any other full-value awards granted under any of the Prior Plans that are outstanding and unvested as of June 15, 2017 which are forfeited, terminated, cancelled, or otherwise reacquired after that date without having become vested, multiplied by the full-value award ratio (as described below) in effect at the time such restricted stock, restricted stock unit, or other full-value award granted under the Prior Plans is forfeited, terminated, cancelled or otherwise reacquired.
As of April 1, 2024, 3,993,042 shares were available within the existing Share Limit for additional award grant purposes under the 2017 Plan (which includes 868,139 shares subject to awards granted under the Prior Plans that have become available for new awards under the 2017 Plan pursuant to the foregoing provisions through that date, and determined before taking into account the proposed 2,640,000 share increase in the Share Limit). As previously noted, no new awards may be granted under the Prior Plans.
Since June 9, 2022, any shares issued in respect of a “full-value award” granted under the 2017 Plan have counted against the Share Limit as 2.17 shares for every one share actually issued in connection with the award. For example, if the Company granted a bonus of 100 shares of its common stock under the 2017 Plan, 217 shares would be counted against the Share Limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the 2017 Plan other than a stock option or stock appreciation right (and also includes certain options and stock appreciation rights granted to non-U.S. employees as described below under “Types of Awards”), and this multiplier that applies to full-value awards granted under the 2017 Plan is referred to as the “full-value award ratio”. Prior to June 9, 2022, the full-value award ratio that applied to full-value awards granted under the 2017 Plan was 2.6 shares for every one share actually issued in connection with the award.
Additional Share Limits. The following other limits are also contained in the 2017 Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above and, in the case of share-based limits, are applied on a one-for-one basis without applying the premium share-counting ratio for full-value awards discussed above.
•The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 12,100,000 shares. For clarity, any shares delivered in respect of an incentive stock option granted under the 2017 Plan also count against (and are not in addition to) the Share Limit described above.
•The maximum grant date fair value for awards granted to a Non-Employee Director under the 2017 Plan during any one calendar year is $250,000, except that this limit will be $350,000 as to (1) a Non-Employee Director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new Non-Employee Director for the calendar year in which the Non-Employee Director is first elected or appointed to the Board. For purposes of this limit, the “grant date fair value” of an award means the value of the award on the date of grant of the award determined using the equity award valuation principles applied in the Company’s financial reporting. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all Non-Employee Directors as a group.
Share-Limit Counting Rules. The Share Limit of the 2017 Plan is subject to the following rules:
•Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2017 Plan will not be counted against the Share Limit and will be available for subsequent awards under the 2017 Plan (with any full-value awards becoming available for subsequent awards taking into account the full-value award ratio discussed above as in effect at the time of grant of the award and used for purposes of initially counting such shares against the Share Limit). For example, if a restricted stock unit award as to 1,000 shares was granted under the 2017 Plan when the full-value award ratio in effect under the plan was 2.17:1 (such that 2,170 shares were initially counted against the Share Limit with respect to such award), if such award is later forfeited without any portion having become vested, 2,170 shares will become available for subsequent awards under the plan.
•Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any stock option or stock appreciation right granted under the 2017 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any stock option or stock appreciation right granted under the 2017 Plan, will not be available for subsequent awards under the 2017 Plan. Shares that are exchanged by a participant or withheld by the Company on or after June 9, 2022 as full or partial payment in connection with any full-value award granted under the 2017 Plan, as well as any shares exchanged by a participant or withheld by the Company on or after June 9, 2022 to satisfy the tax withholding obligations related to any full-value award granted under the 2017 Plan, do not count against the 2017 Plan’s share limit and are available for subsequent awards under the 2017 Plan (with such shares becoming available for subsequent awards taking into account the full-value award ratio discussed above as in effect at the time of grant of the award and used for purposes of initially counting such shares against the Share Limit). Prior to June 9, 2022, shares that were exchanged by a participant, or withheld by the Company, as full or partial payment in connection with any full-value award granted under the 2017 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any full-value award

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granted under the 2017 Plan, did count against the 2017 Plan’s share limit and were not available for subsequent awards under the 2017 Plan.
•Shares repurchased on the market will not be available for subsequent awards under the 2017 Plan.
•To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will be available for subsequent awards under the 2017 Plan (with any full-value awards becoming available for subsequent awards taking into account the premium share-counting rule discussed above for full-value awards, as such ratio was in effect at the time of grant of the award and used for purposes of initially counting such shares against the Share Limit).
•In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 10,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 100 shares are delivered in payment of those rights with respect to that dividend after the Annual Meeting, 217 shares shall be counted against the Share Limit based on the full-value award ratio discussed above.)
•In the event that shares are delivered pursuant to the exercise of a stock appreciation right or stock option granted under the 2017 Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit as opposed to only counting the shares issued. (For purposes of clarity, if a stock appreciation right or stock option relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares (taking into account any shares withheld to satisfy any applicable exercise or base price of the award and any shares withheld to satisfy any applicable withholding obligations in connection with such exercise), 100,000 shares shall be counted against the Share Limit with respect to such award.)
In addition, the 2017 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2017 Plan. The Company may not increase the applicable share limits of the 2017 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).
Types of Awards. The 2017 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The 2017 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.
A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant.
Except as noted in the following sentence, the maximum term of an option is six (6) years from the date of grant. For stock option awards made to Company employees serving with the Company, or with a subsidiary, outside the United States, the Administrator may approve a stock option that has a maximum term longer than six years, if applicable tax laws in the location of the recipient unduly penalize the recipient or impose unfavorable tax consequences for options with a six-year term. However, any shares issued in connection with an award having a maximum term longer than six years will count against the applicable share limits of the Plan as a full-value award. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2017 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2017 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.
A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is six (6) years from the date of grant (except in the case of certain grants to employees outside of the United States as described above for stock options and provided that any such grant will be treated as a full-value award for purposes of the applicable 2017 Plan share limits).
The other types of awards that may be granted under the 2017 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, restricted stock units, deferred shares, phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock) or similar rights to purchase or acquire shares, dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.
Any awards under the 2017 Plan (including awards of stock options and stock appreciation rights) may, subject to the minimum vesting requirement described below, be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

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Minimum Vesting Requirement. Except as provided in the next sentence, each equity-based award granted under the 2017 Plan (other than certain substitute awards granted in connection with corporate mergers or acquisitions, awards issued in respect of vested cash compensation, and non-employee director awards which may vest on the earlier of one year after the date of grant or the Annual Meeting that occurs in the calendar year following the calendar year in which the award is granted) will be subject to a minimum vesting period of one year. Equity-based awards may be granted under the 2017 Plan that do not satisfy this minimum vesting requirement, provided that the total number of shares of the Company’s common stock subject to such awards will not exceed 5% of the Share Limit. Furthermore, the Administrator has the discretion to accelerate the exercisability or vesting of awards in such circumstances as it may consider appropriate.
Dividend Equivalents; Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2017 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of common stock, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2017 Plan that is subject to vesting requirements, no dividend equivalent payment will be made as to a portion of an award unless the related vesting conditions of that portion of an award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).
Assumption and Termination of Awards. If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2017 Plan will not automatically become fully vested pursuant to the provisions of the 2017 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2017 Plan are to be terminated in such circumstances (without being assumed, substituted, exchanged or otherwise continued or settled), such awards would generally become fully vested (with any performance goals applicable to the award in each case being deemed met at the “target” performance level), unless otherwise provided by the Administrator in an applicable award agreement. In addition, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a termination of the award holder’s employment. For the treatment of outstanding equity awards held by the Named Executive Officers in connection with a termination of employment and/or a change in control of the Company, please see the “Potential Payments On Termination or Change in Control” above in this Proxy Statement.
Transfer Restrictions. Subject to certain exceptions contained in Section 5.6 of the 2017 Plan, awards under the 2017 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).
Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2017 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.
No Limit on Other Authority. The 2017 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.
Termination of or Changes to the 2017 Plan and Outstanding Awards. The Board of Directors may amend or terminate the 2017 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board of Directors. Unless terminated earlier by the Board of Directors and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2017 Plan, as proposed to be amended and restated, will terminate on April 21, 2032. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder. The minimum vesting requirement under the 2017 Plan, as described above, does not limit or restrict the Administrator’s discretion to accelerate the vesting of any award in any circumstances it determines to be appropriate.

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U.S. Federal Income Tax Consequences of Awards under the 2017 Plan
The U.S. federal income tax consequences of the 2017 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2017 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.
With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.
The current federal income tax consequences of other awards authorized under the 2017 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.
If an award is accelerated under the 2017 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m), aggregate compensation in excess of $1,000,000 paid to certain covered employees will not be deductible by the Company.
Specific Benefits under the 2017 Long-Term Equity Incentive Plan
The Company has not approved any awards that are conditioned upon stockholder approval of the proposed amendment and restatement of the 2017 Plan. The Company is not currently considering any other specific award grants under the 2017 Plan, other than the annual grants of restricted stock units to our Non-Employee Directors described in the following paragraph. If the proposed amendment and restatement of the 2017 Plan had been in existence in fiscal 2024, the Company expects that its award grants for fiscal 2024 would not have been substantially different from those actually made in that year under the 2017 Plan. For information regarding stock-based awards granted to the Company’s Named Executive Officers during fiscal 2024, see the material under the headings “Compensation Discussion and Analysis” and “Executive Compensation” above.
As described under the heading “Director Compensation” above, our current compensation policy for Non-Employee Directors provides for each Non-Employee Director to receive an award of stock-settled restricted stock units each year (the Annual Non-Deferred RSU Awards, with the Annual Deferred RSU Awards being settled in cash), with the number of shares subject to each Non-Employee Director’s Annual Non-Deferred Award to be determined by dividing $90,000 by the closing price of our common stock on the Nasdaq Stock Market on the grant date (or the last trading day preceding such date if the grant date is not a trading day) as described above. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the dollar amount set forth above into shares is $29.37 (which was the closing market price for a share of the Company’s common stock as of April 1, 2024), the number of shares that would be allocated to the Company’s eleven Non-Employee Directors as a group pursuant to the annual grant formula over the remaining term of the 2017 Plan is approximately 269,632. This figure represents the aggregate number of shares that would be subject to the Annual Non-Deferred RSU Awards under the Non-Employee Director equity grant program for calendar years 2024 through 2031 (the eight remaining years in the term of the 2017 Plan, assuming each award is made on July 1) based on that assumed stock price. This calculation also assumes that there are no new eligible directors, there continue to be eleven eligible directors seated, and that there are no changes to the awards granted under the Non-Employee Director equity grant program.
The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the proposed amendment and restatement of the 2017 Plan. The 2017 Plan and the Prior Plans are the Company’s only equity compensation plans.
“Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows (a) the total number of shares of the Company’s common stock that were subject to outstanding restricted stock unit and performance stock unit awards granted under the 2017 Plan and the Prior Plans, and including the inducement award grants made to Messrs. Pickle and Lin in connection with their commencing employment with the Company (the “Inducement Awards”), (b) that were subject to outstanding stock options granted under the 2017 Plan and the Prior Plans (with the weighted average exercise price and remaining term of those awards), and (c) that were then available for new award grants under the 2017 Plan, as of January 28, 2024 and as of April 1, 2024. In this proposal to amend and restate the 2017 Plan, the number of shares of the Company’s common stock subject to restricted stock unit or performance stock unit awards granted during any particular period or

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outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards and before applying the provisions of the 2017 Plan for counting full-value awards granted under the 2017 Plan against the plan’s share limit based on the full-value award ratio discussed above (currently, 2.17 shares for every share actually issued pursuant to the award). For performance stock unit awards, the number of shares presented is based on the “target” level of performance.

Key Elements of Compensation
	As of January 28, 2024	As of April 1, 2024
Shares subject to outstanding restricted stock unit awards (1)	2,687,212 (of which 2,488,474 were outstanding under the 2017 Plan and the balance were outstanding under the Prior Plans and the Inducement Awards)	2,965,003 (of which 2,796,095 were outstanding under the 2017 Plan and the balance were outstanding under the Prior Plans and the Inducement Awards)
Shares subject to outstanding performance stock unit awards	244,195 (of which 109,509 were outstanding under the 2017 Plan and the balance were outstanding under the Inducement Awards)	215,702 (of which 81,016 were outstanding under the 2017 Plan and the balance were outstanding under the Inducement Awards)
Shares subject to outstanding stock options (2)	500,798 (with a weighted-average exercise price of $30.70 and a weighted-average remaining term of
4.5 years; of which, options as to 493,960 shares were outstanding under the 2017 Plan and the balance were outstanding under the Prior Plans)	493,756 (with a weighted-average exercise price of $30.72 and a weighted-average remaining term of
4.3 years; of which, options as to 486,918 shares were outstanding under the 2017 Plan and the balance were outstanding under the Prior Plans)
Shares available for new award grants	4,876,938 (all of which were available under the 2017 Plan)	3,993,042 (all of which were available under the 2017 Plan)
(1) As of January 28, 2024 and as of April 1, 2024, 238,505 and 235,753 shares, respectively, were subject to cash-settled restricted stock unit awards, of which 120,640 and 117,888, respectively, were outstanding under the 2017 Plan and 117,865 were outstanding under the Prior Plans. These cash-settled restricted stock unit awards are not included in the table above.
(2) As of January 28, 2024 and as of April 1, 2024, 11,088 shares were subject to outstanding stock options that have a term of eleven (11) years. Such stock options were granted with an eleven-year term in accordance with applicable local foreign laws. Accordingly, these stock options were counted against the applicable share limits of the Prior Plans as full-value awards.
The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 64,661,630 shares issued and outstanding in fiscal year 2022; 63,769,705 shares issued and outstanding in fiscal year 2023; and 64,126,873 shares issued and outstanding in fiscal year 2024. The number of shares of the Company’s common stock issued and outstanding as of April 1, 2024 was 64,586,380.
“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted to eligible persons under the 2017 Plan in each of the last three fiscal years, and to date (as of April 1, 2024) for fiscal year 2025 (as to the awards in fiscal year 2024, including the Inducement Awards which were not granted under the 2017 Plan), are as follows:
•903,699 shares in fiscal year 2022 (which was 1.4% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal year 2022), of which 767,083 shares were subject to restricted stock unit awards, 136,616 shares were subject to performance stock unit awards, and zero shares were subject to stock options;
•1,369,155 shares in fiscal year 2023 (which was 2.1% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal year 2023), of which 702,226 shares were subject to restricted stock unit awards, 125,399 shares were subject to performance stock unit awards, and 541,530 shares were subject to stock options;
•2,283,445 shares in fiscal year 2024 (which was 3.6% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal year 2024), of which 2,052,199 shares were subject to restricted stock unit awards, 231,246 shares were subject to performance stock unit awards, and zero shares were subject to stock options; and
•577,960 shares in fiscal year 2025 through April 1, 2024 (which was 0.9% of the number of shares of the Company’s common stock issued and outstanding on April 1, 2024), of which 577,960 shares were subject to restricted stock unit awards, zero shares were subject to performance stock unit awards, and zero shares were subject to stock options.

Semtech Corporation 2024 Proxy Statement	83

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SEMTECH CORPORATION 2017 LONG-TERM EQUITY INCENTIVE PLAN (Proposal Number 4)
Thus, the total number of shares of the Company’s common stock subject to awards granted to employees under the 2017 Plan (and including the Inducement Awards as to the grants in fiscal year 2024) per year over the last three fiscal years (2022, 2023 and 2024) has been, on average, 2.4% of the weighted-average number of shares of the Company’s common stock issued and outstanding for the corresponding year. Performance-based vesting awards have been included above in the fiscal year in which the award was granted based on the “target” level of performance. The actual number of shares subject to restricted stock and restricted stock unit awards that included performance-based vesting requirements and that became eligible to vest each fiscal year because the applicable performance-based condition was satisfied in that year (subject to the satisfaction of any applicable time-based vesting requirements) was as follows: 16,011 in fiscal 2022, zero in fiscal 2023, 27,286 in fiscal 2024 and zero to date (as of April 1, 2024) in fiscal year 2025. The total number of shares of Company common stock subject to stock-settled restricted stock units granted pursuant to our compensation policy for Non-Employee Directors was 11,898 shares in fiscal year 2022, 15,579 shares in fiscal year 2023, 40,238 shares in fiscal year 2024, and zero shares in fiscal year 2025 through April 1, 2024 (all of which are included in the applicable Burn Rate information set forth in the bullet points immediately preceding this paragraph).
The total number of shares of our common stock that were subject to awards granted under the Prior Plans that terminated or expired, and thus became available for new award grants under the 2017 Plan, in each of the last three fiscal years, and to date (as of April 1, 2024) in fiscal year 2025, are as follows: 1,500 in fiscal year 2022, 500 in fiscal year 2023, zero in fiscal year 2024, and zero in fiscal year 2025. Shares subject to awards under the Prior Plans that terminated or expired and became available for new award grants under the 2017 Plan have been included when information is presented in this proposal on the number of shares available for new award grants under the 2017 Plan.
The closing market price for a share of the Company’s common stock as of April 1, 2024 was $29.37 per share.
Aggregate Past Grants Under the Plan
As of April 1, 2024, awards covering 9,868,542 shares of our common stock had been granted under the 2017 Plan. This number of shares includes shares subject to awards under the Prior Plans or the 2017 Plan that expired or terminated without having been exercised and paid and became available for new award grants under the 2017 Plan, as well as shares that were withheld to cover the exercise price or tax withholding obligations in connection with an award under the Prior Plans or 2017 Plan and became available for new award grants under the 2017 Plan. This number of shares, as well as the number of shares subject to past awards and outstanding and unvested awards in the table below, is presented as to performance-based and time-based vesting RSU awards based on the “target” number of shares subject to the award at the date of grant. The following table shows information regarding the distribution of all awards among the persons and groups identified below, option exercises, and RSUs vesting prior to that date, and option and unvested RSU holdings as of that date.

Semtech Corporation 2024 Proxy Statement	84

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SEMTECH CORPORATION 2017 LONG-TERM EQUITY INCENTIVE PLAN (Proposal Number 4)

	STOCK OPTIONS				RESTRICTED STOCK/UNITS
Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired On Exercise	Number of Shares Underlying Options as of April 1, 2024		Number of Shares/Units Subject to Past Awards	Number of Shares/Units Vested as of April 1, 2024	Number of Shares/Units Outstanding and Unvested as of April 1, 2024
			Exercisable	Unexercisable
Named Executive Officers:
Paul H. Pickle President and Chief Executive Officer	—	—	—	—	—	—	—
Mark Lin Executive Vice President and Chief Financial Officer	—	—	—	—	54,726	—	54,726
Michael W. Rodensky Senior Vice President, Global Sales	12,160	3,000	3,000	—	125,213	63,439	39,414
Asaf Silberstein Executive Vice President and Chief Operating Officer	—	—	—	—	263,804	110,515	109,670
J. Michael Wilson Chief Quality Officer and Chief Technology Officer	—	—	—	—	214,560	88,309	91,629
Mohan R. Maheswaran Former President and Chief Executive Officer	—	—	—	—	917,635	449,168	77,545
Emeka N. Chukwu Former Executive Vice President and Chief Financial Officer	—	—	—	—	235,507	114,124	16,781
Charles B. Ammann Former Executive Vice President, Chief Legal Officer and Secretary	—	—	—	—	168,120	76,618	13,629
Julie A. McGee Former Senior Vice President, Chief Marketing Officer and Chief ESG Officer	—	—	—	—	71,342	6,250	—
Total for All Current Executive Officers as a Group (8 persons):	14,160	3,000	5,000	—	955,644	326,891	515,477
Rockell N. Hankin	—	—	—	—	12,507	8,973	3,534
Martin S.J. Burvill	—	—	—	—	7,552	4,018	3,534
Rodolpho C. Cardenuto	—	—	—	—	10,266	6,732	3,534
Gregory M. Fischer	—	—	—	—	4,422	888	3,534
Saar Gillai	—	—	—	—	10,266	6,732	3,534
Hong Q. Hou	—	—	—	—	3,534	—	3,534
Ye Jane Li	—	—	—	—	12,507	8,973	3,534
Paula LuPriore	—	—	—	—	7,552	4,018	3,534
Julie G. Ruehl	—	—	—	—	3,122	—	3,122
Sylvia Summers Couder	—	—	—	—	12,507	8,973	3,534
Paul V. Walsh Jr.	—	—	—	—	4,422	888	3,534
Total for all Current Non-Executive Directors as a Group (11 persons):	—	—	—	—	88,657	50,195	38,462
Each other person who has received 5% or more of the options, warrants or rights:
All employees, including all current officers who are not executive officers or directors, as a group:	809,264	165,202	184,912	297,006	8,000,817	3,714,113	1,745,212
Total	823,424	168,202	189,912	297,006	9,045,118	4,091,199	2,299,151
Mr. Pickle and each of the non-executive directors identified in the table above is also a nominee for election as a director at the Annual Meeting.

Semtech Corporation 2024 Proxy Statement	85

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SEMTECH CORPORATION 2017 LONG-TERM EQUITY INCENTIVE PLAN (Proposal Number 4)
Equity Compensation Plan Information
See the details in the section “Securities Authorized for Issuance Under Equity Compensation Plans” above.
Vote Required for Approval of the Amendment and Restatement of the 2017 Long-Term Equity Incentive Plan
The Board of Directors believes that the adoption of the proposed amendment and restatement of the 2017 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.
All members of the Board of Directors and all of the Company’s executive officers are eligible for awards under the 2017 Plan and thus have a personal interest in the approval of the proposed amendment and restatement of the 2017 Plan.
Approval of the proposed amendment and restatement of the 2017 Plan requires the affirmative vote of a majority of the common stock present, or represented, and entitled to vote on the proposal at the Annual Meeting. Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but are not cast. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote on the proposal, and so have no effect on the outcome of this proposal.

✓	The Board recommends a vote FOR the approval of the Amendment and Restatement of the 2017 Long-Term Equity Incentive Plan as described above and set forth in Exhibit B

Semtech Corporation 2024 Proxy Statement	86

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING
The Board is furnishing this Proxy Statement in connection with its solicitation of proxies to be voted at the 2024 Annual Meeting to be held at 200 Flynn Road, Camarillo, California 93012 on Monday, June 10, 2024 at 1:30 p.m., Pacific Time, or at any adjournments or postponements thereof.
What am I voting on and what are the Board’s recommendations?

Number	Proposal	Board’s Recommendation
1	To elect twelve directors to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. The nominees are:	For the election of each of the nominees
Mr. Martin S.J. Burvill
Mr. Rodolpho C. Cardenuto
Mr. Gregory M. Fischer
Mr. Saar Gillai
Mr. Rockell N. Hankin
Dr. Hong Q. Hou
Ms. Ye Jane Li
Ms. Paula LuPriore
Mr. Paul H. Pickle
Ms. Julie G. Ruehl
Ms. Sylvia Summers Couder
Mr. Paul V. Walsh, Jr.
2	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2025.	For ratification for fiscal year 2025
3	To approve, on an advisory basis, executive compensation.	For the approval of our executive compensation
4	To approve an amendment and restatement of the Semtech Corporation 2017 Long-Term Equity Incentive Plan.	For the approval of the amendment and restatement of the Semtech Corporation 2017 Long-Term Equity Incentive Plan
We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “How will voting on any other business be conducted?” below.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?
We are using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a “Notice of Internet Availability of Proxy Materials” (“Notice”) instead of a printed copy of this Proxy Statement and our Annual Report, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how stockholders can receive a printed copy of our proxy materials including this Proxy Statement, our Annual Report and a proxy card or voting instruction form. In addition, the Notice provides instructions on how stockholders may request to receive proxy materials for future annual meetings in printed or email form. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.
Who is entitled to vote?
Stockholders as of the close of business on April 11, 2024 (the “Record Date”) are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders are not entitled to cumulative voting rights in the election of directors.

Semtech Corporation 2024 Proxy Statement	87

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING
What does it mean if I get more than one Notice or set of proxy materials?
It means that you hold shares registered in more than one account. You must submit your proxy or voting instructions for each account for which you have received a Notice or set of proxy materials to ensure that all of your shares are voted.
How do I vote?
You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote by attending the Annual Meeting. See above under “Attending the 2024 Annual Meeting of Stockholders” for information regarding attending the Annual Meeting in person.
Record holders: Stockholders may vote using the Internet, by telephone, in person at the Annual Meeting, or by mail as instructed on the proxy card if you requested and received printed copies of the proxy materials. If you will be voting by mail, indicate your voting instructions on the enclosed proxy card, sign and date it, and return it in the prepaid envelope provided with this Proxy Statement. If you vote by Internet or telephone, then you need not return a written proxy card by mail.
If you hold Semtech shares in “street name”: If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the pre-addressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.
How will my shares be voted on the proposals at the Annual Meeting?
The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR” each of the director nominees named in Proposal Number 1, “FOR” Proposal Number 2, “FOR” Proposal Number 3 and "FOR" Proposal Number 4.
If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The ratification of the appointment of the independent registered public accounting firm (Proposal Number 2) is considered routine under applicable rules of the New York Stock Exchange, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal Number 2 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal Number 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.
Can I revoke or change my vote after I submit my proxy or voting instructions?
A stockholder of record may revoke a previously submitted proxy at any time before the meeting by (1) notifying the Company’s Secretary, or (2) returning a later-dated proxy card or submitting another proxy using the Internet or by telephone (your latest Internet or telephone voting instructions will be followed). You may also revoke your proxy by voting in person at the Annual Meeting although the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on June 9, 2024.
If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.
What constitutes a quorum?
As of the Record Date, 64,591,361 shares of the Company’s common stock were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of these outstanding shares is necessary to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

Semtech Corporation 2024 Proxy Statement	88

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING
How many votes are needed for approval of each item?
Proposal Number 1. Under the Company’s Bylaws, director nominees will be elected by a plurality of the votes cast in person or by proxy. Thus, for Proposal Number 1, the twelve nominees who receive the most votes cast in favor of their election, even if less than a majority, will be elected as directors. Stockholders are not entitled to cumulative voting with respect to the election of directors.
However, as described below, and as set forth in the Company’s Corporate Governance Guidelines, available under the “Investors” section at the Company’s website www.semtech.com, the Company has adopted a director resignation policy for uncontested elections of the Board (elections where the only nominees are those recommended by the Board).
Under this policy, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election by stockholders present in person or by proxy at an annual or special meeting of the stockholders and entitled to vote on the matter will tender a written offer to resign from the Board. Such offer to resign will be tendered within five business days following the certification of the stockholder vote by the inspector of elections.
The Company’s Nominating and Governance Committee will promptly consider the resignation offer and recommend to the full Board whether to accept it.
To the extent that a director’s resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.
The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following the certification of the stockholder vote by the inspector of elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the failure of the director to receive a majority of votes in favor of his or her election, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the SEC within four business days of the Board’s determination.
The Board believes that this process enhances accountability to stockholders and responsiveness to stockholders’ votes, while allowing the Board appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and its stockholders.
Proposals Number 2, 3 and 4. Our Bylaws require that each of the other items to be submitted for a vote of stockholders at the Annual Meeting receive the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting.
Notwithstanding the vote required by our Bylaws, please be advised that the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2) and the advisory resolution to approve executive compensation (Proposal Number 3) are advisory only and are not binding on us. Our Board will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.
How are the votes counted?
For Proposal Number 1, you may vote “For” or “Withhold” with respect to each director nominee. Broker non-votes are not counted as a vote cast and therefore will have no impact on the outcome of Proposal Number 1.
For Proposals Number 2, 3 and 4, you may vote “For,” “Against” or “Abstain.” Abstentions will be counted as a vote “Against” each of Proposals Number 2, 3 and 4. Broker non-votes are not considered entitled to vote, and so will not be counted in determining the outcome of Proposals Number 3 or 4. We do not expect any broker non-votes on Proposal Number 2.
How will voting on any other business be conducted?
Although the Board does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holder to vote on those matters in his or her discretion.

Semtech Corporation 2024 Proxy Statement	89

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING
Who will count the vote?
We have appointed Computershare Trust Company, N.A. to tabulate the votes and act as inspector of election at the Annual Meeting. In the event that Computershare Trust Company, N.A. is unable to act as independent inspector of election, our Corporate Secretary will act in such role.
Who pays for the cost of this proxy solicitation?
The Company pays for the cost of soliciting proxies on behalf of the Board. The Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners. Proxies may be solicited by mail, telephone, other electronic means, or in person. Proxies may be solicited by directors, officers and regular, full-time employees of the Company, none of whom will receive any additional compensation for their services.
How can I obtain a copy of the Company’s Annual Report?
We will promptly provide, on written or oral request and without charge, a copy of the Company’s Annual Report, including financial statements and financial statement schedules, to any person whose proxy is solicited or any beneficial owner of our common stock. Requests should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111.
Copies of the Company’s SEC filings are also available under the “Investors” section of the Company’s website at www.semtech.com. Any stockholder desiring additional proxy materials or a copy of the Company’s Bylaws should similarly contact the Company’s Secretary.
How many copies of the Notice, this Proxy Statement and the Annual Report will I receive if I share my mailing address with another security holder?
Unless we have been instructed otherwise, we are delivering only one Notice, and for stockholders of record who have requested and received printed copies of the proxy materials by mail, we are delivering only one Proxy Statement and Annual Report, to multiple security holders sharing the same address. This is commonly referred to as “householding.” We will, however, deliver promptly a separate copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, to a security holder at a shared address to which a single copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, was delivered, on written or oral request. Requests for copies of the Notice, or this Proxy Statement and the Annual Report, as applicable, or requests to cease householding in the future should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111. If you share an address with another stockholder and wish to receive a single copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, instead of multiple copies, you may direct this request to us at the address or telephone number listed above. Stockholders who hold shares in “street name” may contact their broker, bank, or other nominee to request information about householding.
Where can I find the voting results of the Annual Meeting?
Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting in a Current Report on Form 8-K to be filed with the SEC and which we will make available on our website at www.semtech.com under “Investors.”
Where can I find general information about the Company?
General information about us can be found on our website at www.semtech.com. We make available free of charge, either by direct access on our website or a link to the SEC’s website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

Semtech Corporation 2024 Proxy Statement	90

OTHER MATTERS
The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

Semtech Corporation 2024 Proxy Statement	91

EXHIBIT A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
As used in this Proxy Statement, “non-GAAP operating income” means our operating income, adjusted to exclude from the applicable financial measure, as reported for purposes of our financial statements, items such as share-based compensation, restructuring, integration, transaction and other acquisition-related expenses, intangible amortization and impairments, and other items which would not otherwise have been incurred by the Company in the normal course of the Company’s business operations or are not reflective of the Company’s core results over time.
Management believes that the presentation of non-GAAP operating income provides useful information to investors regarding the Company’s financial condition and results of operations. This non-GAAP financial measure is adjusted to exclude the items identified above because such items are either operating expenses that would not otherwise have been incurred by the Company in the normal course of the Company’s business operations, or are not reflective of the Company’s core results over time. These excluded items may include recurring as well as non-recurring items, and no inference should be made that all of these adjustments, charges, costs or expenses are unusual, infrequent or non-recurring. For example: certain restructuring and integration-related expenses (which consist of employee termination costs, facility closure or lease termination costs, and contract termination costs) may be considered recurring given the Company’s ongoing efforts to be more cost effective and efficient; certain acquisition and disposition-related adjustments or expenses may be deemed recurring given the Company’s regular evaluation of potential transactions and investments; and certain litigation expenses or dispute settlement charges or gains (which may include estimated losses for which the Company may have established a reserve, as well as any actual settlements, judgments, or other resolutions against, or in favor of, the Company related to litigation, arbitration, disputes or similar matters, and insurance recoveries received by the Company related to such matters) may be viewed as recurring given that the Company may from time to time be involved in, and may resolve, litigation, arbitration, disputes, and similar matters.
Notwithstanding that certain adjustments, charges, costs or expenses may be considered recurring, in order to provide meaningful comparisons, the Company believes that it is appropriate to exclude such items because they are not reflective of the Company’s core results and tend to vary based on timing, frequency and magnitude.
This non-GAAP financial measure is provided to enhance the user’s overall understanding of the Company’s comparable financial performance between periods. In addition, the Company’s management generally excludes the items noted above when managing and evaluating the performance of the business.
The following table presents a reconciliation of non-GAAP operating income for fiscal years 2024 and 2023:

	Fiscal Year Ended
(in thousands)	January 28, 2024	January 29, 2023
Operating (Loss) Income (GAAP)	$(944,322)	$92,799
Share-based compensation	40,170	39,248
Intangible amortization	48,629	6,482
Transaction and integration related costs, net	33,018	32,170
Share-based compensation acceleration expense	—	45,749
Restructuring and other reserves, net	24,634	12,408
Litigation costs, net	219	112
Gain on sale of business	—	(18,313)
Intangible impairments	131,385	—
Goodwill Impairment	755,621	—
Amortization of inventory step-up	3,314	—
Adjusted Operating Income (Non-GAAP)	$92,668	$210,655

Semtech Corporation 2024 Proxy Statement	A-1

EXHIBIT B
SEMTECH CORPORATION 2017 LONG-TERM EQUITY INCENTIVE PLAN
(as amended as restated April 18, 2024)

1.PURPOSE OF PLAN
The purpose of this Semtech Corporation 2017 Long-Term Equity Incentive Plan (this “Plan”) of Semtech Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and to enhance the alignment of the interests of the selected participants with the interests of the Corporation’s stockholders.
2.ELIGIBILITY
The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.
3.PLAN ADMINISTRATION
3.1. The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees (or subcommittees, as the case may be) appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its authority under this Plan. The Board or another committee (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.
3.2. Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:
(a) determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;
(b) grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required (subject to the Minimum Vesting Requirement of Section 5.1.5), establish any applicable performance-based exercisability or vesting requirements, determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, establish the events (if any) on which exercisability or vesting may accelerate (which may include, without limitation, retirement and other specified terminations of employment or services, or other circumstances and subject to the Minimum Vesting Requirement of Section 5.1.5), and establish the events (if any) of termination, expiration or reversion of such awards;

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(c) approve the forms of any award agreements (which need not be identical either as to type of award or among participants);
(d) construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;
(e) cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;
(f) accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum six-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a retirement or other termination of employment or services, or other circumstances) subject to any required consent under Section 8.6.5;
(g) adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);
(h) determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to approve the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action approving the award);
(i) determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;
(j) acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no-repricing provision below); and
(k) determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.
3.3. Prohibition on Repricing. Notwithstanding anything to the contrary in Section 3.2 and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.
3.4. Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.
3.5. Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.
3.6. Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.
4.SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS
4.1. Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

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4.2. Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to:
(1) 21,999,122 shares of Common Stock, plus
(2) the number of any shares subject to stock options (that are not Full-Value Awards) granted under any of the Semtech Corporation 2013 Long-Term Equity Incentive Plan, the Semtech Corporation 2008 Long-Term Equity Incentive Plan, the Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated, and the Semtech Corporation Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan, as amended and restated (collectively, the “Prior Plans”) and outstanding as of June 15, 2017, the date of the initial stockholder approval of this Plan (the “Stockholder Approval Date”), which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus
(3) the number of any shares subject to restricted stock, restricted stock unit and other Full-Value Awards granted under any of the Prior Plans that are outstanding and unvested on the Stockholder Approval Date that, after the Stockholder Approval Date, are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested (with any one share subject to such forfeited, terminated cancelled or reacquired portion of any such award increasing the Share Limit by 2.6 shares (or as to any such award forfeited, terminated, cancelled or reacquired on or after the Amendment Approval Date (as defined below), 2.17 shares) based on the Full-Value Award ratio specified below).
provided that in no event shall the Share Limit exceed 22,956,993 shares (which is the sum of (i) the 21,999,122 shares set forth in clause (1) above, plus (ii) 868,139 shares, which is the number of shares that had become available for grant purposes under this Plan pursuant to clauses (2) and (3) above as of April 1, 2024, plus (iii) the aggregate number of shares subject to stock options previously granted and outstanding under the Prior Plans as of April 1, 2024 (6,838 shares), plus (iv) 2.17 times (to reflect the Full-Value Award ratio in effect as of April 1, 2027) the aggregate number of shares subject to restricted stock, restricted stock unit and other Full-Value Awards previously granted and outstanding under the Prior Plans as of April 1, 2024 (38,200 shares before giving effect to the Full-Value Award ratio).
Shares issued in respect of any “Full-Value Award” granted under this Plan before Jun 9, 2022 (the “Amendment Approval Date”) shall be counted against the foregoing Share Limit as 2.6 shares for every one share issued in connection with such award. Shares issued in respect of any “Full-Value Award” granted under this Plan on or after the Amendment Approval Date shall be counted against the foregoing Share Limit as 2.17 shares for every one share issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan after the Amendment Approval Date, 217 shares shall be charged against the Share Limit in connection with that award.) For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant (other than a stock option or a stock appreciation right described in Section 5.7).
4.3. Additional Share Limits. The following limits also apply with respect to awards granted under this Plan. These limits are in addition to, not in lieu of, the aggregate Share Limit in Section 4.2.
(a) The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 12,100,000 shares.
(b) Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.3(b). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is the number of shares that produce a grant date fair value for the award that, when combined with the grant date fair value of any other awards granted under this Plan during that same calendar year to that individual in his or her capacity as a non-employee director, is $250,000; provided that this limit is $350,000 as to (1) a non-employee director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this Section 4.3(b), a “non-employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. For purposes of this Section 4.3(b), “grant date fair value” means the value of the award as of the date of grant of the award and as determined using the equity award valuation principles applied in the Corporation’s financial reporting. The limits of this Section 4.3(b) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its Subsidiaries. The limits of this Section 4.3(b) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.
4.4. Share-Limit Counting Rules. The Share Limit shall be subject to the following provisions of this Section                 4.4:
(a) Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan (with any such shares originally counted against the Share Limit based on the Full-Value Award ratio specified in Section 4.2 restoring the Share Limit after applying the Full-Value Award ratio in effect at the time of the grant of the award and used to initially count such shares against the Share Limit).

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(b) Except as provided in the next sentence, shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan. Shares that are exchanged by a participant, or withheld by the Corporation, on or after the Amendment Approval Date as full or partial payment in connection with any Full-Value Award granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries on or after the Amendment Approval Date to satisfy the tax withholding obligations related to any Full-Value Award granted under this Plan, shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan (with any such shares restoring the Share Limit after applying the Full-Value Award ratio in effect at the time of the grant of the award and used to initially count such shares against the Share Limit).
(c) The Corporation may not increase the Share Limit by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).
(d) To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan (with any such shares originally counted against the Share Limit based on the Full-Value Award ratio specified in Section 4.2 restoring the Share Limit after applying the Full-Value Award ratio in effect at the time of the grant of the award and used to initially count such shares against the Share Limit ).
(e) In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 10,000 dividend equivalent rights are granted after the Amendment Approval Date and outstanding when the Corporation pays a dividend, and 100 shares are delivered in payment of those rights with respect to that dividend, 217 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the Share Limit).
(f) To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit as opposed to only counting the shares issued. (For purposes of clarity, if a stock appreciation right or stock option relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares (taking into account any shares withheld to satisfy any applicable exercise or base price of the award and any shares withheld to satisfy any applicable withholding obligations in connection with such exercise), 100,000 shares shall be charged against the Share Limit with respect to such award.)
Refer to Section 8.10 for application of the share limits of this Plan, including the limits in Sections 4.2 and 4.3, with respect to assumed awards. Each of the numerical limits and references in Sections 4.2 and 4.3, and in this Section 4.4, is subject to adjustment as contemplated by Sections 7 and 8.10. The share limits of Section 4.3 shall be applied on a one-for-one basis without applying the Full-Value Award premium counting rule taken into account in determining the Share Limit.
4.5. No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.
5.AWARDS
5.1. Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:
5.1.1. Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be six (6) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4.

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5.1.2. Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.
5.1.3. Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be six (6) years.
5.1.4. Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, restricted stock units, deferred shares, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. The types of cash awards that may be granted under this Plan include the opportunity to receive a payment for the achievement of one or more goals established by the Administrator, on such terms as the Administrator may provide, as well as discretionary cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied.
5.1.5. Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, equity-based awards granted under this Plan shall vest no earlier than the first anniversary of the date the award is granted (excluding, for this purpose, any substitute awards granted pursuant to Section 8.10, shares delivered in lieu of fully vested cash awards or fully vested cash compensation, and awards to non-employee directors (within the meaning of Section 4.3) that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders of the Company which occurs in the calendar year following the year in which the award is granted) (the “Minimum Vesting Requirement”); provided, however, that the Administrator may grant equity-based awards under this Plan that do not satisfy such Minimum Vesting Requirement, provided that the total number of shares of Common Stock subject to such awards that do not satisfy the Minimum Vesting Requirement shall not exceed 5% of the Share Limit; further provided that nothing in this Section 5.1.5 limits the Administrator’s discretion to provide for accelerated exercisability or vesting of any award (including, without limitation, in cases of retirement, death, disability or pursuant to Section 7.2, whether pursuant to the terms of the award or otherwise).
5.2. Award Agreements. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.
5.3. Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.
5.4. Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful

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consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:
•services rendered by the recipient of such award;
•cash, check payable to the order of the Corporation, or electronic funds transfer;
•notice and third party payment in such manner as may be authorized by the Administrator;
•the delivery of previously owned shares of Common Stock;
•by a reduction in the number of shares otherwise deliverable pursuant to the award; or
•subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.
In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.
5.5. Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the principal securities exchange on which the Common Stock is listed or admitted to trade (the “Exchange”) for the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were reported on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on an established securities exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).
5.6. Transfer Restrictions.
5.6.1. Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.6 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.
5.6.2. Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).
5.6.3. Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.6.1 shall not apply to:
(a) transfers to the Corporation (for example, in connection with the expiration or termination of the award),
(b) the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,
(c) subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator,
(d) if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

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(e) the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.
5.7. International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency. A stock option or stock appreciation right may be granted under such a sub-plan that has a maximum term longer than six (6) years, provided that any shares issued in respect of such an award with a maximum term longer than six (6) years shall count against the applicable share limits of this Plan as a Full-Value Award.
6.EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS
6.1. General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries, is not a member of the Board, and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.
6.2. Events Not Deemed Terminations of Employment. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) medical leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.
6.3. Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.
7.ADJUSTMENTS; ACCELERATION
7.1. Adjustments.
(a) Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan); (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards; (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards; and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.
(b) Without limiting the generality of Section 3.4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.
7.2. Corporate Transactions - Assumption and Termination of Awards.
(a) Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator shall make

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EXHIBIT B
provision for a cash payment in settlement of, or for the termination, assumption, substitution, continuation or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level); and (2) each award (including any award or portion thereof that, by its terms, does not accelerate and vest in the circumstances) shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).
(b) For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.
(c) The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.
(d) In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.
(e) Without limiting the generality of Section 3.4, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.
(f) The Administrator may override the provisions of this Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in this Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable
$100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.
8.OTHER PROVISIONS
8.1. Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its

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EXHIBIT B
Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.
8.2. No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.
8.3. No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.
8.4. Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
8.5. Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:
(a) The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment; or
(b) The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.
In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy any applicable withholding obligation on exercise, vesting or payment.
8.6. Effective Date, Termination and Suspension, Amendments.
8.6.1. Effective Date. This Plan is effective as of April 26, 2017, the date of its initial approval by the Board. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on April 21, 2032. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.
8.6.2. Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.
8.6.3. Stockholder Approval. To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.
8.6.4. Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has

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EXHIBIT B
imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no-repricing provision of Section 3.2.
8.6.5. Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.
8.7. Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.
8.8. Governing Law; Severability.
8.8.1. Choice of Law. Unless otherwise expressly provided by the Administrator with respect to a particular award, this Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.
8.8.2. Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.
8.9. Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
8.10. Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the Common Stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.
8.11. Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.
8.12. No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.
8.13. Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

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EXHIBIT B
8.14. Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

Semtech Corporation 2024 Proxy Statement	B-11

SEMTECH

VOTE

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2024 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2, 3 and 4.

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	For	Withhold		For	Withhold		For	Withhold
01 - Martin S.J. Burvill	☐	☐	02 - Rodolpho C. Cardenuto	☐	☐	03 - Gregory M. Fischer	☐	☐
04 - Saar Gillai	☐	☐	05 - Hong Q. Hou	☐	☐	06 - Rockell N. Hankin	☐	☐
07 - Ye Jane Li	☐	☐	08 - Paula LuPriore	☐	☐	09 - Paul H. Pickle	☐	☐
10 - Julie Garcia Ruehl	☐	☐	11 - Sylvia Summers Couder	☐	☐	12 - Paul V. Walsh, Jr.	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2025.	☐	☐	☐
3. Advisory approval of executive compensation.	☐	☐	☐
4. Approval of the amendment and restatement of the Semtech Corporation 2017 Long-Term Equity Incentive Plan.	☐	☐	☐

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Semtech Corporation 2024 Annual Meeting of Stockholders

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Semtech Corporation

Notice of 2024 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 10, 2024

Paul H. Pickle and Mark Lin, or each of them, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 10, 2024 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of each of the director nominees in Proposal 1, FOR Proposals 2, 3 and 4.

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